Form 10KSB40, Exhibit 13
period 1996-12-31
IBW FINANCIAL CORP
filed 1997-04-04
CIK 1013274

IBW FINANCIAL CORPORATION




    Our goal is to understand the people we serve; to give meaning to the changes we make; to build momentum.




              [PHOTOGRAPH APPEARS HERE]       ANNUAL REPORT 1996

                                   A HISTORY

    Our strong commitment to improving our infrastructure in key areas of our business will enable our customers to be better served.



                    [LOGO OF INDUSTRIAL BANK APPEARS HERE]

                                                            ANNUAL REPORT 1996 1


Annual message to Shareholders


  [PHOTOGRAPH OF CLINTON W. CHAPMAN AND B. DOYLE MITCHELL, JR. APPEARS HERE]


1996 was another tremendous year for our company. Under the Board's direction, management continued to build on the Bank's history of serving traditionally underserved populations while at the same time diversifying our customer base, expanding services, and streamlining operations. As a result, Industrial Bank is positioned for increased competitiveness, improved customer service, and increased profitability in the years ahead.

Assets grew to $235,788,000 at December 31, 1996, compared to $222,561,000 at December 31, 1995, making Industrial Bank one of the largest African American financial institutions in the country. Net income for the year was $1,313,000, reflecting a successful transition period that included a one-time assessment due to the FDIC to recapitalize the savings and loan insurance fund (SAIF). Unfortunately in 1996, commercial banks like Industrial were still paying for the past indiscretions of the savings and loan industry after participating in a hard-fought battle in Congress.

Last year, we started the process of replacing our costly defined benefit pension program with a 401(k) retirement plan. With the new plan, the Bank can better manage costs and allow employees to actively participate in saving for the future. The change incurred additional short-term costs that will achieve long-term benefits. Loan growth was solid, as total loans outstanding increased by $15,794,000, or 17%. A healthy and stable economy allowed small business loans and residential mortgages to surge ahead. The Bank also became a certified seller/servicer to Fannie Mae, a relationship that will positively impact on the Bank's ability to generate additional income.

In 1996 we introduced our first credit card product, which grew to $711,745.00 in only ten months. As this segment grows, the board and management will actively monitor national and local economic trends related to the credit card industry.

During the year, our Prince George's advisory board met for the first time, with meaningful dialogues. We thank them for agreeing to serve and offering their time. Our District of Columbia advisory board added three new faces. Many thanks to our directors and advisors for continuing diligently in setting a bold direction for the company.

Branch administration employed new staffing models and incentive programs to enhance service and increase productivity, and these programs are running smoothly. Our information systems and electronic banking departments are keeping pace with technology, enabling us to become more efficient and deliver superior service.

In 1997, we will continue our commitment to long-term profitability, customer service and community involvement. We remain supportive of our area's municipal partners in building strong communities and an economically healthy region. As one of the nation's most successful African American financial institutions, we look forward to another exciting year.


/s/ Clinton W. Chapman

CLINTON W. CHAPMAN
Chairman of the Board


/s/ B. Doyle Mitchell, Jr.

B. DOYLE MITCHELL, JR.
President

2 INDUSTRIAL BANK, NA


Service based on Grassroots Banking


The Industrial Bank of Washington opened in the middle of the Depression. When founder Jesse H. Mitchell stepped across the threshold of the Bank for the first time in 1934, he had a clear mission in mind: to provide high quality financial services to African American individuals and businesses, and to help revitalize the local minority community.

In 1954, Jesse Mitchell's son, B. Doyle Mitchell, Sr., succeeded as president and maintained his father's vision of a community-based, family-owned business dedicated to serving traditionally underserved populations. In 1984, B. Doyle Mitchell, Jr., graduated from Rutgers University and came to work for the family business. In 1993, he became the Bank's third president.

B. Doyle Mitchell, Jr., has sought to improve the economic status of African Americans, other minority groups, and non-minority individuals and businesses by expanding the Bank's operations. In 1995, he formed IBW Financial Corporation, a holding company, to enable the Bank's expansion into Prince George's County, Maryland, and changed the Bank's name to Industrial Bank, National Association
(IBNA). IBNA became the first African American commercial bank in the country to operate branches in more than one jurisdiction.


                            [GRAPHIC APPEARS HERE]

                       investing for future generations


[PHOTOGRAPH OF JESSE H. MITCHELL APPEARS HERE]

INDUSTRIAL BANK OF WASHINGTON WAS BORN OF A DREAM OF JESSE H. MITCHELL. ON AUGUST 20, 1934, JESSE MITCHELL CROSSED THE THRESHOLD OF THE BANK BUILDING AT 11TH AND U STREETS AND OPENED FOR BUSINESS. LONG YEARS OF PLANNING AND HARD WORK HAD COME TO FRUITION. OVERCOMING RACIAL AND ECONOMIC BARRIERS, JESSE MITCHELL LAID THE FOUNDATION FOR A VITAL COMMUNITY INSTITUTION.

                                                            ANNUAL REPORT 1996 3


From that first day in 1934, when the Bank had just six employees and $192,000 in deposits, IBNA has grown into an institution with 150 employees and more than $200 million in assets. Despite this dramatic growth, it remains an exemplary institution, committed to meeting the needs of neighborhoods.


                            [GRAPHIC APPEARS HERE]

                       investing for future generations


In addition to providing a full range of banking services to our customers, we at Industrial Bank work to create a vibrant local economy in other ways. We strive to keep our customers informed. To educate customers, the Bank sponsors and participates in many seminars for first-time homebuyers, consumer-credit counseling workshops, and small-business seminars.


                            [GRAPHIC APPEARS HERE]

We are involved in a host of charitable activities as well, sponsoring special programs for schools, churches, and other community-based organizations.

Industrial Bank's community reinvestment performance has twice been rated "Outstanding" by the Comptroller of the Currency. In addition, IBNA was named "leading small business lender in the community" by the Small Business Administration and heralded as the number one minority lender in the area by the Greater Washington Urban League.

"Our commitment has grown stronger through the years, and we stand poised to deliver convenient, personalized, high-quality products to the communities we serve," says B. Doyle Mitchell, Jr.

4 INDUSTRIAL BANK, NA


Always rebuilding for the Future


In today's diverse and competitive marketplace, financial institutions must embrace new and innovative ways of delivering services to their customers. With banks merging, regulations changing and new financial players entering the market, it is more challenging than ever for community banks and large banks alike to effectively capture market share. Industrial Bank, NA (IBNA) is meeting the challenge. We are restructuring our operations and utilizing the latest technology to secure our market position as we move into the twenty-first century. At the same time, we will continue to build on our relationships with the local community which is the basis of our unique strength.


LOAN DEPARTMENT

Expanding our loan operations continues to be our biggest growth opportunity. In 1996 we initiated a staff training and development program and added personnel and new technology to handle the increased loan volume and speed the delivery of loan products.

One of the year's major accomplishments was receiving approval to sell home loans to Fannie Mae and to service those loans. We also launched the Industrial Bank credit card in the spring of 1996. The card's performance exceeded our year-end goals. In 1996 we participated in several major loans, including a $75 million line of credit to Black Entertainment Television and a $33 million loan to Pepsi Ltd. Partnership, the bottling company co-owned by Black Enterprise publisher Earl Graves and hoop great Magic Johnson.


                            [GRAPHIC APPEARS HERE]

                            shifting the paradigm


OPERATIONS DEPARTMENT

The Operations Department is the nerve center of the Bank, performing all back-office functions. The thousands of transactions that occur daily eventually flow through the department. Every month, approximately 25,000 bank statements are prepared and mailed to customers. The Operations Department is also responsible for customer service, handling 5,000 to 6,000 telephone inquiries and nearly 19,000 Telebanc calls every month.

                                                            ANNUAL REPORT 1996 5


BRANCH ADMINISTRATION

We have significantly restructured our branch administration to maximize performance and productivity and ultimately optimize and reward those employees who excel in customer service. To that end, extensive training is provided to all branch personnel in customer service, product knowledge and regulatory compliance.


                            [GRAPHIC APPEARS HERE]

                             shifting the paradigm


ELECTRONIC BANKING

We are committed to expanding electronic banking services for our customers. We are installing ATMs throughout our branch network with at least two installations planned in 1997. Our "Instant- Issue" ATM card program was piloted at one branch in 1996, and will soon be available at all IBNA branches. We are also launching a VISACHECKCARD program that will enable Bank customers to process transactions with more than 11 million merchants and access 160,000 ATMs worldwide.


                            [GRAPHIC APPEARS HERE]


BANK INFORMATION SYSTEMS

Putting advanced technology to work on behalf of the customer is essential to delivering convenient, high-quality financial services. We started this process at Industrial Bank in 1984. Within ten years, our first Local Area Network (LAN) computer system was installed in the Loan Department. Today, Industrial Bank's internal network encompasses all operating areas of the Bank, and by the year 2000, is expected to embrace all branch locations.

Technology is a vital part of Industrial Bank's strategy, allowing us to contain costs and enable customers to obtain account information, make investments, and transfer funds by home computer or via the 24-hour Telebanc System. Internet users can surf our website at www.ibwnet.com.

6 INDUSTRIAL BANK, NA


Community Highlights


COLLECTIVE BANKING GROUP

Industrial Bank is a charter member of the Collective Banking Group, an organization composed of more than 60 churches in the District and Prince George's County. We participated in seven Convenant Bank Days in 1996 as part of our commitment to educate consumers. Designed to promote banking education in the congregations and surrounding communities, Convenant Days feature workshops for first-time home buyers, seminars on small business financing, and counseling on consumer credit and pre-mortgage qualification.


SERVING THE BUSINESS COMMUNITY

Among our greatest sources of pride is our established tradition of commitment to area businesses. The Bank serves the District's business community through involvement with the D.C. Chamber of Commerce, the Greater Washington Board of Trade, the IBERO Chamber of Commerce, the Neighborhood Economic Corporation, and the Metro Washington Bankers Group of Housing and Community Development. In Maryland we support the Prince George's County Chamber of Commerce, the Prince George's Board of Trade, and the Prince George's County Bankers Taskforce.


                            [GRAPHIC APPEARS HERE]

                        resources for growing business



[GRAPHIC APPEARS HERE]

"BANKS IN SCHOOLS"

We realize that one way to help young people get a good start in life is to teach them how to manage money. Therefore, many IBNA employees participate in banking programs at twelve elementary and secondary schools in the District and Prince George's County. Kids learn about the importance of savings and see what it takes to run a bank.

                                                            ANNUAL REPORT 1996 7


COMMUNITY OUTREACH

Our commitment to the community can be measured by the projects in which we were involved during 1996. Among them: Georgia Avenue Clean-ups, Howard University Small Business Development Center's "Meet the Money People," Fannie Mae Housing Fairs, the ACORN Housing Fair, Georgia Avenue Day, the U Street Festival, and African American Civil War Memorial.


                            [GRAPHIC APPEARS HERE]

                        resources for growing business



BLACK CONGRESS ON HEALTH, LAW AND ECONOMICS

Industrial Bank was chosen to be the official bank of the 4th Quadrennial Black Congress on Health, Law and Economics, which convened in Chicago in the summer of 1996. Made up of 14 national associations, including the National Medical Association, National Black Nurses Association, the National Black Chamber of Commerce, and the International Association of Black Firefighters, the Congress meets every four years to promote economic empowerment and to address health and legal issues affecting the African American community.

                            [GRAPHIC APPEARS HERE]

We used this opportunity to establish or strengthen financial relationships with various associations and to enhance the Bank's image as a premier, cutting-edge financial institution. We succeeded in landing new accounts with the Black Nurses Association and the Firefighters, while an existing and preferred client, the National Medical Association, strengthened their relationship with the Bank.


CONCLUSION

All of our outreach activities demonstrate that, while IBNA is committed to becoming a major player in the financial world, we will never lose sight of our commitment to the vital community that has sustained our growth.

8 INDUSTRIAL BANK, NA


[PHOTOGRAPH OF BOARD OF DIRECTORS APPEARS HERE]

BOARD OF directors
------------------
(l-r)
B. Doyle Mitchell, Jr., President
Massie S. Fleming, Executive Vice President and Chief Executive Officer Clinton W. Chapman, Esq.,
  Chairman of the Board, Senior Partner, Chapman & Chapman, Attorneys Cynthia T. Mitchell, Educator
Emerson A. Williams, M.D., Physician
Marjorie H. Parker, Ph.D., Educator
George H. Windsor, Esq., Vice Chairman of the Board,
  Cobb, Howard, Hayes & Windsor, Attorneys
Margaret B. Stewart, Secretary-Treasurer, Stewart Funeral Home
Robert L. White, LL.D., Chairman - N.A.P.F.E. Credit Union
Benjamin L. King, CPA, Secretary of the Board, Consultant


[PHOTOGRAPH OF BRANCH ADMINISTRATION APPEARS HERE]

BRANCH administration
---------------------
(l-r)
Rodney Epps, Vice President, Electronic Banking
Michele Tunstall, Cash Management Services
Haile DeBass, Branch Manager, Main Office-DC
Felecia Hardaway, Branch Manager, Oxon Hill
JB Holston, Vice President, Branch Administration


[PHOTOGRAPH OF OPERATIONS APPEARS HERE]

operations
----------
(l-r)
Connie Smith, Item Processing Manager
David G. Poole, Senior Vice President, Operations
Helen Thomas, Account Service Center
Effie M. Faucett, Vice President, Operations


[PHOTOGRAPH OF BANK INFORMATION SYSTEMS APPEARS HERE]

BANK information systems
------------------------
(l-r)
Lavonda Baily, Network Liaison
Michael S. Betton, Vice President, Bank Information Systems
Birthe Sorenson, Data System Liaison


[PHOTOGRAPH OF LOAN DEPARTMENT APPEARS HERE]

loan DEPARTMENT
---------------
(l-r)
Wilfred Braveboy, Vice President, Real Estate Loans
Roy D. Moss, Jr., Vice President, Maryland Lending Division
Lester W. Johnson, Senior Vice President, Chief Credit Officer
Richard Williams, Jr., Senior Vice President, Chief Lending Officer James Sherard, Vice President, Commercial Loans
V. Tyron McCarty, Vice President, Consumer Loans

                                                            ANNUAL REPORT 1996 9


   "...we will continue our commitment to long-term profitability, customer service and community involvement."



IBW Financial Corporation OFFICERS
----------------------------------

Clinton W. Chapman, Esq.,
Chairman of the Board,
Senior Partner, Chapman & Chapman, Attorneys

B. Doyle Mitchell, Jr.,
President
Chief Executive Officer

Massie S. Fleming,
Executive Vice President

Benjamin L. King, CPA,
Secretary of the Board,
Consultant


Industrial Bank, N.A. OFFICERS
------------------------------

Executives
B. Doyle Mitchell, Jr.,
President

Massie S. Fleming,
Executive Vice President,
Chief Executive Officer

David G. Poole,
Senior Vice President,
Operations

Richard Williams, Jr.,
Senior Vice President,
Chief Lending Officer

Thomas A. Wilson, Jr.,
Senior Vice President,
Controller

Lester W. Johnson,
Senior Vice President,
Chief Credit Officer

Vice-Presidents
Claude O. Barrington,
Bank Counsel

Michael S. Betton,
Information Systems

Wilfred Braveboy,
Real Estate Loans

Martin L. Chivis,
Funds Management

Rodney D. Epps,
Communications

Effie M. Faucett,
Operations

JB Holston,
Branch Administration

Vinson T. McCarty,
Consumer Loans

Roy Moss, Jr., MD,
Regional V.P. -Commercial Lender

Evelyn Y. Robinson,
Assistant Secretary

James Sherard,
Commercial Loans

Daisy B. Smith,
Manager, 11th Street Office

Assistant Vice-Presidents
Jeffrey A. Banks,
Manager, F Street Office

Haile M. DeBass,
Manager,
Georgia Avenue Office

Nathan W. Evans, CPA,
Internal Auditor

Reta G. Felder,
Commercial Loans

Todd Lee,
Commercial Real Estate

Thomas McLaurin,
Commercial Loans

Patricia A. Mitchell,
Commercial Loans

Ralph Sidberry,
Collections Manager

Debra B. Thornton,
Director Human Resources

Vernard J. Tyson,
Consumer Loans

Garfield M. Vann,
Accounting

Felix Yeoman,
Commercial Loans

Sharon B. Zimmerman,
Marketing
Community Reinvestment

Managers
Joyce L. Burns,
14th Street Office

Felecia Hardaway,
Oxon Hill Office

Veronica Henry,
Forestville Office

Elizabeth Hundley,
J.H. Mitchell Office

Fay G. Knight,
Director Service Excellence

Lloyd P. London,
Real Estate Loan Officer

Ruth Mathis,
American University Office

Assistant Managers
Elmira H. Bell,
Forestville Office

Pamela Branch,
Georgia Avenue Office

Elizabeth Carrasquillo,
Oxon Hill Office

Rovenia Daniels,
11th Street Office

Brian C. Dorsey, Jr.,
Georgia Avenue Office

Patricia L. Mellen,
Forestville Office

Lela M. Smith,
14th Street Office

Cora B. Stancil,
J.H. Mitchell Office

DC Advisory Board
Yetta W. Galiber,
Chairman
ViCurtis Hinton
H. Greig Cummings
Patricia C. Lightfoot
Ronald K. Crockett
Dr. Ettyce Moore
William R. Claytor, MD
Rev. A. Knighton Stanley
Warren Strudwick, MD
Patricia A. Mitchell
Elizabeth Lisboa-Farrow
James N. McGuffey
Maximo Pierola
Debra Braxton Thornton,
Secretary

Prince George's
Advisory Board
Wayne Clarke
Charles Dukes, Jr.
Reverend Gloria Miller
Duane W. Oates
Chuck Royster
Pastor John A. Cherry
Norma Stewart
Rev. Eugene Weathers
Fay G. Knight,
Secretary

10 IBW FINANCIAL CORPORATION



Financial Summary


                                                                                   DECEMBER 31, 1996
                                                        (Dollars in Thousands Except Per-Share Data)

                                                            1996           1995           CHANGE
----------------------------------------------------------------------------------------------------
     FOR THE YEAR
          Net Income                                      $1,313         $1,589         (17.37%)
          Cash Dividends Paid                                383            361            6.09%
          Earning Per Share                                 2.06           2.56         (19.53%)
          Cash Dividends Paid Per Share                      .60            .60                -
          Return on Average Assets                          .57%           .74%         (22.97%)
          Average Share Outstandings                     637,160        621,727            2.48%

     AT YEAR END
          Total Assets                                  $235,788       $222,561            5.94%
          Loans - Net of Allowance for Loan Losses       108,611         92,817           17.02%
          Deposits                                       206,084        203,699            1.17%
          Shareholders' Equity                            17,318         16,555            4.61%
          Shareholders' Equity to Assets                    7.34           7.44          (1.34%)
          Risk-Based Capital Ratios (IBNA):
              Tier 1                                         15%            16%          (9.80%)
              Total                                          16%            17%          (9.35%)
              Book Value                                  $27.18         $25.98            4.62%
----------------------------------------------------------------------------------------------------



                           [BAR CHART APPEARS HERE]

                              '92             12
                              '93             13
                              '94             14
                              '95             17
                              '96             17

                              SHAREHOLDERS' EQUITY
                                   in millions



                           [BAR CHART APPEARS HERE]

                              '92             186
                              '93             192
                              '94             230
                              '95             223
                              '96             236

                                  TOTAL ASSETS
                                  in millions



                           [BAR CHART APPEARS HERE]

                              '92             1.0
                              '93             1.8
                              '94             1.1
                              '95             1.6
                              '96             1.3

                                   NET INCOME
                                  in millions

                                                           ANNUAL REPORT 1996 11

IBW Financial Corporation



INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors of IBW Financial Corporation:

We have audited the accompanying consolidated balance sheets of IBW Financial Corporation and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of IBW Financial Corporation and subsidiary at December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP

Washington, D.C.
March 7, 1997

12 IBW FINANCIAL CORPORATION


Consolidated Balance Sheets
---------------------------

                                                                                                      DECEMBER 31,1996 AND 1995
                                                                                                         (Dollars in Thousands)

ASSETS                                                                                   1996                           1995
-------------------------------------------------------------------------------------------------------------------------------
      Cash and cash equivalents:
            Cash and due from banks                                                   $13,692                        $11,014
            Interest-bearing deposits in banks                                              -                             95
            Federal funds sold                                                          8,300                         20,800
            Commercial paper                                                                -                          2,977
                                                                                     ---------                      ---------
                          Total cash and cash equivalents                              21,992                         34,886

      Interest-bearing deposits in banks                                                3,000                              -
      Securities available-for-sale, at fair value
            (amortized cost, $94,298 and $86,418)                                      94,824                         87,198

      Loans receivable, net of allowance for loan losses
            of $1,266 and $1,177                                                      108,611                         92,817
      Other real estate owned, net                                                      1,310                            950
      Bank premises and equipment, net                                                  2,452                          2,358
      Other assets                                                                      3,499                          4,169
      Income tax receivable                                                                 -                            183
      Deferred income taxes                                                               100                              -
                                                                                     ---------                      ---------

            TOTAL                                                                    $235,788                       $222,561
                                                                                     =========                      =========


LIABILITIES AND SHAREHOLDERS' EQUITY
-------------------------------------------------------------------------------------------------------------------------------

      LIABILITIES:
            Demand deposits                                                          $ 50,840                       $ 46,341
            Time and savings deposits                                                 155,244                        157,358
                                                                                     ---------                      ---------
                          Total deposits                                              206,084                        203,699

            Repurchase agreements                                                      10,466                              -
            Other liabilities                                                             920                          1,174
            Note payable                                                                1,000                          1,000
            Deferred income taxes                                                           -                            133
                                                                                     ---------                      ---------

                          Total liabilities                                           218,470                        206,006
                                                                                     ---------                      ---------

      SHAREHOLDERS' EQUITY:
            Preferred stock - $1 par value; 1,000,000
              authorized; none issued
            Common stock - $1 par value; 1,000,000
              shares authorized; 637,160 shares issued
              and outstanding                                                             637                            637
            Capital surplus                                                             4,329                          4,329
            Retained earnings                                                          12,005                         11,075
            Unrealized gain on available-for-sale
              securities, net of taxes
              of $179 and $265                                                            347                            514
                                                                                     ---------                      ---------

                          Total shareholders' equity                                   17,318                         16,555
                                                                                     ---------                      ---------

            TOTAL                                                                    $235,788                       $222,561
                                                                                     =========                      =========

See notes to consolidated financial statements.

                                                           ANNUAL REPORT 1996 13

CONSOLIDATED Statements of Income
---------------------------------


                                                                                      YEARS ENDED DECEMBER 31, 1996 AND 1995
                                                                                   (Dollars in Thousands, Except Per-Share Data)


                                                                                         1996                           1995
--------------------------------------------------------------------------------------------------------------------------------
      INTEREST INCOME:
           Interest and fees on loans                                                  $9,401                         $8,975
           U.S. Treasury securities                                                     1,511                          2,060
           Obligations of U.S. Government
             agencies and corporations                                                  1,069                          2,087
           Collateralized mortgage obligations                                          2,597                          1,072
           Obligations of states and political subdivisions                               699                            118
           Bank balances and other securities                                             162                            148
           Federal funds sold                                                             622                            665
                                                                                     --------                       --------

                          Total interest income                                        16,061                         15,125
                                                                                     --------                       --------

      INTEREST EXPENSE:
           Interest-bearing deposits                                                    4,523                          4,684
           Time certificates over $100,000                                                676                            418
           Repurchase agreements                                                          153                              -
           Note payable                                                                    53                             27
                                                                                     --------                       --------

                          Total interest expense                                        5,405                          5,129
                                                                                     --------                       --------

      NET INTEREST INCOME                                                              10,656                          9,996

      PROVISION FOR LOAN LOSSES                                                           510                             25
                                                                                     --------                       --------
      NET INTEREST INCOME AFTER PROVISION
           FOR LOAN LOSSES                                                             10,146                          9,971
                                                                                     --------                       --------
      NONINTEREST INCOME:
           Service charges on deposit and
             checking accounts                                                          2,266                          1,963
           Gain on sale of securities                                                     109                             62
           Other operating income                                                         245                            212
                                                                                     --------                       --------

                          Total noninterest income                                      2,620                          2,237
                                                                                     --------                       --------

      NONINTEREST EXPENSE:
           Salaries and employee benefits                                               5,782                          5,393
           Occupancy                                                                      671                            669
           Furniture and equipment                                                        562                            479
           Data processing                                                                572                            503
           Other                                                                        3,349                          2,800
                                                                                     --------                       --------

                          Total noninterest expense                                    10,936                          9,844
                                                                                     --------                       --------

      INCOME BEFORE INCOME TAXES                                                        1,830                          2,364

      PROVISION FOR INCOME TAXES                                                          517                            775
                                                                                     --------                       --------

      NET INCOME                                                                       $1,313                         $1,589
                                                                                     ========                       ========

      NET INCOME PER COMMON SHARE                                                       $2.06                          $2.56
                                                                                     ========                       ========

See notes to consolidated financial statements.

14 IBW FINANCIAL CORPORATION



CONSOLIDATED statements of changes
                  in shareholders' equity

                                                                                                         CONSOLIDATED STATEMENTS OF
                                                                                                    CHANGES IN SHAREHOLDERS' EQUITY
                                                                                             YEARS ENDED DECEMBER 31, 1996 AND 1995
                                                                                       (Dollars in Thousands, Except Per-Share Data)

------------------------------------------------------------------------------------------------------------------------------------

                                                      Common       Capital     Retained     Net Unrealized Gain (Loss) on
                                                       Stock       Surplus     Earnings     Securities Available-for-Sale    Total
BALANCE, JANUARY 1, 1995                              $3,007        $1,525       $9,847                $ (8)                $14,371

   Cash dividends, $0.60 per share                         -             -         (361)                  -                    (361)

   Issuance of common stock at $15 per share,
     net of offering costs of $105                       179           255            -                   -                     434
   Change in the par value from $5 to $1 in
     connection with the formation of
     IBW Financial Corporation                        (2,549)        2,549            -                   -                       -
   Change in unrealized gains (losses) on
     available-for-sale securities, net of tax             -             -            -                 522                     522
   Net income                                              -             -        1,589                   -                   1,589
                                                      ------        ------      -------              ------                 -------
BALANCE, DECEMBER 31, 1995                               637         4,329       11,075                 514                  16,555

   Cash dividends, $0.60 per share                         -             -         (383)                  -                    (383)

   Change in unrealized gains on
     available-for-sale securities, net of tax             -             -                             (167)                   (167)

   Net income                                              -             -        1,313                   -                   1,313
                                                      ------        ------      -------              ------                 -------
BALANCE, DECEMBER 31, 1996                              $637        $4,329      $12,005                $347                 $17,318
                                                      ======        ======      =======              ======                 =======
See notes to consolidated financial statements.
------------------------------------------------------------------------------------------------------------------------------------


CONSOLIDATED statements
                  of cash flows

                                         CONSOLIDATED STATEMENTS OF CASH FLOWS
                                        YEARS ENDED DECEMBER 31, 1996 AND 1995
                                                        (Dollars in Thousands)

                                                             1996        1995
-----------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                               $1,313      $1,589
  Adjustments to reconcile net income
    to net cash provided by operating activities:
    Depreciation                                              319         295
    Amortization of goodwill and intangibles                  216         202
    Accretion/amortization of (discount) premium              396        (148)
    Deferred income taxes                                    (147)        181
    Loss on sale of other real estate owned                    32          23
    Gain on sale of securities available-for-sale            (109)        (62)
    Provision for loss on other real estate owned             223          22
    Provision for loan losses                                 510          25
    Decrease (increase) in other assets                       116         (62)
    (Decrease) increase in other liabilities                 (254)        298
                                                         --------    --------

        Net cash provided by
        operating activities                                2,615       2,363
                                                         --------    --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Net increase in loans                                   (16,793)       (924)
  Additions to bank premises and equipment                   (412)       (299)
  Proceeds from principal payments on
    securities available-for-sale                           7,326           -
  Net increase in interest-bearing deposits in banks       (3,000)          -
  Proceeds on sale of other real estate owned                 194       1,107
  Proceeds from maturities of securities
    available-for-sale                                     26,695      35,478
  Proceeds from sales of securities available-for-sale     20,510      23,968
  Purchase of investment securities                             -      (6,121)
  Purchase of securities available-for-sale               (62,497)    (37,758)
                                                         --------    --------

        Net cash (used in) provided by
        investing activities                              (27,977)     15,451
                                                         --------    --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid                                             (383)       (361)
  Net increase (decrease) in deposits                       2,385     (11,135)
  Net increase in repurchase agreements                    10,466           -
  Proceeds from note payable                                    -       1,000
  Sale of common stock, net                                     -         434
                                                         --------    --------

        Net cash provided by (used in)
        financing activities                               12,468     (10,062)
                                                         --------    --------

NET (DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS                                             (12,894)      7,752

CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR                                        34,886      27,134
                                                         --------    --------
CASH AND CASH EQUIVALENTS AT END OF YEAR                  $21,992     $34,886
                                                         ========    ========
Supplemental Disclosures of Cash Flow Information:

Cash paid during the year for:
  Income taxes                                               $518        $518
                                                         ========    ========
  Interest                                                 $5,290      $4,943
                                                         ========    ========
  Non cash transfers of loans to other
    real estate owned                                        $809        $832

See notes to consolidated financial statements.

                                                           ANNUAL REPORT 1996 15

IBW financial
        corporation

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                          YEARS ENDED DECEMBER 31, 1996 AND 1995

--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   IBW Financial Corporation (Corporation) became a unitary bank holding company and its wholly owned subsidiary Industrial Bank of Washington converted from a District of Columbia chartered bank to a national banking association and changed its name to Industrial Bank, National Association (Bank) on July 1, 1995 (see Note 8). The accounting and reporting policies of IBW Financial Corporation and subsidiary (Company) conform to generally accepted accounting principles and prevailing practices within the banking industry. The following summarizes the significant accounting policies.

   Consolidation - The consolidated financial statements include the accounts of the Corporation and the Bank. All significant intercompany transactions and balances have been eliminated.

   Use of Estimates - The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. In addition, there are inherent risks and uncertainties related to the operation of a financial institution, such as credit and interest rate risk. The possibility exists that because of changing economic conditions, unforeseen changes could occur and have an adverse effect on the Company's financial position.

   Securities - The Company accounts for securities in accordance with Statement of Financial Accounting Standards (SFAS) No.115, Accounting for Certain Investments in Debt and Equity Securities (SFAS No.115). This standard requires debt and equity securities to be segregated into the following three categories: trading, held-to-maturity, and available-for-sale. Trading securities are purchased and held principally for the purpose of reselling them within a short period of time. Their unrealized gains and losses are included in earnings. Securities classified as held-to-maturity are accounted for at amortized cost, and require the Company to have both the positive intent and ability to hold these securities to maturity. Securities not classified as either trading or held-to-maturity are considered to be available-for-sale. Unrealized gains and losses on available-for-sale securities are excluded from earnings and reported, net of deferred taxes, as a separate component of shareholders' equity until realized. Realized gains or losses on the sale of securities are reported in earnings and determined using the adjusted cost of the specific security sold.

   Loans - For balance sheet presentation, loans are presented net of deferred fees and costs. Interest on loans is accrued and recorded as income based upon the principal amount outstanding. Loan fees, and related direct loan origination costs are deferred and recognized over the life of the loan as an adjustment to the yield of the loan as part of interest income. Loans are placed on nonaccrual status when management deems the collectibility of interest is doubtful. Interest ultimately collected is recorded in the period received.

   Allowance for Loan Losses - The allowance for loan losses is maintained at a level believed by management to be adequate to absorb potential losses inherent in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of past loan loss experience; current economic conditions; the volume, growth, and composition of the loan portfolio; and other relevant factors. The allowance is increased by provisions for loan losses charged against income and recoveries and reduced by charge-offs. In accordance with SFAS No.114, Accounting by Creditors for Impairment of a Loan, (SFAS No.114) the Company measures impairment on impaired loans based on the fair value of the collateral. In accordance with SFAS No. 114, the Company considers a loan impaired when, based on current information and events, it is probable that the company will be unable to collect all amounts due according to the contractural terms of the loan agreement. Management considers all current information, including the borrower's ability to repay, the fair value of the collateral, and other pertinent information in determining if a loan is impaired. For the purposes of applying SFAS No. 114, the Company considers residential real estate loans and installment loans to be smaller balance, homogenous loans, which are aggregated and collectively evaluated for measurement of impairment. The amount of loan losses the Company may ultimately realize could differ from these estimates.

   Premises and Equipment- Premises and equipment are stated at cost less accumulated depreciation. Depreciation is charged to operations over the estimated useful lives of assets which range from approximately five to forty years.

   Other Real Estate Owned - Other real estate owned represents properties acquired through foreclosures or other proceedings in satisfaction of indebtedness. At the date of acquisition such property is recorded at the lower of cost or fair value. Subsequent to acquisition, the property is carried at the lower of the fair value, less estimated costs to sell, or its new cost basis. Write-downs to fair value at the date of acquisition are charged to the allowance for loan losses. Declines in fair value, operating expenses, and gains or losses on the disposition of other real estate are reported in other expense. The amounts the Company will ultimately realize on disposition of these properties could differ from management's current estimates.

16 IBW FINANCIAL CORPORATION

   Earnings Per Share - Earnings per share is computed based on the weighted average number of common shares outstanding during the year. The weighted average number of common shares outstanding during 1996 and l995 was 637,160 and 621,727, respectively.

   Income Taxes - The Company and its wholly owned subsidiary file a consolidated federal income tax return. The Company accounts for income taxes in accordance with SFAS No.109, Accounting for Income Taxes. Deferred income tax assets and liabilities are computed annually for differences between financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on the enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period adjusted for the change during the period in deferred tax assets and liabilities.

   Intangibles - At December 31,1996 and 1995, other assets included goodwill of $665,000 and $713,000, net of accumulated amortization of $105,000 and $57,000 and core deposit intangibles of $514,000 and $609,000, net of accumulated amortization of $242,000 and $146,000, respectively. Goodwill is being amortized over 15 years and the core deposit intangibles over 8 years, both on the straight-line basis.

   Statement of Cash Flows - For purposes of the consolidated statement of cash flows, cash equivalents are highly liquid investments with original maturities of three months or less. Included in cash and due from banks were required deposits at the Federal Reserve Bank of $4,070,000 and $4,681,000 at December 31, 1996 and 1995, respectively.

   Reclassification - Certain items in the financial statements for 1995 have been reclassified to conform to the 1996 presentation.

   New Accounting Pronouncement - In June 1996, the Financial Accounting Standards Board issued SFAS No.125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (SFAS No.125). SFAS No.125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996 and is to be applied prospectively. Earlier or retroactive application is not permitted. The provisions of SFAS No. 125 relating to repurchase agreements, securities lending, and other similar transactions and pledged collateral have been delayed until after December 31, 1997 by SFAS No. 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, an amendment of FASB No. 125. SFAS No.125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on consistent application of a financial components approach that focuses on control. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and derecognizes liabilities extinguished. SFAS No.125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This standard supersedes SFAS No.76, Extinguishment of Debt, and No.77, Reporting by Transferors for Transfers of Receivables with Recourse, and No.122, Accounting for Mortgage Servicing Rights, and amends SFAS No.115 and No.65, Accounting for Certain Mortgage Banking Activities. The Company plans to adopt this standard, except for the provisions delayed by SFAS No.127, on January 1, 1997. The adoption is not expected to have a material impact on the Company's financial condition or results of operation.

--------------------------------------------------------------------------------

2. SECURITIES

   At December 31, 1996, the amortized cost and approximate fair value of securities available-for-sale were as follows (in thousands):




                                                                                                                  DECEMBER 31, 1996
-----------------------------------------------------------------------------------------------------------------------------------
                                                           AMORTIZED COST     UNREALIZED GAINS      UNREALIZED LOSSES   FAIR VALUE
    U.S. Treasury notes                                        $20,386              $144                 $ (5)           $ 20,525
    U.S. government agencies                                     8,002                55                    -               8,057

    Mortgage-backed securities:
      Pass-through securities:
           Guaranteed by GNMA                                       86                 3                    -                  89
           Issued by FNMA and FHLMC                                879                 3                   (3)                879

      Collateralized mortgage obligations:
           Collateralized by FNMA, FHLMC and
           GNMA mortgage-backed securities                      50,060               410                  (81)             50,389

    Securities issued by states and
           political subdivision:
               General obligations                              13,393               258                 (235)             13,416
               Revenue obligations                               1,205                38                  (61)              1,182

    Other                                                          287                 -                    -                 287
                                                               -------            ------               ------             -------
    TOTAL                                                      $94,298              $911                $(385)            $94,824


                                                           ANNUAL REPORT 1996 17

   The following is a summary of the amortized cost and estimated fair value of investment securities available-for-sale by contractual maturity. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (in thousands).

   Proceeds from the sale of securities available-for-sale were $20,510,000 and $23,968,000 for the year ended December 31, 1996 and 1995, respectively, and resulted in gross realized gains of $138,000 and $200,000 and gross realized losses of $29,000 and $138,000 for the years ended December 31, 1996 and 1995, respectively.

   On November 15, 1995, the Financial Accounting Standards Board Staff issued a special report, A Guide to Implementation of Statement 115 on Accounting or Certain Investments in Debt and Equity Securities. In accordance with the provisions in that special report, in 1995 management chose to reclassify all securities classified as held-to-maturity to available-for-sale to reposition its securities portfolio. On the date of transfer, the amortized cost of those securities was $71,280,000 and the unrealized gain on those securities was $325,000.


                                                  AMORTIZED COST      FAIR VALUE
   -----------------------------------------------------------------------------
   Due in one year or less                             $6,973             $7,026

   Due after one year
     through five years                                22,702             22,850

   Due after ten years                                 13,598             13,591

   Mortgage-backed securities                          51,025             51,357

                                                      -------            -------
  TOTAL                                               $94,298            $94,824
                                                      =======            =======




   At December 31, 1995, the amortized cost and approximate fair value of securities available-for-sale were as follows (in thousands):






                                                                                                                  DECEMBER  31, 1995

------------------------------------------------------------------------------------------------------------------------------------

                                                            AMORTIZED COST     UNREALIZED GAINS      UNREALIZED LOSSES   FAIR VALUE
------------------------------------------------------------------------------------------------------------------------------------

    U.S. Treasury notes                                         $23,437              $373                 $ (8)           $ 23,802
    U.S. government agencies                                     35,109               334                  (85)             35,358

    Mortgage-backed securities:
      Pass-through securities:
           Guaranteed by GNMA                                       114                 7                    -                 121
           Issued by FNMA and FHLMC                               1,406                 4                   (7)              1,403

      Collateralized mortgage obligations:
           Collateralized by FNMA, FHLMC and
               GNMA mortgage-backed securities                   16,369                64                   (5)             16,428

    Securities issued by states and
           political subdivision:
               General obligations                                6,482                79                  (20)              6,541
               Revenue obligations                                1,850                25                   (1)              1,874

    Other                                                         1,652                19                    -               1,671
                                                                -------           -------              -------             -------
    TOTAL                                                       $86,419              $905                $(126)            $87,198
                                                                =======           =======              =======             =======
------------------------------------------------------------------------------------------------------------------------------------

   Securities of $4,870,000 and $23,450,000 at December 31, 1996 and 1995, were pledged as collateral for public deposits and for other purposes required by law. At December 31, 1996, the carrying value of securities underlying repurchase agreements was $11,718,000.

18 IBW FINANCIAL CORPORATION


3. LOANS RECEIVABLE

   Loans receivable consist of the following (in thousands):

                                                                                            1996                   1995
--------------------------------------------------------------------------------------------------------------------------------
       Real estate loans:
           Collateralized by residential property:
             First mortgages                                                             $50,807                $47,287
             Second mortgages                                                              2,069                  1,836
           Collateralized by non-residential properties                                   24,442                 22,225
       Commercial                                                                         28,232                 19,128
       Installment                                                                         4,692                  3,700
                                                                                        --------                -------
           TOTAL                                                                        $110,242                $94,176

       Less:
           Deferred fees and costs,net                                                       365                    182
           Allowance for loan losses                                                       1,266                  1,177
                                                                                        --------                -------

       Net loans                                                                        $108,611                $92,817
                                                                                        ========                =======
--------------------------------------------------------------------------------------------------------------------------------



   Major loan concentrations are as follows (in thousands):

                                                               1996      1995
--------------------------------------------------------------------------------
   Church loans
     collateralized by real estate                             $492    $8,641

   Installment
     loans to churches                                          192       512

   Commercial
     loans to churches                                        9,401        67
                                                            -------    ------

   TOTAL loans to churches                                  $10,085    $9,220
                                                            =======    ======
--------------------------------------------------------------------------------

   A summary of transactions in the allowance for loan losses is as follows (in thousands):

                                                               1996      1995
--------------------------------------------------------------------------------
   Balance, beginning of year                                $1,177    $1,751

   Add:
     Provision charged to expense                               510        25
     Recoveries                                                 337       221

   Deduct:
     Charge-offs                                               (758)     (820)
                                                            -------    ------

   Balance, end of year                                      $1,266    $1,177
                                                            =======    ======
--------------------------------------------------------------------------------

   Substantially all of the Bank's loans have been made to borrowers within the Washington, D.C. metropolitan area. Accordingly, the ability of the Bank's borrowers to repay their loans is dependent upon the economy in the Washington, D.C. metropolitan area.

   At December 31,1996 and 1995, loans that were considered to be impaired under SFAS No. 114 totaled $1,960,000 and $1,327,000, respectively. The related allowance allocated to impaired loans was $272,000 and $308,000 at December 31,1996 and 1995, respectively. The average balance of impaired loans for the years ended December 31,1996 and 1995, was $1,251,000 and $1,764,000,
   respectively. Interest income that was not recorded on impaired loans for the year ended December 31, 1996 and 1995, was $101,000 and $211,000, respectively.


--------------------------------------------------------------------------------
4. BANK PREMISE AND EQUIPMENT

   The major categories of bank premises and equipment are as follows (in thousands):


                                                               1996      1995
--------------------------------------------------------------------------------
   Bank premises                                             $2,276    $2,258
   Furniture, fixtures,
   and equipment                                              2,745     2,367
                                                            -------    ------

   TOTAL                                                      5,021     4,625

   Less accumulated depreciation                             (2,569)   (2,267)
                                                            -------    ------
   Bank premises
     and equipment,net                                       $2,452    $2,358
                                                            =======    ======
--------------------------------------------------------------------------------

                                                           ANNUAL REPORT 1996 19

5. DEPOSITS

  Deposits consist of the following (in thousands):

                                                                                                          DECEMBER 31, 1996
---------------------------------------------------------------------------------------------------------------------------
                                                           Demand           Savings               Time              Total
---------------------------------------------------------------------------------------------------------------------------
    Individuals, partnerships, and corporations           $47,969          $109,020            $41,711           $198,700
    U.S. government                                           341                 -              1,113              1,454
    States and political subdivisions                         245                 -              3,400              3,645
    Certified and official checks                           2,285                 -                  -              2,285
                                                          -------          --------            -------           --------

    TOTAL                                                 $50,840          $109,020            $46,224           $206,084
                                                          =======          ========            =======           ========
---------------------------------------------------------------------------------------------------------------------------

                                                                                                          DECEMBER 31, 1995
---------------------------------------------------------------------------------------------------------------------------
                                                           Demand           Savings               Time              Total
---------------------------------------------------------------------------------------------------------------------------
    Individuals, partnerships, and corporations           $42,673          $117,273            $38,021           $197,967
    U.S. government                                            89                 -              1,486              1,575
    States and political subdivisions                       1,824                 -                578              2,402
    Certified and official checks                           1,755                 -                  -              1,755
                                                          -------          --------            -------           --------

    TOTAL                                                 $46,341          $117,273            $40,085           $203,699
                                                          =======          ========            =======           ========
---------------------------------------------------------------------------------------------------------------------------

  Demand deposits represent noninterest-bearing deposit accounts. Individual certificates of deposit of $100,000 or more at December 31, 1996 and 1995, totaling $14,246,000 and $12,295,000, respectively, are included in time deposits.

  At December 31, 1996, the scheduled maturities of the time deposits are $40,745,000 for 1997, $5,108,000 for 1998, and $371,000 for 1999, totalling
  $46,224,000.

--------------------------------------------------------------------------------
6. REPURCHASE AGREEMENTS

  At December 31, 1996, securities sold under agreements to repurchase were $10,466,000. These are fixed coupon agreements which are treated as financing transactions, and the obligations to repurchase are reflected as a liability in the Consolidated Balance Sheet. The amount of the securities underlying the agreements remains in the asset account. The securities are held in a segregated account by the Company's custodian. The securities underlying the agreements at December 31, 1996 had a carrying value and fair value of $11,718,000. All outstanding agreements at December 31, 1996 mature on January 1, 1997. The outstanding agreements had an average interest rate of 4.40% at December 31, 1996. The average balance and the average interest rate for the year ended December 31, 1996 were $3,376,000 and 4.53%. During 1996, the maximum month end balance was $10,466,000.

--------------------------------------------------------------------------------
7. NOTE PAYABLE

  In connection with the acquisition/assumption of certain Resolution Trust Corporation (RTC) assets and liabilities in 1994, the Corporation and the Bank executed an Interim Capital Assistance Agreement (Agreement) with the RTC. In accordance with the provisions of the Agreement and the related Promissory Note, the Corporation borrowed $1,000,000 from the RTC. As required by the Agreement, the Corporation invested all the proceeds in the Bank. The Corporation pledged to the RTC all the issued and outstanding shares of capital stock of the Bank to secure the Promissory Note. The RTC's rights and obligations under the Agreement and the Promissory Note passed to the Federal Deposit Insurance Corporation (FDIC) upon the dissolution of the RTC. The note payable accrues interest at a variable rate based on the 13-week U.S. Treasury Bill rate, reset quarterly. The interest rate at December 31, 1996 was 5.18%. The outstanding principal balance matures on July 3, 2000.

  The Agreement prevents the Bank from declaring or paying dividends, issuing any of its capital stock, or options or other rights thereto, repurchasing, redeeming or retiring any of its outstanding capital stock, or making any distribution of its assets to the Corporation. However, the Agreement does provide for the payment of dividends by the Bank if (i) there is no event of default in existence under the Agreement or the Promissory Note, (ii) the Bank would not cause an event of default by the declaration or payment of dividends, and (iii) the declaration or payment of any such dividends are not prohibited by or objected to by the Bank's primary regulator. Additionally, the Agreement limits the types of transactions that the Bank can enter into with the Corporation. Further, the Agreement requires that the Bank maintain its tangible capital ratio, calculated in accordance with the regulations prescribed by the office of the Comptroller of the Currency in excess of 5.22%. Finally, the Agreement provides for the full repayment of the note payable prior to the sale or disposition of all or substantially all of the Bank's assets or a change in control of the Bank.

20 IBW FINANCIAL CORPORATION


8. SHAREHOLDERS' EQUITY

  The Corporation became a unitary bank holding company and the Bank converted from a District of Columbia chartered bank to a national banking association on July 1, 1995. Each outstanding share of the Bank's common stock was converted into one share of the Corporation's common stock. The conversion of Bank common stock to Corporation common stock resulted in the transfer of $2,549,000 from common stock to capital surplus to reflect the change in the par value per common share from $5 to $1. In addition, the shareholders approved an amendment to the Company's Certificate of Incorporation to authorize 1,000,000 shares of preferred stock.

  On November 7, 1996, the Company submitted an application to Fannie Mae for a Community Development Financial Institutions investment. The proposed investment of $1,281,000 would be in the form of both common and preferred stock. If accepted, the Company would issue 31,221 common shares and 20,000 3% cumulative, non-voting preferred shares in a private placement. The note payable to the FDIC (see Note 7) contains a mandatory prepayment provision which requires proceeds from stock offerings to be applied to the note payable balance. The Company has requested that the FDIC waive this provision.


--------------------------------------------------------------------------------

9. REGULATORY MATTERS

  The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and the Bank's classification under the regulatory framework for prompt action are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital, as defined in the regulations, to risk-weighted assets, as defined. Management believes, as of December 31, 1996, that the Company and the Bank meet all the capital adequacy requirements to which they are subject.

  As of December 31, 1996, the most recent notification from office of the Comptroller of Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk based, and Tier I leverage ratios. There are no conditions or events since that notification that management believes have changed the institution's category.

--------------------------------------------------------------------------------

  The Company's and the Bank's required and actual capital amounts and ratios at December 31, 1996 are set forth in the following table (in thousands).

                                                                                                           TO BE WELL CAPITALIZED
                                                                                                          UNDER PROMPT CORRECTIVE
                                                            ACTUAL               CAPITAL ADEQUACY            ACTION PROVISIONS
                                                       Amount     Ratio         Amount       Ratio           Amount      Ratio
---------------------------------------------------------------------------------------------------------------------------------
    As of December 31, 1996
      Total Capital (to risk weighted assets)
        Company                                        $17,058     16%          $8,761        8%                 NA        NA
        Bank                                            17,799     16%           8,751        8%            $10,939       10%
      Tier I Capital (to risk weighted assets)
        Company                                         15,792     14%           4,381        4%                 NA        NA
        Bank                                            16,533     15%           4,376        4%              6,564        6%
      Tier I Capital (to average assets)
        Company                                         15,792     7%            9,379        4%                 NA        NA
        Bank                                            16,533     7%            9,368        4%             11,711        5%

    As of December 31, 1995
      Total Capital (to risk weighted assets)
        Company                                        $15,896     16%          $7,804        8%                 NA        NA
        Bank                                            16,803     17%           7,804        8%             $9,756       10%
      Tier I Capital (to risk weighted assets)
        Company                                         14,719     15%           3,902        4%                 NA        NA
        Bank                                            15,626     16%           3,902        4%              5,853        6%
      Tier I Capital (to average assets)
        Company                                         14,719     7%            8,848        4%                 NA        NA
        Bank                                            15,626     7%            8,848        4%             11,061        5%

                                                           ANNUAL REPORT 1996 21

10. INCOME TAXES

   The provision for income taxes consists of the following (in thousands):

                          1996        1995
--------------------------------------------------
  Current:
     Federal              $587        $577
     State                  77          17
                       --------    --------
                           664         594

  Deferred:
     Federal             (147)         181
     State                   -           -
                       --------    --------
             TOTAL        $517        $775
                       ========    ========
--------------------------------------------------

The components of the deferred tax (benefit) expense resulting from net temporary differences are as follows (in thousands):

                                          1996          1995
-----------------------------------------------------------------
  Depreciation                              $9           $36

  Provision for losses on loans
     and other real estate owned          (88)           136

  Deferred loan fees                      (53)          (19)

  Other                                   (15)            28
                                       --------      --------
             TOTAL                      $(147)          $181
                                       ========      ========

   The following reconciles the federal statutory income tax rate of 34% to the effective income tax rate (in thousands):

                                                                       1996                                      1995
---------------------------------------------------------------------------------------------------------------------------------
                                                                Amount          Rate                      Amount         Rate

    Federal tax expense at statutory rate                       $623             34%                       $804           34%
    State tax expense, net of federal tax benefit                 52              3                          12             1
    Tax-exempt interest                                        (145)             (8)                       (26)           (1)
    Other                                                       (13)             (1)                       (15)           (1)
                                                             -------         -------                    -------       -------
    TOTAL                                                       $517             28%                       $775           33%
                                                             =======         =======                    =======       =======
---------------------------------------------------------------------------------------------------------------------------------

   The tax effects of items compromising the Company's deferred tax asset (liability) at December 31, 1996 and 1995, are as follows (in thousands):

                                                         1996
--------------------------------------------------------------

  Deferred tax assets:

     Allowance for losses
       on loans and other
       real estate owned                                 $249

     Deferred loan fees                                   142

     Other                                                 29
                                                       -------

         Total deferred tax assets                       $420
                                                       -------

Deferred tax liabilities:

     Unrealized gain on
       available-for-sale
       securities                                      $(179)

     Depreciation                                       (124)

     Other                                               (17)
                                                       -------

       Total deferred tax liabilities                   (320)
                                                       -------

       Net deferred tax asset                            $100
                                                        ======

                                                         1995
--------------------------------------------------------------

Deferred tax assets:

     Allowance for losses
       on loans and other
       real estate owned                                 $160

     Deferred loan fees                                    89

     Other                                                 15
                                                       -------

         Total deferred tax assets                       $264
                                                       -------

Deferred tax liabilities:

     Unrealized gain on
       available-for-sale
       securities                                      $(265)

     Depreciation                                       (115)

     Other                                               (17)
                                                       -------
       Total deferred tax liabilities                   (397)
                                                       -------
       Net deferred tax (liability)                    $(133)
                                                       =======


22 IBW FINANCIAL CORPORATION

11. RETIREMENT PLAN

   The Company has a noncontributory, defined benefit pension plan covering substantially all employees. In anticipation of terminating the retirement plan and settling the benefit obligation in 1997, the Company adopted a plan amendment which curtailed the accrual of benefits for all participants effective May 5, 1996. The Company recognized a loss on the curtailment of approximately $46,000. Prior to the curtailment, the Company's funding policy was to contribute annually the required amount computed in its actuarial valuation. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. Benefits are determined based on compensation levels and length of service as defined by the plan.


   Net pension cost for 1996 and 1995 included the following components (in thousands):

                                                          1996         1995
----------------------------------------------------------------------------
   Benefit cost for service during the period              $79         $178
   Prior service cost                                        -           12
   Interest cost on projected benefit obligation           196          234
   Return on plan assets                                 (237)        (510)
   Asset gain (loss) deferral                                -          319
   Net amortization                                       (10)            8
   Funding of projected benefit obligation                 143            -
                                                         ------       ------

   Net pension cost                                       $171         $241
                                                         ======       ======
----------------------------------------------------------------------------

   The following table sets forth the plan's funded status and amounts recognized in the Company's balance sheet at December 31, 1996 and 1995 (in thousands):

                                             1996        1995
---------------------------------------------------------------
     Projected benefit obligation         $(3,178)    $(3,776)
     Plan assets at fair value               3,445       2,858
                                          --------    --------
     Plan assets in excess (less than)
        benefit obligation                     267       (918)
     Prior service cost not yet recognized       -         131
     Unrecognized net loss                       -         581
     Unrecognized transition asset           (104)       (114)
                                          --------    --------

     Prepaid (accrued) pension costs          $163      $(320)
                                          ========    ========
---------------------------------------------------------------


   The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 7%, as of December 31,1996 and 1995. The expected long-term rate of return on assets was 8% as of December 31, 1996 and 1995.

--------------------------------------------------------------------------------

12. EMPLOYEE STOCK OWNERSHIP PLAN

   In 1986, the Bank implemented an Employee Stock Ownership Plan (ESOP) that covers substantially all full-time employees. Annual contributions to the plan are determined by the Company's Board of Directors.

   Contributions of $37,000 and $75,000 were made to the plan during 1996 and 1995. At December 31,1996 and 1995, the ESOP held approximately 9% and 8%, respectively, of the total outstanding shares of the Company's stock.

13. COMMITMENTS AND CONTINGENCIES

   In the normal course of business, there are various outstanding commitments and contingent liabilities, such as commitments to extend credit, which are not shown in the accompanying consolidated financial statements. The Company does not anticipate any material losses as a result of these transactions. At December 31,1996 and 1995, the Bank had outstanding commitments to fund loans approximating $13,902,000 and $9,556,000, respectively. The Bank also has outstanding standby letters of credit at December 31,1996 and 1995, in the amount of $905,000 and $763,000, respectively. Such commitments and standby letters of credit are subject to the Bank's normal underwriting standards. Many of the commitments are expected to expire without being completely drawn upon; the total commitment amounts do not necessarily represent future cash requirements.

   At December 31,1996, the Bank was committed for future minimum annual payments under noncancelable long-term lease agreements for the rental of office space as follows (in thousands):

-----------------------------------------------------
                  1997                    $136
                  1998                     125
                  1999                      92
                  2000                      64
                                         ------
                  TOTAL                   $417
-----------------------------------------------------

   Rent expense for the years ended December 31, 1996 and 1995, was $234,000 and $217,000, respectively. Rent expense includes the amortization of the rent concessions.

                                                           ANNUAL REPORT 1996 23

14. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

   The Company has determined the fair value of its financial instruments using the following assumptions:

   Cash and Cash Equivalents, Interest-bearing deposits, Accrued Interest Receivable and Payable, and Repurchase Agreements - The fair value of cash and cash equivalents, accrued interest receivable and payable, and repurchase agreements was estimated to equal the carrying value due to the short-term nature of these financial instruments.

   Securities - The fair value of securities was estimated based on quoted market prices, dealer quotes and prices obtained from independent pricing services.

   Loans - The fair value of loans receivable was estimated by discounting the estimated future cash flows using current rates on loans with similar credit risks and terms. It was assumed that no prepayments would occur due to the short-term nature of the portfolio and based upon the Bank's historical experience.

   Deposits - The fair value of demand and savings deposits was estimated to equal the carrying value due to the short-term nature of the financial instruments. The fair value of time deposits was estimated by discounting the estimated future cash flows using current rates on time deposits with similar maturities.

   Note Payable -The fair value of the note payable was estimated based on rates currently available to the Bank for borrowings with similar terms and remaining maturities.

   Commitments to Fund Loans and Standby Letters of Credit - Due to the short-term nature and/or the variable rate structure of these off-balance sheet items, the fair value was estimated to approximate the carrying value.

   The fair value estimates presented are based on pertinent information available as of December 31, 1996 and 1995. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented are not necessarily indicative of the amounts that the Company could realize in a current market transaction. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

-------------------------------------------------------------------------------------------------------------------------------

                                                                 DECEMBER 31, 1996                   DECEMBER 31, 1995

(in thousands)                                             Carrying Value      Fair Value      Carrying Value      Fair Value
-------------------------------------------------------------------------------------------------------------------------------
  Assets:
       Cash and cash equivalents                               $21,992           $21,992            $34,886          $34,886
       Interest-bearing deposits                                 3,000             3,000                  -                -
       Securities                                               94,824            94,824             87,198           87,198
       Loans                                                   108,611           108,775             92,817           92,873
       Accrued interest receivable                               1,651             1,651              1,584            1,584

    Liabilities:
       Deposits                                                206,084           206,228            203,699          203,868
       Repurchase agreements                                    10,466            10,466                  -                -
       Note payable                                              1,000               940              1,000              938
       Accrued interest payable                                    478               478                363              363
-------------------------------------------------------------------------------------------------------------------------------

24 IBW FINANCIAL CORPORATION

15. PARENT COMPANY FINANCIAL INFORMATION

   The summarized financial statements of IBW Financial Corporation (parent company only) as of December 31, 1996 and 1995, and for the year ended December 31, 1996 and the period ended December 31, 1995, follow (in thousands):

                                                      1996      1995
--------------------------------------------------------------------

STATEMENT OF FINANCIAL CONDITION
  Assets:
    Deposits with subsidiary                          $129      $116
    Securities available-for-sale
          (amortized cost, $125)                       125         -
    Other assets                                        18         -
    Investment in subsidiary- at equity             18,059    17,462
                                                  --------  --------

                 Total Assets                      $18,331   $17,578
                                                  ========  ========

  Liabilities and Shareholders' Equity:
    Liabilities:
          Borrowings                                $1,000    $1,000
          Other                                         13        23
                                                  --------  --------

                 Total liabilities                   1,013     1,023

  Shareholders' equity:
    Common stock                                       637       637
    Capital surplus                                  4,329     4,329
    Retained earnings                               12,005    11,075
    Unrealized gain on available-for-sale
        securities, net of taxes of $179 and $265      347       514
                                                  --------  --------

                 Total shareholders' equity         17,318    16,555
                                                  --------  --------

  Total Liabilities and Shareholders' Equity       $18,331   $17,578
                                                  ========  ========

STATEMENT OF INCOME

    Dividends from subsidiary and other               $584      $311
    Expenses                                            36        27
                                                  --------  --------

    Income before undistributed net
      earnings of subsidiary                           548       284
                                                  --------  --------

    Equity in undistributed net
      earnings of subsidiary                           765     1,305
                                                  --------  --------

    Net income                                      $1,313    $1,589
                                                  ========  ========

STATEMENT OF CASH FLOWS

    Cash Flows from Operating Activities:
      Net income                                   $ 1,313    $1,589
      Adjustments to reconcile net income
            to net cash provided
            by operating activities:
                   Equity in undistributed
                   net earnings of subsidiary         (765)   (1,305)

                   Other                               (27)       23
                                                  --------  --------

                   Net cash provided
                   by operations                       521       307
                                                  --------  --------

    Cash Flows from Investing Activities:
      Purchase of securities                          (125)        -
      Investment in subsidiary                           -    (1,000)
                                                  --------  --------

                   Net cash used in
                   investing activities               (125)   (1,000)
                                                  --------  --------

    Cash Flows from Financing Activities:
      Proceeds from note payable                         -     1,000
      Payment of dividends                            (383)     (191)
                                                  --------  --------

                   Net cash (used in) provided
                   by financing activities            (383)      809
                                                  --------  --------

    Increase in deposits with subsidiary              $ 13      $116
                                                  ========  ========

Maryland


OXON HILL OFFICE AND
MARYLAND LENDING DIVISION
ATM - Drive-in
1900 John Hanson Lane
Oxon Hill, MD 20745
(301) 839-4600

FORESTVILLE OFFICE
ATM - Drive-in
7610 Pennsylvania Avenue
Forestville, MD 20747
(301) 735-4440



Washington


GEORGIA AVENUE
ATM - Drive-in
4812 Georgia Avenue, N.W.
Washington, D.C. 20011
(202) 722-2025

FRANK D. REEVES MUNICIPAL CENTER OFFICE
ATM
2000 Fourteenth Street, N.W.
Washington, D.C. 20009
(202) 722-2075

U STREET OFFICE
Metro Green Line
2000 Eleventh Street, N.W.
Washington, D.C. 20001
(202) 722-2050

F STREET OFFICE
Metro Center
1317 F Street, N.W.
Washington, D.C. 20004
(202) 722-2060

J.H. MITCHELL OFFICE
ATM - Drive-in
Metro Benning Road
45th & Blaine Streets, N.E.
Washington, D.C. 20019
(202) 722-2065

AMERICAN UNIVERSITY OFFICE
ATM
4400 Massachusetts Avenue, N.W.
Washington, D.C. 20016
(202) 722-2053

LOAN DEPARTMENT
2002 Eleventh Street, N.W.
Washington, D.C. 20001
(202) 722-2080

ATM AT PROVIDENCE HOSPITAL
1150 Varnum Street, N.E.
Washington, D.C. 20017