Form 10KSB, Exhibit 13
period 1997-12-31
IBW FINANCIAL CORP
filed 1998-04-14
CIK 1013274

Exhibit 13

       Annual Report to Shareholders for the Year Ended December 31, 1997

          Where we're GOING has everything to do with where we've BEEN


                              [Graphics Omitted]

Annual Message To Shareholders

Throughout 1997, Industrial Bank, N.A. (IBNA) remained true to our mission of continuously improving long-term profitability, community development and customer service. In an industry that has become increasingly impersonal, our focus on personal service has become a competitive advantage. Many steps have been taken to retain this edge, including conducting the Bank's most comprehensive market research ever to keep us attuned to existing and potential customer needs, industry advances and economic trends.

We also restructured Branch Administration into a Retail Banking Division; strengthened our mortgage department infrastructure; employed new technology to keep us competitive in loan underwriting; and utilized bond programs, in the District and Prince George's County, which allowed us to offer first-time homebuyers below-market rate loans.

IBNA continued to expand in 1997 with the opening of the Brookland/Woodridge branch. The event received unprecedented community, government and media participation, and deposits exceeded our year-end projections. Additionally, we began long-range strategic planning and organizational development with the help of developmental specialists to reshape the Bank's structure, processes and operations over the next three to five years.

During 1997, the Bank's financial condition continued to strengthen, with a 20 percent increase in earnings due to improved asset quality, controlled overhead expense and increased non-interest income. Capital grew to over $20 million, the highest ever in the Bank's history, and our total capital ratio is 17 percent.

With the start of the new year came the retirement of EVP Massie Fleming after 46 years of service. We are pleased that she will continue to serve on the Board of Directors. Another board member, Mrs. Margaret Stewart, resigned in February. Her business acumen was a great resource and we are thankful for her service to the Bank.

As we move forward into 1998 and the next millennium, we will continue our diligent efforts in laying a strong foundation for the future. We will take a more conservative credit posture to protect against unanticipated economic upheavals. And, we will keep our energies focused on our most prized assets -- our employees and our customers.

/s/  Clinton W. Chapman                     /s/   B. Doyle Mitchell, Jr.
---------------------------                 ---------------------------
Clinton W. Chapman                          B. Doyle Mitchell, Jr.
Chairman of the Board                       President

IBW Financial Corporation
INDUSTRIAL BANK, N.A.
BOARD OF DIRECTORS

B. Doyle Mitchell, Jr., President
Massie S. Fleming, Executive Vice President
Clinton W. Chapman, Esq., Chairman of the Board, Senior Partner, Chapman and Chapman, Attorneys
Cynthia T. Mitchell, Educator
Emerson A. Williams, M.D., Physician
Marjorie H. Parker, Ph.D., Educator
George H. Windsor, Esq., Vice Chairman of the Board, Cobb, Howard, Hayes and Windsor, Attorneys
Margaret B. Stewart, President, Stewart Funeral Home (retired 1998)
Robert L. White, LL.D., Chairman, N.A.P.F.E. Credit Union
Benjamin L. King, CPA, Secretary of the Board, Consultant


IBW FINANCIAL CORPORATION OFFICERS

Clinton W. Chapman, Esq., Chairman of the Board, Senior Partner, Chapman and Chapman, Attorneys
B. Doyle Mitchell, Jr., President, Chief Executive Officer
Massie S. Fleming, Executive Vice President
Benjamin L. King, CPA, Secretary of the Board, Consultant

                                                              Evelyn Y. Robinson                   CUSTOMER SERVICE
                                                              Assistant Secretary                  MANAGERS (CONT.)

                                                              ASSISTANT VICE-PRESIDENTS            Haile M. DeBass
                       [Graphics Omitted]
                                                                                                   Georgia Avenue Office
                                                              Nathan W. Evans, CPA
                                                              Internal Auditor                     Veronica Henry
                                                                                                   Forestville Office
                                                              Reta G. Felder
                                                              Commercial Loans                     Ruth Mathis
                                                                                                   Reeves Center Office
                                                              Patricia A. Mitchell
                                                              Commercial Real Estate Loans         Cora B. Stancil
                                                                                                   J.H. Mitchell Office
                                                              Debra B. Thornton
                                                              Director, Human Resources            Estee Wells
                                                                                                   J.H. Mitchell Office
                                                              Vernard J. Tyson
                                                              Consumer Loans                      DC ADVISORY BOARD

                                                              Garfield M. Vann                    Yetta W. Galiber,
                                                              Accounting                          Chairman
                                                                                                  ViCurtis Hinton
                                                              Sharon B. Zimmerman                 H. Greig Cummings
                                                              Director, Marketing                 Patricia C. Lightfoot
                                                              Community Reinvestment              Ronald K. Crockett
INDUSTRIAL BANK, N.A.                                                                             Dr. Ettyce Moore
OFFICERS                                                      RETAIL BANKING OFFICERS             William R. Claytor, MD
Executives                     VICE-PRESIDENTS                Jeffrey A. Banks                    Rev. A. Knighton Stanley
B. Doyle Mitchell, Jr.         Claude O. Barrington           American University Office          Warren Strudwick, MD
President                      Bank Counsel                   Reeves Center Office                Patricia A. Mitchell
                                                                                                  Elizabeth Lisboa-Farrow
Massie S. Fleming              Michael S. Betton              Herbert C. Harris, Jr.              James N. McGuffey
Executive Vice President       Information Systems            Georgia Avenue Office               Maximo Pierola
                               Wilfred Braveboy               Elizabeth Hundley                   Fay G. Knight
David G. Poole                 Real Estate Loans              J.H. Mitchell Office                Secretary
Senior Vice President,
Operations                     Rodney D. Epps                 Marilyn L. Jumalon
                               Communications                 Oxon Hill Office
Richard Williams, Jr.                                         Forestville Office
Senior Vice President,         Effie M. Faucett
Chief Lending Officer          Operations                     Saundra G. Turpin                   PRINCE GEORGE'S
                                                              Brookland/Woodridge Office          ADVISORY BOARD
Thomas A. Wilson, Jr.          JB Holston                     F Street Office
Senior Vice President,         Retail Banking Division                                            Wayne Clarke
Controller                                                    CUSTOMER SERVICE MANAGERS           Charles Dukes, Jr.
                               Vinson T. McCarty
                               Consumer Loans                 Elmira Bell                         Reverend Gloria Miller
Lester W. Johnson                                             Brookland/Woodridge Office
Senior Vice President,         Roy Moss, Jr.                                                      Duane W. Oates
Chief Credit Officer           Commercial Loans               Pamela Branch                       Chuck Royster
                                                              Georgia Avenue Office               Pastor John A. Cherry
                                                                                                  Norma Stewart
                                                              Joyce L. Burns
                                                              F Street Office                     Rev. Eugene Weathers

                                                              Rovenia Daniels                     Fay G. Knight,
                                                              11th Street Office                  Secretary

1997: Hard Work Pays Off

In 1997, considerable progress was made to position Industrial Bank as the first choice for individuals seeking a locally-based, autonomous institution that prides itself on one-on-one customer service. Throughout the year, Industrial Bank continued to make strides to establish itself as a forward-looking, community-based bank without straying from its history of long-standing traditions and values.

A Different Kind Of Structure

Steps were taken to completely restructure Branch Administration. Renamed the Retail Banking Division, the department is now divided into six groups, each headed by a Retail Banking Officer (RBO). In addition to managing their respective branches, the RBO's now have the responsibility of new business development, community relations and enhancing a friendly and professional office environment. It is our belief that this reorganization will ensure effective relationships among the various departments within the bank as well as foster an environment of quality personal service.


                               [Graphics Omitted]

Strong And Growing

Continuing our growth strategy and our commitment to the Washington Metropolitan community, IBNA opened our ninth local branch office in the Brookland/Woodridge neighborhood of Northeast Washington, D.C. Community leaders, who played a large role in bringing Industrial Bank to the Brookland/Woodridge location, strongly believed that the bank would play a significant role in the revitalization of the area -- and it has. Additionally, by the end of 1997 the new branch had not only met, but had surpassed its projections of new business (deposit growth).

A Positive Atmosphere

IBNA recognizes that the key to quality customer service is a satisfied work force. As a result, we are committed to providing a challenging and equitable working environment for our employees. This year, branch employees were offered Service Excellence Training; a new 401(k) retirement plan was established; and a new short-term disability benefits package was added at no cost to the employee. IBNA realizes the importance of quality compensation packages and has worked hard to ensure that the bank remains competitive within the industry.


                               [Graphics Omitted]

1998: Making Things Happen

With the approach of the 21st century, IBNA has chosen to respond to a growing customer desire for an alternative to big name, impersonal banking giants. As Washington's largest African American-owned commercial bank, IBNA understands the needs of the various communities and plans to launch an aggressive campaign to capture a larger share of the local markets.

Staying Competitive

IBNA's number one priority is to continue to explore and launch new products and services targeted to meet the needs of the Washington Metropolitan community. In 1998, IBNA's focus will be to aggressively market mortgage services; promote the VISA Check Card; and provide cash management programs and 24-hour telephone and PC banking. Additionally, IBNA has plans to repackage products for a variety of target audiences including youth, young professionals, senior citizens and small businesses.

                             [Graphics Omitted]

Spreading The Word

Building awareness of IBNA's products, personal services and benefits is the means to the expansion of IBNA's unique position in the marketplace. An enhanced corporate image will be established in 1998 through a new, ongoing advertising and marketing campaign. This campaign was designed to build on the strength of the Industrial Bank name and to positively reflect IBNA's longstanding commitment to meeting the needs of individuals, small businesses and organizations.

It Takes Teamwork

Growth and professional development of employees continues to be of paramount importance. An emphasis on training and employee development in 1998 will help to achieve higher levels of customer retention and personal customer service. The professional environment will continue to foster, promote and reward teamwork through employee incentive programs. Additionally, we are initiating a comprehensive analysis of our facilities to accommodate personnel growth and technological advances over the next five years.


                               [Graphics Omitted]

An Ongoing Commitment
                                                                                        Washington
For over 60 years,  Industrial Bank has delivered  essential banking services to
the Washington Metropolitan  Community.  Throughout the years, IBNA's commitment        Georgia Avenue
can be seen not only in its role as a vital financial  institution,  but also as        ATM - Drive-in
an active participant in a variety of charitable projects.                              4812 Georgia Avenue, N.W.
                                                                                        Washington, D.C. 20011
With nine branch offices located throughout  communities in the area, Industrial        (202) 722-2025
Bank  has  had the  opportunity  to  participate  in  many  worthwhile  programs
including:                                                                              Frank D. Reeves Municipal Center office
                                                                                        ATM and Metro Green Line
                                                                                        2000 Fourteenth Street, N.W.
                                                                                        Washington, D.C. 20009
ACORN Bank Fair                                                                         (202) 722-2075

Annual Georgia Avenue Clean-up Day                                                      U Street office
                                                                                        ATM and Metro Green Line
Banks-In-School Program                                                                 2000 Eleventh Street, N.W.
                                                                                        Washington, D.C. 20001
Black Business Entrepreneur Expo                                                        (202) 722-2050

Black History Month                                                                     F Street office Metro Center
                                                                                        1317 F Street, N.W.
Cardoza High School's Banking and Sports Management Partnership                         Washington, D.C. 20004
                                                                                        (202) 722-2060
Collective Banking Group Job Fair
                                                                                         J.H. Mitchell office
Community Empowerment Day                                                                ATM - Drive-In
                                                                                         Metro Benning Road
Coolidge High School Career Day                                                          45th and Blaine Streets, N.E.
                                                                                         Washington, D.C. 20019
MANNA House-Raising Project on U Street                                                  (202) 722-2065

Neighborhood Advisory Boards                                                             Brookland Woodridge Office
                                                                                         2012 Rhode Island Ave., N.E.
Prince George's County Housing Fair                                                      Washington, D.C. 20018
                                                                                         (202) 722-2038
Small Business/Home Buyer Seminars
                                                                                         American  University Office
Ward 5 Community Day                                                                     ATM
                                                                                         4400 Massachusetts Avenue, N.W.
As well as many others...                                                                Washington, D.C. 20016
                                                                                         (202) 722-2053

Maryland                                                                                 Loan Department
                                                                                         2002 Eleventh Street, N.W.
                                                                                         Washington, D.C. 20001
Oxon Hill Office and            Forestville office                                       (202) 722-2080
Maryland lending division       ATM - Drive-in
ATM - Drive-in                  7610 Pennsylvania Avenue                                 ATM AT Providence Hospital
1900 John Hanson Lane           Forestville, MD 20747                                    1150 Varnum Street, N.E.
Oxon Hill, MD 20745             (301) 735-4440                                           Washington, D.C. 20017
(301) 839-4600
                                                                                         ATM AT WASHINGTON
                                                                                         CONVENTION CENTER
                                                                                         906 Ninth Street, N.W.
                                                                                         Washington, D.C. 20005

                                                                                         ATM At ONE JUDICIARY SQUARE
                                                                                         441 Fourth Street, N.W.
                                                                                         Washington, D.C. 20001

FINANCIAL SUMMARY

                                                                                       December 31, 1997
                                                           (dollars in thousands, except per-share data)
--------------------------------------------------------------------------------------------------------
                                                                      1997          1996     CHANGE
FOR THE YEAR
Net Income                                                             $1,576         $1,313     20.03%
   Cash Dividends Declared - Common and Preferred                         398            383      3.92%
   Earning Per Common Share                                              2.44           2.06     18.45%
   Cash Dividends Paid Per Common Share                                   .60            .60      0.00%
   Return on Average Assets                                               .64            .57     12.28%
   Average Share Outstanding                                          645,195        637,160      1.26%

AT YEAR END
   Total Assets                                                      $250,702       $235,788      6.33%
   Loans - Net of Allowance for Loan Losses                           115,476        108,611      7.24%
   Deposits                                                           208,196        206,084      1.02%
   Shareholders' Equity                                                20,177         17,318     16.51%
   Shareholders' Equity to Assets                                        8.05%          7.34%     9.67%
   Risk-Based Capital Ratios (IBNA):
             Tier1                                                         15%            15%     0.00%
             Total                                                         17%            16%     6.25%
             Book Value Per Common Share                               $29.44         $27.18      8.31%
--------------------------------------------------------------------------------------------------------





                               [GRAPHICS OMITTED]

                          INDEPENDENT AUDITOR'S REPORT

To the Shareholders and Board of Directors of IBW Financial Corporation:

We have audited the accompanying consolidated balance sheets of IBW Financial Corporation and subsidiary (the Company) as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of IBW Financial Corporation and subsidiary at December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche, LLP
Washington, D.C.
February 27, 1998

CONSOLIDATED BALANCE SHEETS

                                                                             DECEMBER 31, 1997 and 1996
                                                               (dollars in thousands, except share data)
--------------------------------------------------------------------------------------------------------
ASSETS
                                                                           1997             1996
Cash and cash equivalents:
         Cash and due from banks                                          $11,842           $13,692
         Federal funds sold                                                11,500             8,300
                                                                          -------          --------
          Total cash and cash equivalents                                  23,342            21,992

Interest-bearing deposits in banks                                          3,000             3,000
Securities available-for-sale, at fair value                              101,106            94,824

Loans receivable - net of allowance for loan losses
         of $1,702 in 1997 and $1,266 in 1996                             116,476           108,611
Real Estate owned - net                                                       522             1,310
Bank premises and equipment - net                                           2,672             2,452
Other Assets                                                                3,500             3,499
Deferred Income Taxes                                                          84               100
                                                                          -------          --------
TOTAL ASSETS                                                              250,702          $235,788
                                                                          =======          ========
===================================================================================================

---------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
                                                                         1997             1996
LIABILITIES:
     Demand deposits                                                      $52,922           $50,840
     Time and savings deposits                                            155,274           155,244
                                                                          -------           -------
                  Total deposits                                          208,196           206,084
     Repurchase agreements                                                 19,496            10,466
     Other liabilities                                                      1,833               920
     Note payable                                                           1,000             1,000
                                                                         --------          --------
                  Total Liabilities                                      $230,525          $218,470
                                                                         --------          --------
SHAREHOLDERS' EQUITY
     Preferred stock - $1 par value: 1,000,000(500,000 voting
       and 500,000 nonvoting authorized; 20,000 Series A
       nonvoting issued and outstanding, stated at liquidation value          500
     Common stock - $1 par value: 1,000,000 shares authorized;
       668,360 and 637,160 shares issued and outstanding                      668               637
     Capital surplus                                                        5,051             4,329
     Retained earnings                                                     13,183            12,005
     Unrealized gain on available-for-sale securities,
       net of taxes of $393 in 1997 and $179 in 1996                          775               347
                                                                         --------          --------
            Total shareholders' equity                                     20,177            17,318
                                                                         --------          --------
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                          $250,702          $235,788
                                                                         ========          ========


See notes to consolidated financial statements.
===================================================================================================

CONSOLIDATED STATEMENTS OF  INCOME

                                                           YEARS ENDED DECEMBER 31, 1997 AND 1996
                                                         (dollars in thousands, except share data)
----------------------------------------------------------------------------------------------------
                                                                    1997              1996
INTEREST INCOME:
     Interest and fees on loans                                   $10,434           $9,401
     U.S. Treasury securities                                       1,261            1,511
     Obligations of U.S. Government
       agencies and corporations                                      501            1,069
     Collateralized mortgage obligations                            3,797            2,597
     Obligations of states and political subdivisions                 864              699
     Bank balances and other securities                               229              162
     Federal funds sold                                               372              622
                                                                  -------          -------
              Total interest income                                17,458           16,061
                                                                  -------          -------
INTEREST EXPENSE:
         Interest-bearing deposits                                  4,329            4,523
         Time certificates over $100,000                              767              676
         Repurchase agreements                                        767              153
         Note payable                                                  53               53
                                                                  -------          -------
                  Total interest expense                            5,916            5,405
                                                                  -------          -------

NET INTEREST INCOME:                                               11,542           10,656
PROVISION FOR LOAN LOSSES                                           1,195              510
                                                                  -------          -------
NET INTEREST INCOME AFTER PROVISION
         FOR LOAN LOSSES                                           10,347           10,146
                                                                  -------          -------
NONINTEREST INCOME:
         Service charges on deposit and checking accounts           2,540            2,266
         Gain on sale of securities                                   242              109
         Other operating income                                       552              245
                                                                  -------          -------
                  Total noninterest income                          3,334            2,620
                                                                  -------          -------
NONINTEREST EXPENSE:
         Salaries and employee benefits                             6,213            5,782
         Occupancy                                                    716              671
         Furniture and equipment                                      625              562
         Data processing                                              606              572
         Other                                                      3,485            3,349
                                                                  -------          -------
                  Total noninterest expense                        11,645           10,936
                                                                  -------          -------
INCOME BEFORE INCOME TAXES                                          2,036            1,830
PROVISION FOR INCOME TAXES                                            460              517
                                                                  -------           ------
NET INCOME                                                         $1,576           $1,313
                                                                  =======           ======
EARNINGS PER COMMON SHARE - Basic and diluted                       $2.44            $2.06
                                                                  =======           ======
See notes to consolidated financial statements.
===================================================================================================

CONSOLIDATED STATEMENTS
CHANGES IN SHAREHOLDERS' EQUITY

                                                                              YEARS ENDED DECEMBER 31,1997 AND 1996
                                                                          (dollars in thousands, except share data)
-------------------------------------------------------------------------------------------------------------------
                                                                                  Net Unrealized
                                                                                     Gain
                               Preferred   Common     Capital  Retained           on Securities
                                 Stock      Stock     Surplus  Earnings          Available-for-Sale        Total
BALANCE, January 1, 1996              -      $637      $4,329    11,075               $514                 16,555
     Dividends, $0.60 per share       -         -           -      (383)                 -                   (383)
     Change in unrealized gains
        on available-for-sale
        securities, net of taxes      -         -           -         -               (167)                  (167)

     Net income                       -         -           -     1,313                  -                  1,313
                                   ----      ----      ------    ------               ----                 ------
BALANCE, DECEMBER 31, 1996            -       637       4,329    12,005                347                 17,318
     Issuance of preferred stock    500         -           -         -                  -                    500
     Issuance of common stock         -        31         722         -                  -                    753
     Dividends, $0.60 per share       -         -           -      (398)                 -                   (398)
     Change in unrealized
        gains on available-
        for-sale securities,
        net of taxes                  -         -           -         -                428                    428
     Net Income                       -         -           -     1,576                  -                  1,576
                                   ----      ----      ------     -----               ----                 ------
BALANCE, DECEMBER 31, 1997         $500      $668      $5,051    13,183                775                 20,177
                                   ====      ====      ======    ======               ====                 ======
See notes to consolidated financial statements.
-----------------------------------------------------------------------------------------------------------------


CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    DECEMBER 31,1997 AND 1996
                                                                       (dollars in thousands)
---------------------------------------------------------------------------------------------
                                                                   1997                1996
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                  $1,576               $1,313
     Adjustment to reconcile net income
       to net cash provided by operating activities:
     Depreciation                                                   352                  319
     Amortization of goodwill and intangibles                       149                  216
     Accretion/amortization of premium                              643                  396
     Deferred income taxes                                           16                 (147)
     Loss on sale of real estate owned                               22                   32
     Gain on sale of investment securities
       available-for-sale                                          (152)                (109)
     Gain on sale of securities - trading                           (90)                   -
     Provision for loan on real estate owned                        108                  223
     Provision for loan losses                                    1,195                  510
     Interest capitalized on securities                            (873)                   -
     (Increase) decrease in other assets                           (148)                 116
     Increase (decrease) in other liabilities                       913                 (254)
          Sale of investment securities - trading                 3,164                    -
                                                                  -----                -----
           Net cash provided by operating activities              6,875                2,615
                                                                  -----                -----
-----------------------------------------------------------------------------------------------

                                                      DECEMBER 31, 1997 AND 1996
                                                          (dollars in thousands)
--------------------------------------------------------------------------------

                                                                      1997           1996
   CASH FLOWS FROM INVESTING ACTIVITIES:
    Net increase in loans                                            (12,364)       (16,793)
    Additions to bank premises and equipment, net                       (572)          (412)
    Proceeds from principal payments on securities
      available-for-sale                                              11,432          7,326
    Net increase in net interest-bearing deposits in banks                --         (3,000)
    Proceeds from sale of real estate owned                            1,048            194
    Proceeds from maturities of securities available-for-sale          8,962         26,695
    Proceeds from sale of securities available-for-sale                8,105         20,510
    Purchase of investment securities available-for-sale             (34,133)       (62,497)
                                                                     -------        -------
       Net cash used in investing activities                         (17,522)       (27,977)
                                                                     -------        -------
   CASH FLOWS FROM FINANCING ACTIVITIES:
    Cash dividends                                                      (398)          (383)
    Net increase in deposits                                           2,112          2,385
    Net increase in repurchase agreements                              9,030         10,466
    Sale of common and preferred stock, net                            1,253             --
                                                                     -------        -------
       Net cash provided by financing activities                      11,997         12,468
                                                                     -------        -------
   NET INCREASE (DECREASE) IN CASH AND CASH
    EQUIVALENTS                                                        1,350        (12,894)
   CASH AND CASH EQUIVALENTS AT
    BEGINNING OF YEAR                                                 21,992         34,886
                                                                     -------        -------
   CASH AND CASH EQUIVALENTS AT END OF YEAR                        $  23,342      $  21,992
                                                                   =========      =========
   SUPPLEMENTAL DISCLOSURES OF CASH FLOW
    INFORMATION:
   CASH PAID DURING THE YEAR FOR:
      Income taxes                                                 $     503      $     518
                                                                   =========      =========
      Interest                                                     $   5,301      $   5,290
                                                                   =========      =========
   NON CASH TRANSACTIONS:
      Noncash transfers of loans to real estate owned              $     390      $     809
                                                                   =========      =========
      Securitization of mortgage loans                             $   3,103      $      --
                                                                   =========      =========

See notes to consolidated financial statements.

Notes to Consolidated FINANCIAL Statements
YEARS ENDED DECEMBER 31, 1997 and 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

IBW Financial Corporation (Corporation) became a unitary bank holding company and its wholly owned subsidiary Industrial Bank of Washington (the Bank) converted from a District of Columbia chartered bank to a national banking association and changed its name to Industrial Bank, National Association (the
Bank) on July 1, 1995. The accounting and reporting policies of IBW Financial Corporation and subsidiary (the Company) conform to generally accepted accounting principles and prevailing practices within the banking industry. The following summarizes the significant accounting policies.

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

Securities - The Company accounts for securities in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS No. 115). This standard requires debt and equity securities to be segregated into the following three categories: trading, held-to-maturity, and available-for-sale. Trading securities are purchased and held principally for the purpose of reselling them within a short period of time. Their unrealized gains and losses are included in earnings. Securities classified as held-to-maturity are accounted for at amortized cost, and require the Company to have both the positive intent and ability to hold these securities to maturity. Securities not classified as either trading or held-to-maturity are considered to be available-for-sale. Unrealized gains and losses on available-for-sale securities are excluded from earnings and reported, net of deferred taxes, as a separate component of shareholders' equity until realized. Realized gains or losses on the sale of investment securities are reported in earnings and determined using the adjusted cost of the specific security sold.

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

Allowance for Loan Losses - The allowance for loan losses is maintained at a level believed by management to be adequate to provide for known and inherent risks in the loan portfolio and commitments to extend credit. Management's determination of the adequacy of the allowance is based on an evaluation of past loan loss experience; current economic conditions; volume, growth, and composition of the loan portfolio; and other relevant factors. The allowance is increased by provisions for loan losses charged against income and recoveries and reduced by charge-offs. In accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, the Company measures impairment on impaired loans based on the fair value of the collateral. In accordance with SFAS No. 114, the Company considers a loan impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Management considers all current information, including the borrower's ability to repay, the fair value of the collateral, and other pertinent information in determining if a loan is impaired. For the purposes of applying SFAS No. 114, the Company considers residential real estate loans and installment loans to be smaller balance, homogenous loans, which are aggregated and collectively evaluated for measurement of impairment. The amount of loan losses the Company may ultimately realize could differ from these estimates.

Bank Premises and Equipment - Premises and equipment are stated at cost less accumulated depreciation. Depreciation is charged to operations over the estimated useful lives of assets which range from approximately five to forty years.

Real Estate Owned - Other real estate owned represents properties acquired through foreclosures or other proceedings in satisfaction of indebtedness. At the date of acquisition such property is recorded at the lower of cost or fair value. Subsequent to acquisition, the property is carried at the lower of the fair value, less estimated costs to sell, or its new cost basis. Write-downs to fair value, less estimated costs to sell, at the date of acquisition are charged to the allowance for loan losses. Declines in fair value, operating expenses, and gains or losses on the dispositions of other real estate are reported in other expense. The amounts the Company will ultimately realize on disposition of these properties could differ from management's current estimates.

Earnings Per Share - Earnings per share is computed based on the weighted average number of common shares outstanding during the year. The weighted average number of common shares outstanding during 1997 and 1996 was 645,195 and 637,160, respectively. In March 1997, SFAS No. 128, Earnings Per Share was issued. SFAS No. 128 supersedes APB No. 15 to conform earnings per share with international standards as well as to simplify the complexity of the computation under APB No. 15. In summary, SFAS No. 128 replaces the previous primary earnings per share (EPS) calculation with a basic EPS calculation. The basic EPS differs from the primary EPS calculation in that the basic EPS does not include any potentially dilutive securities. Fully dilutive EPS is replaced with diluted EPS and should be disclosed regardless of its dilutive impact on EPS. SFAS No. 128 is effective for both interim and annual periods ending after December 15, 1997. Basic and diluted EPS are the same for IBW as the Company had no stock options or other potentially dilutive securities outstanding as of December 31, 1997.

Income Taxes - The Corporation and its wholly owned subsidiary file a consolidated federal income tax return. The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Deferred income tax assets and liabilities are computed annually for differences between financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on the enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period adjusted for the change during the period in deferred tax assets and liabilities.

Intangibles - At December 31, 1997 and 1996, other assets included goodwill of $610,000 and $665,000, net of accumulated amortization of $55,000 and $105,000 and core deposit intangibles of $420,000 and $514,000, net of accumulated amortization of $94,000 and $242,000, respectively. Goodwill is being amortized over 15 years and the core deposit intangibles over 8 years, both on the straight-line basis.

Statement of Cash Flows - For purposes of the consolidated statement of cash flows, cash equivalents are highly liquid investments with original maturities of three months or less. Included in cash and due from banks were required deposits at the Federal Reserve Bank of $3,962,000 and $4,070,000 at December 31, 1997 and 1996, respectively.

Reclassification - Certain items in the financial statements for 1996 have been reclassified to conform to the 1997 presentation.

New Accounting Pronouncement - In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (SFAS No. 125). SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. The provisions of SFAS No. 125 relating to repurchase agreements, securities lending, and other similar transactions and pledged collateral have been delayed until after December 31, 1997, by SFAS No. 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, an Amendment of FASB No. 125. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on consistent application of a financial components approach that focuses on control. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and derecognizes liabilities extinguished. SFAS No. 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This standard supersedes SFAS No. 76, Extinguishment of Debt, and No. 77, Reporting by Transferors for Transfers of Receivables with Recourse, and No. 122, Accounting for Mortgage Servicing Rights, and amends SFAS No. 115 and No. 65, Accounting for Certain Mortgage Banking Activities. The Company adopted this standard, except for the provisions delayed by SFAS No. 127, effective January 1, 1997. The adoption of this standard did not have a material impact on the Corporation's financial condition or results of operations.

In June 1997, SFAS No. 130, Reporting Comprehensive Income, was issued. SFAS No. 130 requires comprehensive income to be reported in a financial statement that is displayed with the same prominence as other financial statements, thereby permitting companies to display the components of other comprehensive income below the total for net income in an income statement, in a separate statement that begins with net income, or in a statement of changes to equity. Such requirement would apply to all enterprises that provide a full set of financial statements. This statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods for comparative purposes is required.

Additionally, during June of 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements beginning after December 15, 1997.

The implementation of SFAS 130 and SFAS 131 will only impact the reporting and presentation of certain components of the Company's financial statements and related footnote disclosures.

2. SECURITIES

At December 31, 1997 and 1996, the amortized cost and approximate fair value of securities available-for-sale were as follows (in thousands):

                                                               DECEMBER 31, 1997
--------------------------------------------------------------------------------

                                         AMORTIZED     UNREALIZED     UNREALIZED       FAIR
                                            COST          GAINS         LOSSES         VALUE

U.S. Treasury Notes                       $18,985        $   30         $  (1)       $ 19,014
U.S. Government Agencies                   11,480            21            (2)         11,499

Mortgage-Backed Securities:
 Pass-through securities:
   Guaranteed by GNMA                          66             3            --              69
   Issued by FNMA and FHLMC                    10             2            --              12

 Collaterized Mortgage Obligations:
   Collateralized by FNMA, FHLMC and
    GNMA mortgage-backed securities        56,273           531          (114)         56,690

Securities issued by states and
 political subdivision:
   General obligations                      9,849           540            (6)         10,383
   Revenue obligations                      2,191           152            --           2,343
Other                                       1,079            17            --           1,096
                                          -------        ------         -------      --------
TOTAL                                     $99,933        $1,296         $(123)       $101,106
                                          =======        ======         =======      ========

================================================================================
                                                              DECEMBER 31, 1996
--------------------------------------------------------------------------------

                                          AMORTIZED     UNREALIZED     UNREALIZED       FAIR
                                             COST          GAINS         LOSSES         VALUE
U.S. Treasury Notes                        $20,386         $144          $  (5)       $20,525
U.S. Government Agencies                     8,002           55             --          8,057

Mortgage-Backed Securities:
 Pass-through securities:
   Guaranteed by GNMA                           86            3             --             89
   Issued by FNMA and FHLMC                    879            3             (3)           879

Collateralized Mortgage Obligations:
   Collateralized by FNMA
    mortgage-backed securities              50,060          410            (81)        50,389

Securities issued by states and
 political subdivision:
   General obligations                      13,393          258           (235)        13,416
   Revenue obligations                       1,205           38            (61)         1,182
Other                                          287           --             --            287
                                           -------         ----          -------      -------
TOTAL                                      $94,298         $911          $(385)       $94,824
                                           =======         ====          =======      =======

================================================================================

     To the right is a summary of the amortized cost and estimated fair value of investment securities available-for-sale by contractual maturity. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (in thousands).

                                                              DECEMBER 31, 1997
--------------------------------------------------------------------------------
                                                           ESTIMATED
                                        AMORTIZED COST     FAIR VALUE
  Due in one year or less                   $19,980        $ 20,010
  Due after one year through five years      11,564          11,599
  Due after ten years                        12,040          12,726
  Mortgage-backed securities                 56,349          56,771
                                            -------        --------
  Total                                     $99,933        $101,106
                                            =======        ========
================================================================================

Proceeds from the sale of securities available-for-sale were $8,105,000 and $20,510,000 for the year ended December 31, 1997 and 1996, respectively, and resulted in gross realized gains of $152,000 and $138,000 and gross realized losses of $1,000 and $29,000 for the years ended December 31, 1997 and 1996, respectively. Proceeds from the sale of trading securities were approximately $3,164,000 for the year ended December 31, 1997, and resulted in gross realized gains of approximately $90,000.

Securities of $9,840,000 and $4,870,000 at December 31, 1997 and 1996, were pledged as collateral for public deposits and for other purposes required by law. At December 31, 1997 and 1996, the carrying value of securities underlying repurchase agreements was $19,840,000 and $11,718,000, respectively.

================================================================================
3. LOANS RECEIVABLE

      Loans receivable consists of the following (in thousands) at December 31:
--------------------------------------------------------------------------------
                                                        1997         1996
   Real estate loans:
    Collateralized by residential property:
      First mortgages                                 $ 48,247     $ 50,807
      Second mortgages                                   3,830        2,069
    Collateralized by non-residential properties        38,499       24,442
   Commercial                                           23,145       28,232
   Installment                                           4,925        4,692
                                                      --------     --------
      Total                                            118,646      110,242
   Less:
    Deferred fees and costs, net                           468          365
    Allowance for loans losses                           1,702        1,266
                                                      --------     --------
   Net loans                                          $116,476     $108,611
                                                      ========     ========
================================================================================
Substantially all of the Bank's loans have been made to borrowers within the Washington, D.C. metropolitan area. Accordingly, the ability of the Bank's borrowers to repay their loans is dependent upon the economy in the Washington, D.C. metropolitan area.

                        Major loan concentrations are                         A summary of transactions in the allowance for loan
                            as follows (in thousands):                         losses is as follows (in thousands) at December 31:
--------------------------------------------------------          ------------------------------------------------------------------
                                      1997         1996                                                         1997        1996
  Church loans collateralized                                        Balance, beginning of year               $1,266      $1,177
    by real estate                  $10,904      $ 9,401
  Installment loans                                                       Add: Provision charged to expense    1,195         510
    to churches                          36          192                       Recoveries                        130         337
  Commercial loans
    to churches                       1,733          492                  Deduct: Charge-offs                   (889)       (758)
                                    -------      -------                                                       ------      ------
  Total loans to churches           $12,673      $10,085             Balance, end of year                     $1,702      $1,266
                                    =======      =======                                                       ======      ======
===============================================================      ===============================================================

At December 31, 1997 and 1996, loans that were considered to be impaired under SFAS No. 114 totaled $852,000 and $1,960,000, respectively. The related allowance allocated to impaired loans was $251,000 and $272,000 at December 31, 1997 and 1996, respectively. The average balance of impaired loans for the years ended December 31, 1997 and 1996, was $1,984,000 and $1,251,000, respectively. Interest income that was not recorded on impaired loans for the years ended December 31, 1997 and 1996, was $223,000 and $101,000, respectively.
================================================================================
4. BANK PREMISES AND EQUIPMENT

The  major  categories  of  bank  premises  and  equipment  are as  follows  (in thousands):
--------------------------------------------------------------------------------
                                              1997          1996
   Bank premises                           $  2,276      $  2,276
   Furniture, fixtures, and equipment         3,330         2,745
                                           --------      --------
   Total                                      5,606         5,021
   Less accumulated depreciation             (2,934)       (2,569)
                                           --------      --------
   Bank premises and equipment, net        $  2,672      $  2,452
                                           ========      ========
--------------------------------------------------------------------------------
Depreciation expense for the years ended December 31, 1997 and 1996, is $352,000 and $319,000, respectively.
================================================================================
5. DEPOSITS
                                Deposits consist of the following (in thousands)
                                                               DECEMBER 31, 1997
--------------------------------------------------------------------------------

                                                     DEMAND      SAVINGS       TIME         TOTAL
   Individuals, partnerships, and corporations      $50,334      $92,462     $57,539      $200,335
   U.S. government                                       37           --       1,014         1,051
   States and political subdivisions                    242           --       4,259         4,501
   Certified and official checks                      2,309           --          --         2,309
                                                    -------      -------     -------      --------
   Total                                            $52,922      $92,462     $62,812      $208,196
                                                    =======      =======     =======      ========
==================================================================================================

                                Deposits consist of the following (in thousands)
                                                               DECEMBER 31, 1996
--------------------------------------------------------------------------------

                                                     DEMAND       SAVINGS      TIME          TOTAL
   Individuals, partnerships, and corporations      $47,969      $109,020    $41,711      $198,700
   U.S. government                                      341            --      1,113         1,454
   States and political subdivisions                    245            --      3,400         3,645
   Certified and official checks                      2,285            --         --         2,285
                                                    -------      --------    -------      --------
   Total                                            $50,840      $109,020    $46,224      $206,084
                                                    =======      ========    =======      ========
==================================================================================================

Demand deposits represent noninterest-bearing deposit accounts. Individual certificates of deposit of $100,000 or more December 31, 1997 and 1996, totaling $16,807,000 and $14,246,000, respectively, are included in time deposits.

                        At December 31, 1997,  the scheduled  maturities of Time
                                         Deposits are as follows (in thousands):
                        --------------------------------------------------------

                                                 1998      $58,456
                                                 1999        4,199
                                                 2000          157
                                                           -------
                                                           $62,812
                                                           =======

================================================================================
6. REPURCHASE AGREEMENTS

At December 31, 1997, securities sold under agreements to repurchase were $19,496,000. These are fixed coupon agreements that are treated as financing transactions, and the obligations to repurchase are reflected as a liability in the consolidated balance sheet. The amount of the securities underlying the agreements remains in the asset account. The securities are held in a segregated account by the Company's custodian. The securities underlying the agreements at December 31, 1997, had a fair value of $19,840,000. All outstanding agreements at December 31, 1997, matured on January 1, 1998. The outstanding agreements had an average interest rate of 4.26% at December 31, 1997. The average balance and the average interest rate for the year ended December 31, 1997, were $16,820,000 and 4.56%. During 1997, the maximum month-end balance was $19,496,000.

================================================================================
7. NOTE PAYABLE

In connection with the acquisition/assumption of certain Resolution Trust Corporation (RTC) assets and liabilities in 1994, the Corporation and the Bank executed an Interim Capital Assistance Agreement (Agreement) with the RTC. In accordance with the provisions of the Agreement and the related Promissory Note, the Corporation borrowed $1,000,000 from the RTC. As required by the Agreement, the Corporation invested all the proceeds in the Bank. The Corporation pledged to the RTC all the issued and outstanding shares of capital stock of the Bank to secure the Promissory Note. The note payable accrues interest at a variable rate based on the 13-week U.S. Treasury Bill rate, reset quarterly. The interest rate at December 31, 1997, was 5.187%. The outstanding principal balance matures on July 3, 2000.

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

================================================================================
8. SHAREHOLDERS' EQUITY

On September 29, 1997, the Company completed the sale of 31,200 shares of its common stock and 20,000 shares of its Series A Non-Voting Preferred Stock, in a private placement transaction, to the Federal National Mortgage Association
(Fannie Mae), at a price of $25.00 per share of common stock and $25.00 per share of Series A Non-Voting Preferred Stock for a total purchase price of $1,280,000. The shares of common stock issued to Fannie Mae represent approximately 4.67% of the outstanding shares of the Company's common stock, and the shares of Series A Non-Voting Preferred Stock represent all of the authorized shares of that series.

The Corporation has contributed $980,000 of the proceeds of the sale to Industrial Bank, the wholly owned subsidiary of the Corporation, for use in connection with its mortgage and housing-related lending operations, and the promotion of affordable housing in its market area. The remaining proceeds will be retained at the Corporation for general corporate purposes.

Under the stock purchase agreement, the Company is restricted from taking any action, including the repurchase, redemption, or other reduction in the number of outstanding shares of capital stock, but not including the incurrence of losses that would result in the value of the Shares representing 10% or more of the equity of the Company, or the shares of common stock sold to Fannie Mae representing 5% or more of the outstanding common stock. The Company has certain rights under the agreement to repurchase the Shares under certain circumstances.

================================================================================
9. REGULATORY MATTERS

The Corporation and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulated accounting practices. The Corporation's and the Bank's capital amounts and the Bank's classification under the regulatory framework for prompt corrective action are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and Bank to maintain minimum amounts and ratios of total and Tier 1 capital, as defined in the regulations, to risk-weighted assets, as defined and of Tier 1 Capital, as defined, to average assets, as defined. Management believes, as of December 31, 1997, that the Corporation and Bank meet all the capital adequacy requirements to which they are subject.

As of December 31, 1997 and 1996, the most recent notification from Office of the Comptroller of Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios. There are no conditions or events since that notification that management believes have changed the institution's category.

--------------------------------------------------------------------------------

The Corporation's and the Bank's required and actual capital amounts and ratios at December 31, 1997 and 1996, are set for in the following table (in thousands):
--------------------------------------------------------------------------------

                                                                  FOR CAPITAL     TO BE CATEGORIZED AS  WELL
                                                                   ADEQUACY       CAPITALIZED UNDER PROMPT
                                                 ACTUAL            PURPOSES       CORRECTIVE ACTION PROVISIONS
                                           -------------------------------------------------------------------
                                             AMOUNT    RATIO     AMOUNT    RATIO   AMOUNT   RATIO
As of December 31, 1997
------------------------------------------
 Total capital (to risk weighted assets):
   Corporation                              $19,876      16%    $ 9,666     8%       N/A     N/A
   Bank                                      20,148      17       9,652     8      12,064    10
 Tier I capital (to risk weighted assets)
   Corporation                               18,369      15       4,833     4        N/A     N/A
   Bank                                      18,641      15       4,826     4       7,239     6
 Tier I capital (to average assets)
   Corporation                               18,369       8       9,787     4        N/A     N/A
   Bank                                      18,641       8       9,782     4      12,227     5

As of December 31, 1996
------------------------------------------
Total capital (to risk weighted assets)
   Corporation                               17,058      16       8,761     8        N/A     N/A
   Bank                                      17,799      16       8,751     8      10,939    10
 Tier I capital (to risk weighted assets)
   Corporation                               15,792      14       4,381     4        N/A     N/A
   Bank                                      16,533      15       4,376     4       6,564     6
 Tier I capital (to average assets)
   Corporation                               15,792       7       9,379     4        N/A     N/A
   Bank                                      16,533       7       9,368     4      11,711     5


================================================================================
10. INCOME TAXES

The provision for income taxes consists of the following (in thousands) at December 31:
--------------------------------------------------------------------------------
                                      1997        1996
   Current:
    Federal income tax              $  552      $  587
    State and local income tax          51          77
                                    ------      ------
                                       603         664
   Deferred:
    Federal income tax                (143)       (147)
                                    ------      ------
   Total                            $  460      $  517
                                    ======      ======

================================================================================

The components of the deferred tax (benefit) expense resulting from net temporary differences are as follows (in thousands) at December 31:
--------------------------------------------------------------------------------
                                                 1997         1996
   Depreciation                                 $    5       $    9
   Provisions for losses on loans and Real
    Estate Owned                                   (96)         (88)
   Deferred loan fees                              (37)         (53)
   Other                                           (15)         (15)
                                                 ------       ------
   Total                                        $ (143)      $ (147)
                                                 ======       ======
================================================================================
The following reconciles the federal statutory income tax rate of 34% to the effective income tax rate (in thousands) at December 31:
--------------------------------------------------------------------------------

                                                  1997                    1996
                                           AMOUNT       RATE       AMOUNT       RATE
Federal tax expense at statutory rate      $  692        34%       $  623       34%
State tax expense, net of federal tax
 benefit                                      130         6            52        3
Tax-exempt interest                          (267)      (13)         (145)      (7)
Other                                         (95)       (4)          (13)      (2)
                                           ------       ------     ------       -----
Total                                      $  460        23%       $  517       28%
                                           ======       =====      ======       ====

================================================================================
The  tax  effects  of  items  comprising  the  Company's   deferred  tax  assets
(liabilities) at December 31, 1997 and 1996, are as follows (in thousands):
--------------------------------------------------------------------------------
                                                            1997         1996
   Deferred tax assets:
    Allowances for losses on loans and
      other real estate owned                              $  345       $  249
    Deferred loan fees                                        188          142
    Pension costs                                              45           --
    Other                                                      45           29
                                                           ------       ------
   Total deferred tax assets                                  623          420
                                                           ------       ------
   Deferred tax liabilities:
    Unrealized gain on available-for-sale securities       $ (393)      $ (179)
    Depreciation                                             (129)        (124)
    Other                                                     (17)         (17)
   Total deferred tax liabilities                            (539)        (320)
                                                           ------       ------
   Net deferred tax assets                                 $   84       $  100
                                                           ======       ======
================================================================================

================================================================================
11. RETIREMENT PLAN

The Company has a noncontributory, defined benefit pension plan covering substantially all employees. In anticipation of terminating the retirement plan and settling the benefit obligation in 1997, the Company adopted a plan amendment that curtailed the accrual of benefits for all participants effective May 5, 1996. The Company recognized a loss on the curtailment of approximately $46,000. Prior to the curtailment, the Company's funding policy was to contribute annually the required amount computed in its actuarial valuation. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. Benefits are determined based on compensation levels and length of service as defined by the Plan. The Company is currently anticipating that the Plan will be terminated in 1998.

Net pension cost for 1997 and 1996 included the following components (in thousands) at December 31:
--------------------------------------------------------------------------------
                                                        1997        1996
   Benefit cost for service during the period         $   --      $   79
   Interest cost on projected benefit obligation         207         196
   Return on plan assets                                (441)       (237)
   Asset gain deferral                                   164          --
   Net amortization                                       --         (10)
   Funding of projected benefit obligation                --         143

                                                      ------      ------
   Net pension cost                                   $  (70)     $  171
                                                      ======      ======
================================================================================
The following table sets forth the plan's funded status and amounts recognized in the Company's balance sheet at December 31, 1997 and 1996 (in thousands):
--------------------------------------------------------------------------------

                                                                1997           1996
   Projected benefit obligation                               $ (2,704)      $ (3,178)
   Plan at fair value                                            3,066          3,445
                                                              --------       --------
   Plan assets in excess (less than) benefit obligation            362            267
   Unrecognized transition asset                                   (93)          (104)
                                                              --------       --------
   Prepaid pension costs                                      $    269       $    163
                                                              ========       ========

The weigthed average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 7% as of December 31, 1997 and 1996. The expected long-term rate of return on assets was 8% as of December 31, 1997 and 1996.

================================================================================
12. EMPLOYEE STOCK OWNERSHIP PLAN

In 1986, the Bank implemented an Employee Stock Ownership Plan (ESOP) that covers substantially all full-time employees. Annual contributions to the plan are determined by the Company's Board of Directors. Contributions of $39,100 and $37,000 were made to the plan during 1997 and 1996, respectively. At December 31, 1997 and 1996, the ESOP held approximately 8% and 9%, respectively, of the total outstanding shares of the Company's stock.

================================================================================
13. COMMITMENTS AND CONTINGENCIES

In the normal course of business, there are various outstanding commitments and contingent liabilities, such as commitments to extend credit, which are not shown in the accompanying consolidated financial statements. The Company does not anticipate any material losses as a result of these transactions. At December 31, 1997 and 1996, the Bank had outstanding commitments to fund loans approximating $30,837,000 and $24,576,000, respectively.

The Bank also has outstanding standby letters of credit at December 31, 1997 and 1996, in the amount of $1,108,000 and $905,000, respectively. Such commitments and standby letters of credit are subject to the Bank's normal underwriting standards. Many of the commitments are expected to expire without being completely drawn upon; the total commitment amounts do not necessarily represent future cash requirements.

================================================================================
COMMITMENTS AND CONTINGENCIES (cont)

At December 31, 1997, the Bank was committed for future minimum annual payments under noncancelable long-term lease agreements for the rental of office space as in the chart below (in thousands):

          1998     1999     2000     2001     2002    Total
          --------------------------------------------------
          $223     157      120      52       25      $577

Rent expense for the years ended December 31, 1997 and 1996, was $188,000 and $234,000, respectively. Rent expense includes the amortization of the rent concessions.

================================================================================
14. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company has determined the fair value of its financial instruments using the following assumptions:

Cash and Cash Equivalents, Interest-Bearing Deposits, Accrued Interest Receivable and Payable, and Repurchase Agreements - The fair value of cash and cash equivalents, accrued interest receivable and payable and repurchase agreements was estimated to equal the carrying value due to the short-term nature of these financial instruments.

Securities - The fair value of securities was estimated based on quoted market prices, dealer quotes and prices obtained from independent pricing services.

Loans - The fair value of loans receivable was estimated by discounting the estimated future cash flows using current rates on loans with similar credit risks and terms. It was assumed that no prepayments would occur due to the short-term nature of the portfolio (five years or less) and based upon the Bank's historical experience.

Deposits - The fair value of demand and savings deposits was estimated to equal the carrying value due to the short-term nature of the financial instruments. The fair value of time deposits was estimated by discounting the estimated future cash flows using current rates on time deposits with similar maturities.

Note Payable - The fair value of the note payable was estimated based on rates currently available to the Bank for borrowings with similar terms and remaining maturities.

Commitments to Fund Loans and Standby Letters of Credit - Due to the short-term nature and/or the variable rate structure of these off-balance sheet items, the fair value was estimated to approximate the carrying value.

The fair value estimates presented are based on pertinent information available as of December 31, 1997 and 1996. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented are not necessarily indicative of the amounts that the Company could realize in a current market transaction. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.
================================================================================

                                                                                    (in thousands):
----------------------------------------------------------------------------------------------------
                                        DECEMBER 31, 1997                DECEMBER 31, 1996
                                  CARRYING VALUE     FAIR VALUE     CARRYING VALUE     FAIR VALUE

ASSETS
 Cash and cash equivalents           $ 23,342         $ 23,342         $ 21,992        $ 21,992
 Interest-bearing deposits              3,000            3,000            3,000           3,000
 Investment securities                101,106          101,106           94,824          94,824
 Loans                                116,476          116,312          108,611         108,775
 Accrued interest receivable            1,745            1,745            1,651           1,651

LIABILITIES
 Deposits                             208,196          208,121          206,084         206,228
 Repurchase agreements                 19,496           19,496           10,466          10,466
 Note payable                           1,000            1,000            1,000             940
 Accrued interest payable                 580              580              478             478
====================================================================================================

                                       24

================================================================================
15. RELATED PARTY TRANSACTIONS

In the normal course of banking business, loans are made to officers and directors. At December 31, 1997 and 1996, these loans totaled $727,000 and $778,000, respectively. New loans to related parties originated during 1997 were $103,000 and payments are being received on time.

================================================================================
16. PARENT COMPANY FINANCIAL INFORMATION

The summarized financial statements of IBW Financial Corporation (parent company only) as of December 31, 1997 and 1996, and for the years ended December 31, 1997 and 1996, follow (in thousands):

================================================================================
STATEMENTS OF FINANCIAL CONDITION

                                                                        1997          1996
    Assets
      Deposits with subsidiary                                        $   584       $   129
      Securities available-for-sale                                       144           125
      Other assets                                                         36            18
      Investment in subsidiary -- at equity                            20,437        18,059
                                                                      -------       -------
        Total Assets                                                  $21,201       $18,331
                                                                      =======       =======
    Liabilities and equity
      Liabilities:
       Borrowings                                                     $ 1,000       $ 1,000
       Other                                                               24            13
                                                                      -------       -------
        Total Liabilities                                               1,024         1,013
    Shareholders' Equity
      Preferred stock                                                     500            --
      Common stock                                                        668           637
      Capital surplus                                                   5,051         4,329
      Retained earnings                                                13,183        12,005
      Unrealized gain on available-for-sale securities -- net of
       taxes of $393 in 1998 and $179 in 1996                             775           347
                                                                      -------       -------
        Total Shareholders' Equity                                     20,177        17,318
                                                                      -------       -------
    Total Liabilities and Shareholders' Equity                        $21,201       $18,331
                                                                      =======       =======
   STATEMENTS OF INCOME
    Dividends from subsidiary and other income                        $   647       $   584
    Expenses                                                               53            36
                                                                      -------       -------
    Income before undistributed net earnings of subsidiary                594           548
    Equity in undistributed net earnings of subsidiary                    982           765
                                                                      -------       -------
    Net income                                                        $ 1,576       $ 1,313
                                                                      =======       =======
   STATEMENTS OF CASH FLOWS
     Cash Flow from Operating Activities:
      Net income                                                      $ 1,576       $ 1,313
      Adjustments to reconcile net income to net
       cash provided by operating activities:
       Equity in undistributed net earnings of subsidiary                (982)         (765)
       Other                                                              (14)          (27)
                                                                      -------       -------
      Net cash provided by operating activities                           580           521
                                                                      -------       -------
    Cash Flows for Investing Activities:
      Purchase of securities                                               --          (125)
      Investment in subsidiary                                           (980)           --
                                                                      -------       -------
       Net cash used in investing activities                             (980)         (125)
                                                                      -------       -------
    Cash Flows from Financing Activities:
      Payment of dividends                                               (398)         (383)
      Sale of stock                                                     1,253            --
                                                                      -------       -------
       Net cash used in financing activities                              855          (383)
                                                                      -------       -------
    Increase in Deposits with Subsidiary                                  455            13
    Deposits with Subsidiary, Beginning of the Year                       129           116
                                                                      -------       -------
    Deposits with Subsidiary, End of the Year                         $   584       $   129
                                                                      =======       =======

================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS

The following financial review presents a discussion of the results of operations, an analysis of the asset and liability structure of the Company, and its sources of liquidity and capital resources and should be read in conjunction with the consolidated financial statements. All dollar amounts shown are in thousands, except with respect to per share data.

Forward-looking statements - This discussion, as well as other portions of this report, contains forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. These statements are based upon current and anticipated economic conditions, nationally and in the Company's market, interest rates and interest rate policy, competitive factors and other conditions which, by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company does not undertake to update any forward-looking statements to reflect occurrences or events which may not have been anticipated as of the date of such statements.

HOLDING COMPANY BUSINESS

The Company became a unitary bank holding company, and its wholly-owned subsidiary Industrial Bank, National Association, converted from a District of Columbia chartered bank to a national banking association as of July 1, 1995. The business of the Bank and the Company is providing banking services to the Washington, DC metropolitan area. The Bank does business through seven offices in the District of Columbia and two offices in Prince George's County, Maryland.

General - The Company's net income depends primarily on net interest income, which is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Noninterest income, such as customer deposit account service charges, late charges on loans and other sources of income also impact the Company's operations. The Company's principal operating expenses, other than interest expense, consist principally of compensation and employee benefits, occupancy, data processing, provision for
loan  losses  and  other  operating  expenses.   The  Company's  net  income  is
significantly affected by general economic conditions in the Washington, DC metropolitan area and policies of regulatory authorities.

RESULTS OF OPERATIONS
Years Ended December 31, 1997 and 1996

Overview - Net income was $1,576 for 1997, compared with $1,313 in 1996, an increase of 20%. Earnings per share increased 18% in 1997 to $2.44, compared with $2.06 in 1996. The increase of $263, or 20%, in net income was primarily attributable to an increase in net interest income of $886, an increase in noninterest income of $714 and a reduction of in the provision for income taxes of $57, offset by an increase in noninterest expenses of $709 and a increase in the provision for loan losses of $685. Return on average assets was .64% for 1997, up from .57% for 1996. Return on average equity was 8.74% for 1997, compared with 8.06% for 1996.

================================================================================
TABLE 1. FINANCIAL OVERVIEW

The following table summarizes net income divided by average assets and average shareholders' equity, dividend payout ratio (dividends declared per share divided by net income per share) and shareholders' equity to assets ratio (average shareholders'equity divided by average total assets) for each of the three years listed below.

--------------------------------------------------------------------------------
                                        1997       1996              1995
     Return on average assets           .64%       .57%               .74%
     Return on average equity          8.74%      8.06%             10.75%
     Dividend payout                  24.59%     29.13%             23.44%
     Average shareholders'
        equity to average assets       7.37%      7.06%              6.81%
--------------------------------------------------------------------------------

Net Interest Income - Net interest income is the principal source of earnings for the Company. It is affected by a number of factors, including the level, pricing and maturity of interest-earning assets and interest-bearingliabilities, interest rate fluctuations, and asset quality. Information concerning the Company's interest-earning assets, interest-bearing liabilities, net interest income, interest rate spreads, and net yield on interest-earning assets is presented in Table 2. Changes in the Company's interest income and interest expense resulting from changes in interest rates and in the volume of interest-earning assets and interest-bearing liabilities are presented in Table 3.

================================================================================
TABLE 2. AVERAGE BALANCE AND NET INTEREST INCOME ANALYSIS(1)
                                                         YEAR ENDED DECEMBER 31,
                                                        (dollars in thousands):

                                                1997                              1996
                                  --------------------------------- ---------------------------------
                                                            AMOUNT                            AMOUNT
                                    AVERAGE     AVERAGE    PAID OR    AVERAGE     AVERAGE    PAID OR
                                    BALANCE       RATE      EARNED    BALANCE       RATE      EARNED
ASSETS
 Loans, net                        $111,856        9.33%   $10,434   $ 99,879        9.41%   $ 9,401
 Taxable securities                  88,897        6.31%     5,605     86,305        6.06%     5,232
 Non-taxable securities(2)           15,919        8.22%     1,309     12,747        8.31%     1,059
 Federal funds sold                   6,575        5.66%       372     11,279        5.51%       622
 Interest-bearing deposits held       3,000        6.10%       183      1,661        6.44%       107
                                   --------      ------    -------   --------      ------    -------
 Total interest-earning assets      226,247        7.91%    17,903    211,871        7.75%    16,421
 Cash and due from banks             11,108                            10,841
 Bank premises and equip-
   ment, net                          2,515                             2,424
 Other assets                         4,669                             5,423
                                   --------                          --------
 Total assets                      $244,539                          $230,559
                                   ========                          ========
LIABILITIES AND SHAREHOLDERS' EQUITY
 Interest-bearing demand de-
   posits                          $ 28,326        1.99%       563   $ 30,718        2.10%       644
 Savings deposits                    66,724        2.75%     1,836     72,856        2.87%     2,087
 Time deposits                       61,041        4.42%     2,697     55,548        4.44%     2,468
                                   --------      ------    -------   --------      ------    -------
 Total interest-bearing depos-
   its                              156,091        3.26%     5,096    159,122        3.27%     5,199
 Borrowed funds                       1,000        5.30%        53      1,000        5.30%        53
 Repurchase agreements               16,820        4.56%       767      3,376        4.53%       153
                                   --------      ------    -------   --------      ------    -------
 Total interest-bearing liabili-
   ties                             173,911        3.40%     5,916    163,498        3.31%     5,405
 Noninterest-bearing deposits        50,362                            48,930
 Other liabilities                    2,235                             1,841
 Shareholders' equity                18,031                            16,290
                                   --------                          --------
 Total liabilities and
   shareholders' equity            $244,539                          $230,559
                                   ========                          ========
NET INTEREST INCOME AND
 NET YIELD ON INTEREST EARNING ASSETS
 Net interest income                                       $11,987                           $11,016
                                                           =======                           =======
 Interest rate spread                              4.51%                             4.44%
 Net yield on average interest-
   earning assets                                  5.30%                             5.20%
 Average interest-earning as-
   sets to average interest-
   bearing liabilities                           130.09%                           129.59%

                                                 1995
                                  ----------------------------------
                                                            AMOUNT
                                    AVERAGE     AVERAGE     PAID OR
                                    BALANCE       RATE      EARNED
ASSETS
 Loans, net                        $ 90,630        9.90%   $ 8,975
 Taxable securities                  92,147        5.82%     5,363
 Non-taxable securities(2)            3,934        4.55%       179
 Federal funds sold                  11,435        5.82%       665
 Interest-bearing deposits held          95        4.21%         4
                                   --------      ------    -------
 Total interest-earning assets      198,241        7.66%    15,186
 Cash and due from banks             10,882
 Bank premises and equip-
   ment, net                          2,334
 Other assets                         5,619
                                   --------
 Total assets                      $217,076
                                   ========
LIABILITIES AND SHAREHOLDERS'
EQUITY
 Interest-bearing demand de-
   posits                          $ 31,313        2.70%       845
 Savings deposits                    75,839        3.20%     2,428
 Time deposits                       46,363        3.94%     1,829
                                   --------      ------    -------
 Total interest-bearing depos-
   its                              153,515        3.32%     5,102
 Borrowed funds                         500        5.40%        27
 Repurchase agreements                    0        0.00          0
                                   --------      ------    -------
 Total interest-bearing liabili-
   ties                             154,015        3.33%     5,129
                                                           -------
 Noninterest-bearing deposits        46,722
 Other liabilities                    1,557
 Shareholders' equity                14,782
                                   --------
 Total liabilities and
   shareholders' equity            $217,076
                                   ========
NET INTEREST INCOME AND
 NET YIELD ON INTEREST EARNING
ASSETS
 Net interest income                                       $10,057
                                                           =======
 Interest rate spread                              4.33%
 Net yield on average interest-
   earning assets                                  5.07%
 Average interest-earning as-
   sets to average interest-
   bearing liabilities                           128.72%
--------------------------------------------------------------------------------
(1) Yields on securities have been computed based upon the historical cost of such securities. Nonaccruing loans are included in average balances.
(2) Yields on non-taxable securities are presented on a tax-equivalent basis using a 34% tax rate. Interest income and net interest income reported in the Company's consolidated statements of income were $17,458 and $11,542 for 1997, $16,061 and $10,656 for 1996, and $15,125 and $9,996 for 1995.
================================================================================

TABLE 3. RATE/VOLUME ANALYSIS OF TAX EQUIVALENT NET INTEREST INCOME

Net interest income is affected by changes in the average interest rate earned on interest-earning assets and the average interest rate paid on interest-bearing liabilities. In addition, net interest income is affected by changes in the volume of interest-earning assets and interest-bearing liabilities. The following table sets forth the dollar amount of increase (decrease) in interest income and interest expense resulting from changes in the volume of interest-earning assets and interest-bearing liabilities and from changes in yields and rates. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to volume and the change due to rate. Interest income on tax-exempt securities is presented on a taxable-equivalent basis.

                                           YEAR ENDED DECEMBER 31,                YEAR ENDED DECEMBER 31,
                                      ----------------------------------   -------------------------------------
                                                1997 VS. 1996                          1996 VS. 1995
                                          INCREASE (DECREASE) DUE TO            INCREASE (DECREASE) DUE TO
                                      ----------------------------------   -------------------------------------
                                        VOLUME        RATE       TOTAL        VOLUME         RATE        TOTAL
Loans                                   $1,124      $  (91)     $1,033        $ 916         $ (490)     $  426
Taxable securities                         154         219         373         (339)           208        (131)
Non-taxable securities                     264         (14)        250          401            479         880
Federal funds sold                        (259)          9        (250)          (9)           (34)        (43)
Interest-bearing deposits                   86         (10)         76           66             37         103
                                         -----         ---       -----        -----            ---       -----
Total interest income                    1,369         113       1,482        1,035            200       1,235
Deposits
Interest-bearing demand deposits           (50)        (31)        (81)         (16)          (185)       (201)
Savings deposits                          (174)        (77)       (251)         (98)          (243)       (341)
Time deposits                              241         (12)        229          361            278         639
                                        ------      ------      ------        -------       ------      ------
Total interest-bearing deposits             17        (120)       (103)         247           (150)         97
Borrowings                                 632         (18)        614          210            (31)        179
                                        ------      ------      ------        -------       ------      ------
Total interest-bearing liabilities         649        (138)        511          457           (181)        276
                                        ------      ------      ------        -------       ------      ------
Net interest income                     $  720      $  251      $  971        $ 578         $  381      $  959
                                        ======      ======      ======        =======       ======      ======

On a tax equivalent basis, net interest income for 1997 increased $971 or 9% over 1996. The increase was primarily attributable to an increase in average interest-earning assets, an increase in the net interest spread, partially
offset  by  an  increase  in  average  interest-bearing   liabilities.

Average interest-earning assets increased by $14,376 or 7%, comprised principally of growth in the loan and non-taxable securities portfolios. Average loans increased $11,977 or 12%, comprised primarily of an increase in the commercial real estate loan portfolio. The $3,172 or 25% increase in non-taxable securities resulted from continuing management of the investment portfolio's after-tax yield.

The interest rate spread increased 7 basis points or approximately 2%, from 4.44% in 1996 to 4.51% in 1997. The increase is a result of a 16 basis point increase in the average rate earned on interest-earning assets versus a 9 basis point increase in the cost of interest-bearing liabilities. The increase in the average rate earned on assets is primarily attributable to a 25 basis point increase in yield on taxable securities partially offset by a decrease in the tax equivalent yield on non-taxable securities and a reduction in the average rate on loans. The average rate earned on non-taxable securities decreased from 8.31% for 1996 to 8.22% for 1997. This decrease is primarily attributable to the Company decreasing the weighted average maturity of the non-taxable securities portfolio. The increase in the yield of the taxable securities portfolio is due primarily to an increase in the yield and average balances of mortgage-backed securities. The yield and average balances on mortgage-backed securities were 6.36% and $59,147, and 6.09% and $42,653 for 1997 and 1996, respectively.

Interest-bearing liabilities increased $10,413 or 6%, comprised of an increase in time deposits and borrowings, partially offset by a decrease in interest-bearing demand and savings deposits. Time deposits and borrowings
(comprised of repurchase agreements and the interim capital assistance note payable) increased 10% and 307%, respectively. The increase in borrowings was attributable to the Company accessing a new funding source, repurchase agreements, in 1996, and 1997 being the first full year in which the Company utilized repurchase agreements as a source of funding.

Provision for Loan Losses - The Company maintains an allowance for loan losses to absorb losses on existing loans and commitments that may become uncollectible. The provision for loan losses increased $685 from $510 for 1996 to $1,195 for 1997. The increase in the provision for loan losses is attributable to the large level of potential problem loans and the growth of the loan portfolio, specifically commercial real estate loans. Additionally, during 1997, $2,265 of problem loans were sold, requiring a subsequent $405 charge off

================================================================================
TABLE 3. (CONT).

associated with the sale of these loans. Management believes that the allowance for loan losses is adequate to absorb potential losses inherent in the loan portfolio. As losses on loans are not statistically predictable and are dependent upon economic conditions in the Bank's marketplace, future provisions for loan losses are uncertain. Therefore, future provisions for loan losses may decrease from the levels deemed appropriate for 1997. There can be no assurance, however, that future provisions for loan losses will be lower, or that additional large provisions will not be necessary. See the Asset Quality section for additional information related to the Company's allowance for loan losses.

Noninterest Income - Noninterest income increased $714 or 27% to $3,334 for 1997 from $2,620 for 1996. The primary components of noninterest income is other income, service charges on deposit and checking accounts and gains on sale of securities. Other income increased $307 or 125% and primarily represented surcharges on nondepositors utilizing the Bank's ATM services. Service charges on deposit accounts increased $274 or 12% and is primarily attributable to the increased assessment of fees on deposit accounts. Additionally, gain on the sale of securities increased $133 or 122% due in part to the lower interest rate environment and management's investment strategy.

Noninterest Expense - Noninterest expense for 1997 was $11,645, an increase of $709 or 6% over 1996. Salaries and employee benefits increased $431 or 7%. The increase in salaries and employee benefits is primarily attributable to normal growth, the staffing of a new branch and a full year of salaries associated with management's continued efforts in staffing the lending operations and building infrastructure to support increased participation in the secondary mortgage market that was implemented in 1996. Occupancy, data processing and other expenses increased 7%, 6% and 4% respectively and represents increased costs associated with staffing and normal growth. Furniture and equipment increased $63 or 11% and also represents increased cost associated in the new branch and additional equipment expenses related to a new data processing servicer.

Provision for Income Taxes - The provision for income taxes for 1997 decreased $57, or 11%, from 1996, due primarily to an 18% decrease in the effective tax rate. The effective tax rate was 23% for 1997, compared to 28% for 1996. The decrease in the effective tax rate was primarily attributable to the increase in tax-exempt income.

ASSET/LIABILITY MANAGEMENT

Interest rate sensitivity gap ("gap") analysis measures the difference between the assets and liabilities repricing or maturing within specified time periods. An asset-sensitive position indicates that there are more rate-sensitive assets than rate-sensitive liabilities repricing or maturing within a specified time period, which would generally imply a favorable impact on net interest income in periods of rising interest rates and a negative impact in periods of falling interest rates. A liability-sensitive position would generally imply a negative impact in net interest income in periods of rising interest rates and a positive impact in periods of falling rates.

================================================================================
TABLE 4. RATE SENSITIVITY ANALYSIS

                                                         (dollars in thousands)
--------------------------------------------------------------------------------

                                        3 MONTHS      4 TO 12    TOTAL WITHIN   1 TO 5      OVER
                                         OR LESS       MONTHS     12 MONTHS      YEARS     5 YEARS      TOTAL
EARNINGS ASSETS
   Loans(1)(2)                           $ 22,647     $ 11,307    $ 33,954    $ 58,126     $ 25,714     $117,794
   Investment  securities(3)                9,582       24,788      34,370      52,723       14,013      101,106
   Federal funds sold                      11,500          --       11,500                       --       11,500
   Interest-bearing deposits in other
      banks                                    --        1,000       1,000       2,000           --        3,000
                                          -------      --------    -------    --------     --------     ---------
   Total earning assets                  $ 43,729     $ 37,095    $ 80,824    $112,849     $ 39,727     $233,400
                                         ========      ========   ========    ========     =========    ========
   Percent of total earning  assets         18.74%       15.89%      34.63%      48.35%       17.02%      100.00%
   Interest-bearing  liabilities
   Time certificates of deposit of $100M
      or more(4)                         $  4,612     $ 10,972    $ 15,584    $  1,223           --     $ 16,807
   Savings,  NOW, money market deposits
       and other time deposits             17,178       19,840      37,018      72,123           --      109,141
   Time certificates of deposit less
       than $ 100M                         10,006       15,273      25,279       2,976          157       28,412
   Borrowed funds                          20,496          --       20,496          --           --       20,496
                                         --------     --------    --------    ---------    ---------    ---------
   Total interest-bearing liabilities    $ 52,292     $ 46,085    $ 98,377    $ 76,322     $    157     $174,856
                                         ========     ========    ========    =========    =========    =========
   Interest-sensitivity gap                (8,563)      (8,990)    (17,553)     36,527       39,570       58,544
   Cumulative  interest-sensitivity gap    (8,563)     (17,553)    (17,553)     18,974       58,544       58,544
   Ratio of earning  assets to  interest-
        bearing  liabilities  (gap ratio)   83.62%       80.49%      82.16%     147.86%     25303.8%      133.48%
   Cumulative ratio of earning assets
        to  interest-bearing  liabilities
        (cumulative gap ratio)              83.62%       82.16%     82.16%      110.86%       133.48%    133.48%
   Cumulative interest-sensitivity gap
        as a percent of total assets        (3.42)%      (7.00)%     (7.00)%      7.57%         23.35%    23.35%
                                          ========     ========    ========   =========     ==========  =========

--------------------------------------------------------------------------------
(1)  Non-accrual  loans are  excluded  from  loan  totals.
(2)  Loans  have  been  included  based on  their  contractual  maturities.
(3) Mortgage-backed securities have been included based on their estimated remaining maturities, utilizing the most recent quarter paydown experience and prorated outward. Fourth quarter 1997 paydown experience was $3,590.
(4)  Excludes a noninterest-bearing time deposit of $914.
================================================================================

Table 4 presents an analysis of the Company's interest-sensitivity gap position at December 31, 1997. Asset prepayments and liability decay rates are estimated based on the Company's experience. Due to the relatively stable nature of the Company's interest-bearing nonmaturity deposits, these deposits were allocated as follows: 100% of money market accounts to the 3 months or less category, and 6% per quarter for all other nonmaturity deposits. Approximately 76% of nonmaturity deposits (other than money market deposits) are allocated in the over 12 months category. Time deposits are allocated based on their contractual maturities. As summarized in Table 4, the Company's one-year cumulative gap ratio is 82%. This position reflects a liability-sensitive position where more liabilities than assets reprice during the one-year period.

Generally a liability-sensitive position would result in an adverse impact on net interest income during a period of rising interest rates, and a positive impact on net interest income in a period of declining interest rates.

Gap analysis has limitations because it cannot measure the effect of interest rate movements and competitive pressures on the repricing and maturity characteristics of interest-earning assets and interest-bearing liabilities. Accordingly, certain assets and liabilities indicated as repricing within a stated period may in fact reprice at different times at different volumes.
Further, in the event of change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating Table 4.

TABLE 5. FINANCIAL CONDITION

Table 5 sets forth information concerning the composition of the Company's assets, liabilities and shareholders' equity at December 31, 1997, 1996 and 1995.
--------------------------------------------------------------------------------

                                               (dollars in thousands):
----------------------------------------------------------------------------------------------------------------------
                                         1997        PERCENT         1996        PERCENT         1995        PERCENT
ASSETS
 Loans, net                           $116,476         46.46%     $108,611         46.06%     $  92,817        41.70%
 Investment securities                 101,106         40.33%       94,824         40.22%        87,198        39.18%
 Federal funds sold                     11,500          4.58%        8,300          3.52%        20,800         9.35%
 Interest-bearing deposits in
   other banks and commercial
   paper                                 3,000          1.20%        3,000          1.27%         3,072         1.38%
                                      --------        ------      --------        ------      ---------       ------
 Total earnings assets                 232,082         92.57%      214,735         91.07%       203,887        91.61%
 Cash and due from banks                11,842          4.72%       13,692          5.81%        11,014         4.95%
 Bank premises and equipment             2,672          1.07%        2,452          1.04%         2,358         1.06%
 Other assets                            4,106          1.64%        4,909          2.08%         5,302         2.38%
                                      --------        ------      --------        ------      ---------       ------
 Total assets                         $250,702        100.00%     $235,788        100.00%     $ 222,561       100.00%
                                      ========        ======      ========        ======      =========       ======
LIABILITIES AND SHARE-
 HOLDERS' EQUITY
 Demand deposits                      $ 52,922         21.11%     $ 50,840         21.56%     $  46,341        20.82%
 Savings, NOW and MMDA                  92,462         36.89%      109,020         46.24%       117,273        52.69%
 Time deposits $100,000 or more         16,807          6.70%       14,246          6.04%        12,295         5.52%
 Other time deposits                    46,005         18.35%       31,978         13.56%        27,790        12.49%
                                      --------        ------      --------        ------      ---------       ------
 Total deposits                        208,196         83.05%      206,084         87.40%       203,699        91.52%
 Borrowed funds                         20,496          8.17%       11,466          4.86%         1,000         0.45%
 Accrued expenses and other li-
   abilities                             1,833           .73%          920          0.40%         1,307         0.59%
                                      --------        ------      --------        ------      ---------       ------
 Total liabilities                     230,525         91.95%      218,470         92.66%       206,006        92.56%
 Shareholders' equity                   20,177          8.05%       17,318          7.34%        16,555         7.44%
 Total liabilities and
  shareholders' equity                $250,702        100.00%     $235,788        100.00%     $ 222,561       100.00%
                                      ========        ======      ========        ======      =========       ======
 ---------------------------------------------------------------------------------------------------------------------

Overview - Total assets increased $14,914 from December 31, 1996 to December 31, 1997, mainly due to an increase in loans and securities, increasing $7,865 and $6,282 respectively and totaling $14,147 or 95% of the increase in assets. The increase in assets was primarily funded by increased borrowings of $9,030, shareholders' equity of $2,859 and deposits of $2,112.

Loans - Net loans outstanding at December 31, 1997 were $116,476, an increase of $7,865, or 7%, from year end 1996. The composition of the loan portfolio is summarized in Table 6. The increase in loans consisted primarily of an increase in commercial real estate loans of $14,057 offset primarily by a decrease of $5,087 in commercial loans.

================================================================================
TABLE 6. LOAN PORTFOLIO COMPOSITION

                                                                                                                     DECEMBER 31,
                                                                                                             (dollars in thousands):
------------------------------------------------------------------------------------------------------------------------------------
                       1997      PERCENT      1996      PERCENT      1995    PERCENT      1994      PERCENT      1993      PERCENT
Commercial           $ 23,145      19.51%   $ 28,232      25.61%   $19,128     20.31%   $20,166       21.30%   $14,393       20.86%
Residential 1 to
 4 family              52,077      43.89%     52,876      47.96%    49,123     52.16%    48,710       51.46%    29,316       42.48%
Commercial real
 estate                38,499      32.45%     24,442      22.17%    22,225     23.60%    22,380       23.64%    22,092       32.01%
Installment loans       4,925       4.15%      4,692       4.26%     3,700      3.93%     3,409        3.60%     3,210        4.65%
                     --------     ------    --------     ------    -------    ------    -------      ------    -------      ------
Total                $118,646     100.00%   $110,242     100.00%   $94,176    100.00%   $94,665      100.00%   $69,011      100.00%
                     ========     ======    ========     ======    =======    ======    =======      ======    =======      ======


================================================================================
TABLE 7. MATURITY OF LOAN PORTFOLIO FIXED RATE AND VARIABLE RATE  (1)

Securities - The carrying value of the Company's securities portfolio increased $6,282 or 7% from $94,824 at December 31, 1996, to $101,106 at December 31,
1997. The increase in the investment portfolio was principally in mortgage-backed securities increasing $5,414 and representing 86% of the growth. Other securities increased $868 due largely to an investment of $744 in Federal Home Loan Bank of Atlanta. The yield on taxable securities increased from 6.06% for 1996 to 6.31% for 1997. The tax equivalent yield for non-taxable securities decreased from 8.31% for 1996 to 8.22% for 1997. The mortgage-backed securities portfolio had a weighted average remaining maturity of 2.29 years at December 31, 1997, compared to 2.73 years at December 31, 1996 (utilizing Bloomberg's street consensus). The collateral underlying all the mortgage-backed securities is guaranteed by one of the "quasi-governmental" agencies, and therefore maintain a risk weight of 20% for risk based capital purposes. Management's analysis of mortgage-related securities includes, but is not limited to, the average lives, seasonality, coupon and historic behavior (including prepayment history) of each particular security over its life, as affected by various interest rate environments. Stress tests are performed on each security on a quarterly basis as part of management's ongoing analysis. At December 31, 1997, based on stress tests performed by management, a 300 basis point increase and decrease in interest rates would result in an approximate decrease of 8% and less than 1% increase, respectively, in the present carrying value of these securities. There are no issuers of securities, whose securities, held by the Company, have a book value in excess of 10% of the Company's shareholders' equity. The Company's securities portfolio is also presented in Note 2 to the consolidated financial statements.

                                                            AT DECEMBER 31, 1997
                                                         (dollars in thousands):
--------------------------------------------------------------------------------
                                   After One Year
                       One Year      Through         After
                       or Less      Five Years     Five Years       Total
     Fixed rate      $  16,771      $  56,624      $  25,635      $  99,030
     Variable rate      17,184          1,501             79         18,764
                        ------          -----         ------         ------
     Total           $  33,955      $  58,125      $  25,714      $ 117,794
================================================================================
TABLE 8. INVESTMENT PORTFOLIO MATURITY SCHEDULES(1)

Table 8 summarizes the maturity and average yield of the Company's investment portfolio.
                                                            AT DECEMBER 31, 1997
                                                         (dollars in thousands):
--------------------------------------------------------------------------------

                                                   WITHIN                 AFTER ONE BUT            AFTER FIVE BUT
                                                  ONE YEAR               WITHIN FIVE YEARS         WITHIN TEN YEARS
----------------------------------------------------------------------------------------------------------------------
                                              AMOUNT      YIELD         AMOUNT     YIELD         AMOUNT    YIELD

U.S.Treasury                               $  17,009      6.19%         $2,005      5.74%          -         -
U.S.Government agencies                        3,001      6.02%          8,498      6.02%          -         -
State and political subdivisions                  -         -                -         -           -         -
Other                                             -         -            1,096      6.77%          -         -
Mortgage-backed securities                        -         -                -        -            -         -
                                             -------     -------        --------   ------
Total                                      $  20,010      6.16%        $11,599      6.04%          -         -
                                           =========     =======        ========   ======

                                                     AFTER                      MORTGAGE
                                                   TEN YEARS                     BACKED               TOTAL
----------------------------------------------------------------------------------------------------------------------
                                              AMOUNT      YIELD         AMOUNT     YIELD         AMOUNT    YIELD

U.S.Treasury                                     -         -                -         -        $19,014      6.14%
U.S.Government agencies                          -         -                -         -         11,499      6.02%
State and political subdivisions              12,726      8.48%             -         -         12,726      8.48%
Other                                                      -                -         -          1,096      6.40%
Mortgage-backed securities                        -        -             56,771     6.93%       56,771      6.93%
                                             -------     -------        --------   ------      -------     -------
Total                                      $  12,726      8.48%         $56,771     6.93%     $101,106      6.50%
                                           =========     =======        ========   ======      =======     ========

(1) Yeilds on non-taxable securities have been computed on a tax equivalent basis using a 34% tax rate.
================================================================================

TABLE 9. LOAN LOSS AND RECOVERY EXPERIENCE

Asset Quality - See Note 1 to the consolidated financial statements for a discussion of the Company's policy for establishing the allowance for loan losses. Table 9 sets forth the activity in the allowance for loan losses for the last five years.

                                                         YEAR ENDED DECEMBER 31,
                                                         (dollars in thousands):
--------------------------------------------------------------------------------

                                                     1997            1996           1995           1994           1993
Total outstanding loans at year end               $ 118,646       $ 110,242       $ 94,176      $  94,665       $ 69,011
Average amount of loans outstanding                 113,511         100,950         90,630         72,886         68,370
Allowance for loan losses at beginning of
 year                                                 1,266           1,177          1,751          2,168          1,500
Loans charged off:
 Commercial                                             451             637            766          1,040            759
 Real estate mortgage                                   256              52             40             28             25
 Installment loans to individuals                       182              69             14             17             76
                                                  ---------       ---------       --------      ---------       --------
 Total charge-offs                                      889             758            820          1,085            860
Recoveries of loans previously charged-off:
 Commercial                                              81             286            202            172            597
 Real estate mortgage                                     0              25              0              2              0
 Installment loans to individuals                        49              26             19             14             31
                                                  ---------       ---------       --------      ---------       --------
Total recoveries                                        130             337            221            188            628
Net charge-offs                                         759             421            599            897            232
Additions to allowance charged to opera-
 tions                                                1,195             510             25            480            900
                                                  =========       =========       ========      =========       ========
Allowance for loan losses at end of year          $   1,702       $   1,266       $  1,177      $   1,751       $  2,168
Ratios of net charge-offs during year to av-
 erage outstanding loans during year                   0.67%           0.42%          0.66%          1.23%          0.34%
Ratio of allowance for possible loan losses
 at year end to total loans                            1.43%           1.15%          1.25%          1.85%          3.14%

================================================================================

TABLE 10. ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                                                          DECEMBER 31,
                                                    (dollars in thousands):
--------------------------------------------------------------------------------------------------------------------------------
                      1997     PERCENT      1996     PERCENT      1995     PERCENT      1994     PERCENT      1993     PERCENT
Commercial          $1,378       80.96%   $1,075       84.91%   $  875       72.96%   $1,403       80.13%   $1,466       67.62%
Real estate mort-
 gage                  117        6.88%       89        7.03%       71        6.36%      125        7.14%      124        5.72%
Consumer               182       10.69%       92        7.27%        0           0%       63        3.60%      104        4.80%
Unallocated             25        1.47%       10        0.79%      231       20.68%      160        9.14%      474       21.86%
                    ------      ------    ------      ------    ------      ------    ------      ------    ------      ------
Total               $1,702      100.00%   $1,266      100.00%   $1,177      100.00%   $1,751      100.00%   $2,168      100.00%
                    ======      ======    ======      ======    ======      ======    ======      ======    ======      ======

The allowance for loan losses was $1,702 at December 31, 1997, as compared to $1,266 at December 31, 1996. The ratio of the allowance for loan losses to total loans at December 31, 1997 and 1996 was 1.43% and 1.15%, respectively. At December 31, 1997, non-performing assets to total assets was .85% compared to 1.94% at December 31, 1996. Net charge-offs increased $338 to $759 for 1997 from $421 for 1996. The provision for loan losses increased to $1,195 for 1997 from $510 for 1996, reflecting the growth in loans and the large level of loans ($7,931 or 6.68% of total loans) with potential credit problems. Additionally, the unallocated portion of the allowance increased to $25 from $10 at year-end 1996.

The level of the allowance for loan losses is determined by management on the basis of various assumptions and judgements. These include levels and trends of past due and non-accrual loans, trends in volume and changes in terms, effects of policy changes, experience and depth of management, anticipated economic conditions in the Washington, DC metropolitan area, concentrations of credit, the composition of the loan portfolio, prior loan loss experience, and the ongoing and periodic reviews of the loan portfolio by the Company's internal and external loan review function. For impaired loans, the Company establishes reserves in accordance with SFAS 114 and SFAS 118, and for non-impaired loans uses an allocation approach which relies on historical loan loss experience, adjusted to reflect current conditions and trends.

Although management believes that it uses the best information available to make such determinations that the allowance for loan losses is adequate at December 31,1997, future adjustments to the allowance may be necessary, and net income could be significantly affected, if circumstances and/or economic conditions differ substantially from the assumptions used in making the initial determinations. Any downturn in the real estate market or general economic conditions in the Washington, DC metropolitan area could result in the Company experiencing increased levels of non-performing assets and charge-offs, significant provisions for loan losses, and significant reductions in net income. Additionally, various regulatory agencies periodically review the Company's allowance for loan losses. Such agencies may require the recognition of additions to the allowance based on their judgments of information available to them at the time of their examination. In light of the foregoing, there can be no assurance that management's determinations as to the future adequacy of the allowance for loan losses will prove accurate, or that additional provisions or charge-offs will not be required.

================================================================================
TABLE 11. NON-PERFORMING ASSETS

Table 11 sets forth information concerning non-performing assets.

                                                                                               December 31,
                                        -------------------------------------------------------------------
                                            1997          1996          1995          1994          1993
                                        -----------   -----------   -----------   -----------   -----------
                                                                                     (dollars in thousands)
Non-accrual loans(1) ................     $   852       $ 2,006       $ 1,086       $ 1,809       $ 1,788
Loans past due 90 days or more and
 still accruing .....................         753         1,267           569           605           866
Foreclosed properties(2) ............         522         1,310           950         1,270         1,370
                                          -------       -------       -------       -------       -------
Total ...............................     $ 2,127       $ 4,583       $ 2,605       $ 3,684       $ 4,024
                                          =======       =======       =======       =======       =======
Non-performing assets to gross loans
 and foreclosed properties at period
 end ................................        1.78%         4.11%         2.74%         3.84%         5.72%
Non-performing assets to total assets
 at period end ......................         .85%         1.94%         1.17%         1.60%         2.10%

--------------------------------------------------------------------------------
(1) Loans are placed on non-accrual status when in the opinion of management the collection of additional interest is unlikely or a specific loan meets the criteria for non-accrual status established by regulatory authorities. No interest is taken into income on non-accrual loans unless received in cash. A loan remains on non-accrual status until the loan is current to both principal and interest and the borrower demonstrates the ability to pay and remain current, or the loan becomes well secured and is in the process of collection. The gross interest income that would have been recorded in 1997 for non-accrual loans at December 31, 1997 had the loans been current in accordance with their original terms was $223,062. See Note 1 to the consolidated financial statements.

(2) Foreclosed properties include properties that have been substantively repossessed (for years prior to 1995) or acquired in complete or partial satisfaction of debt. The properties, which are held for resale, are carried at the lower of fair value (net of estimated selling expenses) or the principal balance of the related loans.

(3) The Bank charges loans against the allowance for loan losses when it determines that principal and interest or portions thereof become uncollectible. This is determined through an analysis of each individual credit, including the financial condition and repayment capacity of the borrower, and of the sufficiency of the collateral, if any.
================================================================================

Non-performing assets at year-end 1997 were $2,127, a decrease of $2,456 or 54% from year-end 1996. The decrease was primarily attributed to management disposing of nonperforming assets through the sale of $2,265 in problem loans and subsequently charging off $405 in loan losses associated with sale of these loans. Non-accrual loans totaled $852 for year end 1997 and consisted of $285 in real estate loans, $547 in commercial loans and $20 in installment loans. This represented a decrease of $1,154 or 58% from year-end 1996. As of December 31, 1997, loans past due 90 days or more and still accruing totaled $753 and consisted of $545 in real estate loans, $165 in commercial loans, and $43 in installment loans to individuals. This compares to $749 in real estate loans, $445 in commercial loans, and $73 in installment loans at December 31, 1996. This represented an aggregate decrease of $514 from year-end 1996. Loans past due 90 days or more and still accruing consisted primarily of two real estate loans of $545 that have ballooned and were not renewed as of year-end 1997 due to an absence of current financial information. Foreclosed properties decreased $788 in 1997 to $522, consisting of six properties with two having a net carrying value of $144 and $138 respectively, while the other properties have a net carrying value below $100.

At December 31, 1997, there were $7,931 of loans not reflected in the table above, where known information about possible credit problems of borrowers caused management to have doubts as to the ability of the borrower to comply with present loan repayment terms and that may result in disclosure of such loans in the future. Included in the total are sixteen loans, totaling $4,328, fully collateralized by real estate, four of which represent $2,870 of the total. The remaining $3,603 consists of fourteen commercial loans, none in excess of $1,235, secured primarily by accounts receivable and various business equipment.

Deposits, Other Sources of Funds and Liquidity - Deposits are generally the most important source of the Company's funds for lending, investing, and other business purposes. Deposit inflows and outflows are significantly influenced by general interest rates, market conditions, and competitive factors.

Total deposits increased by $2,112 or 1%, from December 31, 1996 to December 31, 1997.

Other sources of funds include borrowings, repayment and maturities of loans and securities, proceeds from the sale of securities, funds from operations, and cash and cash equivalents. During 1997, the Company began raising funds by selling securities under agreements to repurchase. These fixed coupon over-night agreements are accounted for as financing transactions, and the obligations to repurchase the securities are reflected as a liability in the consolidated balance sheet. At December 31, 1997, $19,496 of repurchase agreements with an average rate of 4.26% were outstanding.

================================================================================
TABLE 12. TIME DEPOSIT MATURITY SCHEDULE

Table 12 presents certain information related to the company's time deposits.

                                                            AT DECEMBER 31, 1997
                                                         (dollars in thousands):

-------------------------------------------------------------------------------------------------------------------
                                     3 MONTHS OR LESS   4 TO 6 MONTHS   7 TO 12 MONTHS   OVER 12 MONTHS     TOTAL
Time certificates deposit of
 $100M or more                            $ 4,612          $ 3,586          $ 7,386          $1,223       $16,807
Time certificates of deposit less
 than $100M                                10,006            8,177            7,096           3,133        28,412
                                          -------          -------          -------          ------       -------
Total(1)                                  $14,618          $11,763          $14,482          $4,356       $45,219
                                          =======          =======          =======          ======       =======

================================================================================
(1) Excludes $10,654 in money market demand deposits, $5,919 in individual retirement account deposits, $914 in open time deposit, and $106 in Christmas Club deposits.
================================================================================

In connection with the series of transactions with the RTC, the Company borrowed $1,000 from the RTC. These funds were contributed to the capital of the Bank. For additional information regarding this borrowing refer to Note 7 to the consolidated financial statements.

The Company's principal sources of funds are deposits, repayments and maturities of loans and securities, proceeds from the sale of securities and funds provided by operations. The Company's sources and uses of cash for the years ended December 31, 1997 and 1996 are presented in the consolidated statement of cash flows. The Company anticipates that it will have sufficient funds available to meet current and future commitments.

Shareholders' Equity and Capital - Shareholders' equity increased $2,859, or 17% from $17,318 at December 31, 1996 to $20,177 at December 31, 1997. The increase is attributable to retained earnings of $1,178, an increase in capital stock of $31, an increase of capital surplus of $722, preferred stock of $500 and an increase of $428 in the unrealized gain on available for sale securities, net of tax. The increase in the capital stock and surplus accounts, and the issuance of preferred stock occurred when the company sold 31,200 shares of common stock and 20,000 shares of its Series A Non-Voting Preferred Stock, in a private placement transaction, to the Federal National Mortgage Association (Fannie Mae). See Note 8 to the consolidated financials for additional information regarding this transaction. At December 31, 1997, approximately $2,108 of the Bank's retained earnings was available to pay dividends to the Company without prior regulatory approval.

Set forth below is certain financial information relating to the Company's and Bank's dividend history for the past five fiscal years (as adjusted to reflect the 5-for-1 stock split in the form of a stock dividend paid in July 1994.) Information for periods prior to July 1, 1995 reflect Bank information.

                                                         YEAR ENDED DECEMBER 31,

---------------------------------------------------------------------------------------------------
                                        1997         1996         1995         1994         1993
Net income per share                  $ 2.44       $ 2.06       $ 2.56       $ 1.99       $ 3.12
Dividends paid per share              $  .60       $  .60       $  .60       $  .60       $  .50
Ratio of dividends to net income       24.59%       29.13%       23.44%       30.15%       16.03%

The payment of dividends by the Company depends largely upon the ability of the Bank to declare and pay dividends to the Company, as the principal source of the Company's revenue is dividends paid by the Bank. Future dividends will depend primarily upon the Bank's earnings, financial condition, and need for funds, as well as governmental policies and regulations applicable to the Company and the Bank.

The Company and the Bank are subject to certain regulatory capital requirements. Management believes, as of December 31, 1997, that the Company and the Bank meet all the capital adequacy requirements to which they are subject. As of December 31, 1997, the most recent notification from the Office of the Comptroller of Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. Refer to Note 9 to the consolidated financial statements for additional information related to regulatory capital requirements.

The consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and results of operations in terms of historical dollars without considering the relative purchasing power of money over time because of inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services. In the current interest rate environment, liquidity, maturity structure, and quality of the Company's assets and liabilities are critical to the maintenance of acceptable performance levels.

Year 2000 Issue - Many computer programs now in use have not been designed to properly recognize years after 1999. If not corrected, these programs could fail or create erroneous results. This year 2000 issue affects the entire banking industry because of its reliance on computers and other equipment that use computer chips, and may have significant effects on the banking customers and regulators. In recognition of the potential adverse effects of the year 2000 issue, management of the Company created a task force and established a plan to prevent or mitigate adverse effect of the year 2000 issue on the Company and its customers. The Company's primary supplier of data processing services also has adopted a year 2000 plan and timetable. Management believes that the cost of resolving year 2000 issues relating to the Company's computer programs and those used by its suppliers of significant data processing services will not be material to the Company's business, operations, liquidity, capital resources, or financial condition, based on information developed to date and communication from data processing suppliers. The Company's year 2000 plan requires an assessment of year 2000 effects on its commercial lending and other customers. The effects on individual, corporate and government customers of the Company and on governmental authorities that regulate the Company and its subsidiaries, and any resulting consequences to the Company, cannot yet be determined. The Company has committed management resources deemed necessary to identify and timely resolve all significant year 2000 issues.