Form 10KSB40, Exhibit 13
period 1998-12-31
IBW FINANCIAL CORP
filed 1999-04-14
CIK 1013274

                                                                      Exhibit 13


       Annual Report to Shareholders for the Year Ended December 31, 1998

IBW Financial Corporation

Consolidated Financial Statements for the
Years Ended December 31, 1998 and 1997,
and Independent Auditors' Report

[LOGO OF INDUSTRIAL BANK APPEARS HERE]]

--------------------------------------------------------------------------------

Annual Message To Shareholders

1998 was a very challenging year for the Board and Management of Industrial Bank, NA (the "Bank") and IBW Financial Corporation. The Bank experienced good asset growth, enhanced non-interest fee income through electronic banking services, and launched its largest marketing campaign ever to enhance its corporate image and build mortgage volume. The campaign was very well received by the community. In accordance with its strategic plan, the bank also focused on employee development by conducting a bank-wide employee survey, finalizing the 401K pension plan, and conducting a comprehensive space and facilities assessment. However, these achievements were overshadowed by a deterioration of asset quality relating to the Bank's commercial and commercial real estate portfolios, resulting in a loss for the year of $1,354,000.

While total assets grew by 7% during 1998, from $250,752,000 in 1997 to $ 269,978,000, net income declined substantially from earnings of $1, 576,000 to a $1,354,000 loss. Declining interest rates and increasing non-accrual loans impacted the Bank's margins on earning assets during the year. However, the loss is primarily attributed to a very large provision for loan loss expense of $4.6 million for 1998, reflecting a $3.4 million increase over last year's provision expense of $1.2 million. In August, management decided to take a very conservative approach to rating problem loans, determining non-accrual status and charging off potential loss exposure. These actions caused non-accruals, classified assets and losses to increase dramatically. This approach was also used in management's decision to increase the Allowance for Loan Losses at the end of the year. Management is confident that most potential weaknesses in the portfolios have been identified and addressed. Additionally, policies and procedures have been implemented to improve risk identification in the portfolio, as well as enhance overall credit administration and asset quality. It should be noted that even with this loss, IBNA remains well capitalized, with capital ratios still above minimum regulatory guidelines.

The Bank entered into to a Formal Agreement with its primary regulator, the Office of the Comptroller of the Currency, which addressed weaknesses in asset quality, credit administration, management and Year 2000 readiness. The Board and Management of IBNA have responded to this Agreement with utmost urgency, and began immediately to address the regulatory concerns. It is our desire to achieve full compliance with each article in the agreement. Additionally, the Bank has successfully completed testing for all mission critical systems necessary for Year 2000 compliance.

Clearly, 1999 will be a year of rebuilding, training, strengthening the management team, improving asset quality and operational efficiency. The resulting improvement in infrastructure should provide a strong foundation for enhanced profitability, maximized shareholder value and growth for the next millennium. We are committed to our mission of providing the highest quality customer service to our communities, while fostering an environment of organizational profitability, teamwork, productivity and excellence.




Clinton W. Chapman, Esq.                  B. Doyle Mitchell, Jr.
Chairman of the Board                     President and Chief Executive Officer

INDEPENDENT AUDITORS' REPORT


To the Shareholders and Board of Directors of IBW Financial Corporation and subsidiary
4812 Georgia Avenue, NW
Washington, DC 20011

We have audited the accompanying consolidated balance sheets of IBW Financial Corporation and subsidiary (the Company) as of December 31, 1998 and 1997, and the related consolidated statements of income (loss), comprehensive income
(loss), changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

As discussed in Note 2 to the financial statements, at December 31,1998, IBW Financial Corporation's subsidiary, Industrial Bank National Association, is operating under a formal agreement with the Office of the Comptroller of the Currency ("OCC") dated August 25,1998, that requires it to meet certain prescribed actions in accordance with OCC specified deadlines.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of IBW Financial Corporation and subsidiary at December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

Deloitte & Touche, LLP

Washington, DC
February 26, 1999
(March 31,1999 as to Note 2)

IBW FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1998 AND 1997
(Dollars in Thousands, Except Share Data)

------------------------------------------------------------------------------------------------------

ASSETS                                                                            1998           1997
Cash and cash equivalents:
    Cash and due from banks                                                    $ 12,565       $ 11,842
    Federal funds sold                                                           13,150         11,500
                                                                               --------       --------

                      Total cash and cash equivalents                            25,715         23,342

Interest-bearing deposits in banks                                                  405          3,000
Investment securities available-for-sale, at fair value                         131,384        101,106
Loans receivable - net of allowance for loan losses
   of $4,700 in 1998 and $1,702 in 1997                                         104,469        116,476
Real estate owned - net                                                             525            522
Bank premises and equipment - net                                                 2,542          2,672
Other assets                                                                      3,687          3,500
Deferred income taxes                                                             1,251             84
                                                                               --------       --------

TOTAL ASSETS                                                                   $269,978       $250,702
                                                                               ========       ========

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
    Demand deposits                                                            $ 58,870       $ 52,922
    Time and savings deposits                                                   165,257        155,274
                                                                               --------       --------

                      Total deposits                                            224,127        208,196

    Repurchase agreements                                                        25,611         19,496
    Other liabilities                                                             1,323          1,833
    Note payable                                                                  1,000          1,000
                                                                               --------       --------
                      Total liabilities                                         252,061        230,525
                                                                               --------       --------

COMMITMENTS AND CONTINGENCIES                                                       -              -
SHAREHOLDERS' EQUITY:
     Preferred stock - $1 par value; 1,000,000 (500,000 voting and 500,000 nonvoting) authorized; 20,000 Series A nonvoting
        issued and outstanding, stated at liquidation value                         500            500
    Common stock - $1 par value; 1,000,000 shares authorized;
    668,360 issued and outstanding                                                  668            668
    Capital surplus                                                               5,051          5,051
    Retained earnings                                                            11,463         13,183
    Accumulated other comprehensive income, net
        of taxes of $120 in 1998 and $393 in 1997                                   235            775
                                                                               --------       --------

                      Total shareholders' equity                                 17,917         20,177
                                                                               --------       --------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                     $269,978       $250,702
                                                                               ========       ========

See notes to consolidated financial statements.

IBW FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 1998 AND 1997
(Dollars in Thousands, Except Share Data)

---------------------------------------------------------------------------------------------------------------------
                                                                              1998                    1997
INTEREST INCOME:
    Interest and fees on loans                                            $  10,518               $  10,434
    U.S. Treasury securities                                                    424                   1,261
    Obligations of U.S. Government
        agencies and corporations                                             1,753                     501
    Collateralized mortgage obligations                                       3,613                   3,797
    Obligations of states and political subdivisions                            577                     864
    Bank balances and other securities                                          173                     229
    Federal funds sold                                                          905                     372
                                                                          ---------               ---------

                      Total interest income                                  17,963                  17,458
                                                                          ---------               ---------
INTEREST EXPENSE:
    Interest-bearing deposits                                                 4,378                   4,329
    Time certificates over $100,000                                             977                     767
    Repurchase agreements                                                     1,032                     767
    Note payable                                                                 51                      53
                                                                          ---------               ---------

                      Total interest expense                                  6,438                   5,916
                                                                          ---------               ---------
NET INTEREST INCOME                                                          11,525                  11,542

PROVISION FOR LOAN LOSSES                                                     4,603                   1,195
                                                                          ---------               ---------
NET INTEREST INCOME AFTER PROVISION
    FOR LOAN LOSSES                                                           6,922                  10,347
                                                                          ---------               ---------
NONINTEREST INCOME:
    Service charges on deposit and checking accounts                          2,599                   2,540
    Gain on sale of investment securities                                       301                     242
    Other operating income                                                      834                     552
                                                                          ---------               ---------

                      Total noninterest income                                3,734                   3,334
                                                                          ---------               ---------
NONINTEREST EXPENSE:
    Salaries and employee benefits                                            6,775                   6,213
    Occupancy                                                                   745                     716
    Furniture and equipment                                                     759                     625
    Data processing                                                             671                     606
    Advertising                                                                 514                     397
    Real Estate owned expenses                                                  327                     193
    Loan Collection & Reposession expenses                                      196                     132
  Other expenses                                                              2,979                   2,763
                                                                          ---------               ---------

                      Total noninterest expense                              12,966                  11,645
                                                                          ---------               ---------
                                                                                                (CONTINUED)

IBW FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1998 AND 1997
(Dollars in Thousands, Except Share Data)
--------------------------------------------------------------------------------

(LOSS) INCOME BEFORE INCOME TAXES                         $ (2,310)     $ 2,036

(BENEFIT) PROVISION FOR INCOME TAXES                          (956)         460
                                                          ---------     -------

NET (LOSS) INCOME                                         $ (1,354)     $ 1,576
                                                          =========     =======

(LOSSES) EARNINGS PER COMMON SHARE - Basic and diluted    $  (2.03)     $  2.44
                                                          =========     =======


WEIGHTED AVERAGE OF COMMON SHARES OUTSTANDING              668,360      645,195
                                                          =========     =======

                                                                    (CONCLUDED)


See notes to consolidated financial statements.

IBW FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
YEARS ENDED DECEMBER 31, 1998 AND 1997
(Dollars in Thousands, Except Share Data)

-----------------------------------------------------------------------------------------------------------------------

                                                                                                1998             1997
NET (LOSS) INCOME                                                                           $ (1,354)          $ 1,576

OTHER COMPREHENSIVE (LOSS) INCOME, NET OF TAX

Unrealized securities (losses) gains arising during the year                                    (341)              268

Reclassification adjustment for (gains) losses included in net income                           (199)              160
                                                                                            ---------          -------

Other Comprehensive (Loss) Income                                                               (540)              428
                                                                                            ---------          -------

COMPREHENSIVE (LOSS) INCOME                                                                 $ (1,894)          $ 2,004
                                                                                            =========          =======


 See notes to consolidated financial statements.

IBW FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1998 AND 1997
(Dollars in Thousands, Except Share Data)

-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                           Accumulated
                                                       Preferred     Common     Capital     Retained   Other Comprehensive
                                                         Stock        Stock     Surplus     Earnings   Income, Net of Tax    Total
BALANCE, JANUARY 1, 1997                              $    -       $    637     $  4,329     $ 12,005      $    347        $ 17,318

    Issuance of preferred stock                            500          -            -            -             -               500

    Dividends on preferred stock, $0.31 per share          -            -            -             (6)          -                (6)

    Issuance of common stock                               -             31          722          -             -               753

    Dividends on common stock, $0.60 per share             -            -            -           (392)          -              (392)

    Unrealized gain on securities available
         for sale, net of tax                              -            -            -            -             428             428

    Net income                                             -            -            -          1,576           -             1,576
                                                      --------     --------     --------     --------      --------        --------

BALANCE, DECEMBER 31, 1997                                 500          668        5,051       13,183           775          20,177
                                                      --------     --------     --------     --------      --------        --------
    Dividends on preferred stock, $1.25 per share          -            -            -            (25)          -               (25)

    Dividends on common stock, $0.51 per share             -            -            -           (341)          -              (341)

    Unrealized loss on securities available
         for sale, net of tax                              -            -            -            -            (540)           (540)

    Net loss                                               -            -            -         (1,354)          -            (1,354)
                                                      --------     --------     --------     --------      --------        --------

BALANCE, DECEMBER 31, 1998                            $    500     $    668     $  5,051     $ 11,463      $    235        $ 17,917
                                                      ========     ========     ========     ========      ========        ========

IBW FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1998 AND 1997
(Dollars in Thousands)

-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                         1998                1997
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net (loss) income                                                                                  $ (1,354)           $  1,576
    Adjustments to reconcile net (loss) income
         to net cash provided by operating activities:
        Depreciation                                                                                        409                 352
        Amortization of goodwill and intangibles                                                            156                 149
        Accretion/amortization of premium                                                                  (327)                643
        Deferred income taxes                                                                            (1,167)                 16
        Loss on sale of real estate owned                                                                   140                  22
        Gain on sale of investment securities available-for-sale                                           (301)               (152)
        Gain on sale of investment securities - trading                                                     -                   (90)
        Provision for loss on real estate owned                                                             114                 108
        Provision for loan losses                                                                         4,603               1,195
        Interest capitalized on securities                                                                 (382)               (873)
        Increase in other assets                                                                            (54)               (148)
        (Decrease) increase in other liabilities                                                           (631)                913
        Sale of investment securities - trading                                                             -                 3,164
                                                                                                       --------            --------

                      Net cash provided by operating activities                                           1,206               6,875
                                                                                                       --------            --------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Net decrease (increase) in loans                                                                      7,120             (12,364)
    Additions to bank premises and equipment, net                                                          (297)               (572)
    Proceeds from principal payments on securities
        available-for-sale                                                                               33,165              11,432
    Net decrease in interest-bearing deposits in banks                                                    2,595                --
    Proceeds from sale of real estate owned                                                                 393               1,048
    Proceeds from maturities of investment securities available-for-sale                                 30,213               8,962
    Proceeds from sale of investment securities available-for-sale                                        4,254               8,105
    Purchase of investment securities available-for-sale                                                (97,956)            (34,133)
                                                                                                       --------            --------

                      Net cash used in investing activities                                             (20,513)            (17,522)
                                                                                                       --------            --------

                                                                                                                       (CONTINUED)

See notes to financial statements

IBW FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1998 AND 1997
(Dollars in Thousands)

-------------------------------------------------------------------------------------------------------------------
                                                                                      1998                  1997
CASH FLOWS FROM FINANCING ACTIVITIES:
    Dividends paid                                                                 $   (366)             $   (398)
    Net increase in deposits                                                         15,931                 2,112
    Net increase in repurchase agreements                                             6,115                 9,030
    Sale of common and preferred stock, net                                             -                   1,253
                                                                                   --------              --------

                       Net cash provided by financing activities                     21,680                11,997
                                                                                   --------              --------
NET INCREASE IN CASH AND CASH
    EQUIVALENTS                                                                       2,373                 1,350

CASH AND CASH EQUIVALENTS AT
    BEGINNING OF YEAR                                                                23,342                21,992
                                                                                   --------              --------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                           $ 25,715              $ 23,342
                                                                                   ========              ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

        Income taxes                                                               $    212              $    503
                                                                                   ========              ========

        Interest                                                                   $  6,484              $  5,301
                                                                                   ========              ========

NON CASH TRANSACTIONS:

        Noncash transfers of loans to other real estate owned                      $    651              $    390
                                                                                   ========              ========

        Securitization of mortgage loans                                           $    -                $  3,103
                                                                                   ========              ========

See notes to consolidated financial statements.

                                                                     (CONCLUDED)

IBW FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     IBW Financial Corporation (the Corporation) became a unitary bank holding company and its wholly owned subsidiary Industrial Bank of Washington converted from a District of Columbia chartered bank to a national banking association and changed its name to Industrial Bank, National Association (the Bank) on July 1, 1995. The accounting and reporting policies of IBW Financial Corporation and subsidiary (the Company) conform to generally accepted accounting principles and prevailing practices within the banking industry. The following summarizes the significant accounting policies.

     Consolidation - The consolidated financial statements include the accounts of the Corporation and the Bank. All significant inter-company transactions and balances have been eliminated.

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

     Investment Securities - The Company accounts for securities in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS No. 115). This standard requires debt and equity securities to be segregated into the following three categories: trading, held-to-maturity, and available-for-sale. Trading securities are purchased and held principally for the purpose of reselling them within a short period of time. Their unrealized gains and losses are included in earnings. Securities classified as held-to-maturity are accounted for at amortized cost, and require the Company to have both the positive intent and ability to hold these securities to maturity. Securities not classified as either trading or held-to-maturity are considered to be available-for-sale. Unrealized gains and losses on available-for-sale securities are excluded from earnings and reported, net of deferred taxes, as a separate component of shareholders' equity until realized. Realized gains or losses on the sale of investment securities are reported in earnings and determined using the adjusted cost of the specific security sold.

     Loans - Loans are reported at the principal amount outstanding net of deferred fees and costs and the allowance for possible loan losses. Interest on loans is accrued and recorded as income based upon the principal amount outstanding. Loan fees, and related direct loan origination costs are deferred and recognized over the life of the loan as an adjustment to the yield of the loan as part of interest income. Loans are placed on non-accrual status when management deems the collectibility of interest is doubtful. Interest ultimately collected is recorded in the period received. Accruals are resumed on loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loan is estimated to be fully collectible as to both principal and interest.

     Allowance for Loan Losses - The allowance for loan losses is maintained at a level believed by management to be adequate to provide for known and inherent risks in the loan portfolio and commitments to extend credit. The Company's policy for determination of the adequacy of the allowance is based on an evaluation of past loan loss experience; current economic conditions; volume, growth, and composition of the loan portfolio; and other relevant factors. The allowance is increased by provisions for loan losses charged against income and recoveries and reduced by charge-offs. In accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended, the Company's policy measuring impairment on impaired loans is based on the fair value of the collateral. In accordance with SFAS No. 114, the Company considers a loan impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company's policy considers all current information, including the borrower's ability to repay, the fair value of the collateral, and other pertinent information in determining if a loan is impaired. For the purposes of applying SFAS No. 114, the Company considers residential real estate loans and installment loans to be smaller balance, homogenous loans, which are aggregated and collectively evaluated for measurement of impairment. The amount of loan losses the Company may ultimately realize could differ from these estimates.

     Bank Premises and Equipment - Premises and equipment are stated at cost less accumulated depreciation. Depreciation is charged to operations on a straight-line basis over the estimated useful lives of assets which range from approximately three to forty years.

     Real Estate Owned - Real estate owned represents properties acquired through foreclosures or other proceedings in satisfaction of indebtedness. At the date of acquisition such property is recorded at the lower of cost or fair value. Subsequent to acquisition, the property is carried at the lower of the fair value, less estimated costs to sell, or its new cost basis. Write-downs to fair value, less estimated costs to sell, at the date of acquisition are charged to the reserve for oreo losses. Declines in fair value, operating expenses, and gains or losses on the disposition of other real estate are reported in other expense. The amounts the Company will ultimately realize on disposition of these properties could differ from management's current estimates.

     Earnings Per Share - Earnings per share is computed based on the weighted average number of common shares outstanding during the year. In March 1998, SFAS No. 128, Earnings Per Share was issued. SFAS No. 128 supersedes APB No. 15 to conform earnings per share with international standards as well as to simplify the complexity of the computation under APB No. 15. In summary, SFAS No. 128 replaces the previous primary earnings per share
     (EPS) calculation with a basic EPS calculation. The basic EPS differs from the primary EPS calculation in that the basic EPS does not include any potentially dilutive securities. Fully dilutive EPS is replaced with diluted EPS and should be disclosed regardless of its dilutive impact on EPS. SFAS No. 128 is effective for both interim and annual periods ending after December 15, 1998. Basic and diluted EPS are the same for IBW as the Company had no dilutive securities outstanding as of December 31, 1998.

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

     Intangibles - At December 31, 1998 and 1997, other assets included goodwill of $572,000 and $610,000, net of accumulated amortization of $38,000 and $55,000 and core deposit intangibles of $367,000 and $420,000, net of accumulated amortization of $53,000 and $94,000, respectively. Goodwill is being amortized over 15 years and the core deposit intangibles over 8 years, both on the straight-line basis.

     Statement of Cash Flows - For purposes of the consolidated statement of cash flows, cash equivalents are highly liquid investments with original maturities of three months or less. Included in cash and due from banks were required deposits at the Federal Reserve Bank of $5,134,000 and $3,962,000 at December 31, 1998 and 1997, respectively.

     New Accounting Pronouncement - Effective January 1,1998, the Bank adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income. This statement requires disclosure of the components of comprehensive income and accumulated balance of other comprehensive income within consolidated total shareholders' equity. The adoption of the provisions of SFAS No. 130, which are only of a disclosure nature, did not affect the Bank's financial position, results of operations, or liquidity. Reclassification of financial statements for earlier periods for comparative purposes is required.

     Effective January 1,1998, the Bank adopted the provisions SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". This statement establishes the criteria for determining an operating segment and the related financial information disclosure required. It also establishes standards for disclosing related information regarding products and services, geographic areas and major customers. The adoption of the provisions of SFAS No. 131, which are only of a disclosure nature, did not affect the Bank's financial position, results of operations, or liquidity. The Bank is a single reportable segment.

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Post-retirement Benefits". It requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer as useful. This statement is effective for fiscal years beginning after December 15,1997. The provisions of this standard did not have an effect on the Bank's reported results of operations or financial position.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires a company to recognize all derivatives as either assets or liabilities in the statement of financial position and to measure those instruments at fair value. This statement is effective for fiscal years beginning after June 15,1999. Management is in the process of evaluating the potential impact of this standard on the Bank's financial position and results of operations.

     Reclassifications - Certain reclassifications have been made to the prior year's consolidated financial statements to conform to the 1998 presentation.

2.   FORMAL AGREEMENT

     On August 25, 1998, the Bank entered into a Formal Agreement (the Agreement) with the Office of the Comptroller of the Currency (the OCC). The Agreement requires the Bank to undertake certain actions within designated timeframes from the date the agreement was entered into , and to operate in compliance with the provisions thereof during its term.

     Among the actions required by the Agreement are the following: (i) Within thirty days, the Bank shall employ an independent management consultant to perform a study of the Bank's management structure and staffing requirements, including a report identifying staffing requirements, job descriptions and evaluations for senior officers, and evaluating organizational structure. The Board of Directors (the Board) is required to adopt within thirty days of the receipt of the report, a plan to eliminate any deficiencies in management, staffing, or supervision of management;
     (ii) The Board is required to take steps to obtain current and satisfactory credit information on loans without such information, and to insure that proper collateral documentation is maintained. Management may not grant, renew, alter, restructure or extend a loan without proper documentation and analysis of credit, purpose and anticipated source of repayment. In absence of such information, such loans my be made only upon certification of a majority of the Board why obtaining such information would be detrimental to the best interest of the Bank; (iii) Within thirty days the Board shall adopt a written program to eliminate the basis of criticism for assets rated "doubtful", "substandard" or "other assets especially mentioned;"
     (iv) Within thirty days the Board shall establish a loan review system to assure timely identification and categorization of problem credits and implement a process to insure the loan review function is independent; (v) Within sixty days the Board shall review and revise the Bank's loan policy based upon the guidance on Loan Portfolio Management in the Comptroller's Manual for National Bank Examiners. Within thirty days thereafter, the Board shall develop a process to ensure accountability for lending personnel; (vi) The Board shall notify the Assistant Deputy Comptroller before all loan sales;
     (vii) Within sixty days, the Board shall develop a written program to improve and strengthen collection efforts; (viii) Within ninety days the Board shall develop a profit plan to improve and sustain the Bank's earnings; (ix) Within 120 days, the Board shall adopt and implement a strategic plan for the Bank covering at least three years, including objectives for earnings performance, balance sheet mix, off-balance sheet activities, liability structure, capital adequacy, reduction in the volume of non-performing assets, product line development and market segments intended to be developed, together with strategies to achieve those objectives; (x) The Board shall take all steps necessary to correct any violation of law, rule or regulation cited in any report of examination;
     (xi) Within thirty days the Bank shall submit a revised written project plan with respect to Year 2000 compliance of the Bank's information and environmental systems, including a testing plan and, within sixty days, a re-mediation contingency plan in the event any systems is not compliant by the date set forth in the plan.

     Compliance with the Agreement is to be monitored by a committee (the Committee) of a least three directors, none of whom is an employee of the Bank or a family member of an employee. The Committee, presently composed of four directors, is required to submit written progress reports on a monthly basis. The Agreement requires the Bank to make periodic reports and filings with the OCC.

     The Agreement does not contain any capital directive or other requirement that the Bank increase its capital, or maintain a minimum level of capital in excess of generally applicable regulatory capital requirements.

     As of March 31,1999, the Bank believes that its is in partial compliance with most of the provisions of the Agreement. The Bank has submitted to the OCC all of the written plans, policies and other information required by the Agreement, except the loan policy and the problem loan procedures which are being finalized. The Bank is in the process of revision and resubmitting certain of these plans and policies to provide additional information and procedures, and is periodically reviewing the plans for any required amendment in light of changed circumstances and progress to date. In January 1999, the Bank retained a consulting firm experienced in advising community banks on management, operations and year 2000 matters to assist it in connection with the completion of the preparation, modification and revision of the plans and in connection with its Y2K compliance efforts.

     As a result of the inability of a year 2000 vendor initially employed by the Bank to assist it in developing and implementing a testing program to successfully design and complete that task, staff turnover and other factors, the Bank had not completed testing of internal and external mission critical systems by December 31,1998, and was not in compliance with its schedule for customer related due diligence contained in its year 2000 plan. As of March 31,1999, the Bank has completed testing of its mission critical systems as contemplated by its plan, within the regulatory time-frame required by the bank regulatory agencies, and has significantly reduced the delay in customer related due diligence.

     Although the Bank believes that it is in partial compliance with certain provisions, and has the intent to comply with the remaining provisions of the Agreement, there can be no assurance that its regulators will agree, or that they will not require additional compliance efforts. Failure to comply with the provisions of the Formal Agreement could subject the Bank and its directors to additional enforcement actions, including but not limited to a cease and desist order, a safety and soundness order or civil money penalties. If the directors of the Bank become subject to civil money penalties or other actions, the Company or the Bank may be obligated to indemnify such directors.

3. INVESTMENT SECURITIES

         At December 31, 1998 and 1997, the amortized cost and approximate fair value of securities available-for-sale were as follows (in thousands):

                                                                                    December 31, 1998
                                                           ---------------------------------------------------------------
                                                              Amortized       Unrealized        Unrealized        Fair
                                                                 Cost           Gains             Losses          Value
U.S. Treasury Notes                                          $  2,001         $     12         $                 $  2,013
U.S. Government Agencies                                       57,540              139              (61)           57,618

Mortgage-Backed Securities:
    Pass-through securities:
        Guaranteed by GNMA                                         41                2              -                  43
        Issued by FNMA and FHLMC                                    9                1              -                  10

Collateralized Mortgage Obligations:
        Collateralized by FNMA, FHLMC and
            GNMA mortgage-backed securities                    62,274              208             (578)           61,904

Securities issued by states and
    political subdivision:
        General obligations                                     5,886              419              -               6,305
        Revenue obligations                                     2,192              188              -               2,380

Other                                                           1,086               25              -               1,111
                                                             --------         --------         --------          --------

TOTAL                                                        $131,029         $    994         $   (639)         $131,384
                                                             ========         ========         ========          ========

Weighted average interest rate                                 5.96%
                                                               =====
                                                                                    December 31, 1997
                                                           ---------------------------------------------------------------
                                                              Amortized       Unrealized        Unrealized        Fair
                                                                 Cost           Gains             Losses          Value
U.S. Treasury Notes                                          $ 18,985         $     30         $     (1)         $ 19,014
U.S. Government Agencies                                       11,480               21               (2)           11,499

Mortgage-Backed Securities:
    Pass-through securities:
        Guaranteed by GNMA                                         66                3              -                  69
        Issued by FNMA and FHLMC                                   10                2              -                  12

    Collateralized Mortgage Obligations:
        Collateralized by FNMA
            mortgage-backed securities                         56,273              531             (114)           56,690

Securities issued by states and
    political subdivision:
        General obligations                                     9,849              540               (6)           10,383
        Revenue obligations                                     2,191              152              -               2,343

Other                                                           1,079               17              -               1,096
                                                             --------         --------         --------          --------

TOTAL                                                        $ 99,933         $  1,296         $   (123)         $101,106
                                                             ========         ========         ========          ========

Weighted average interest rate                                 6.50%
                                                               =====

      The following is a summary of the amortized cost and estimated fair value of investment securities available-for-sale by contractual maturity as of December 31,1998. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (in thousands).

                                                                       Estimated
                                                       Amortized         Fair
                                                          Cost           Value

            Due in one year or less                    $  28,495       $  28,569
            Due after one year through five years         32,133          32,173
            Due five through ten years                       -               -
            Due after ten years                            8,077           8,685
            Pass through securities                           50              53
            Collateralized mortgage obligations           62,274          61,904
                                                       ---------       ---------

            Total                                      $ 131,029       $ 131,384
                                                       =========       =========

      Proceeds from the sale of securities available-for-sale were $4,254,000 and $8,105,000 for the year ended December 31, 1998 and 1997, respectively, and resulted in gross realized gains of $301,000 and $152,000 and gross realized losses of $0 and $1,000 for the years ended December 31, 1998 and 1997, respectively. Proceeds from the sale of trading securities were approximately $3,164,000 for the year ended December 31, 1997, and resulted in gross realized gains of approximately $90,000. There were no sales of trading securities for the year ended December 31, 1998.

      Securities of $12,040,000 and $9,840,000 at December 31, 1998 and 1997,
      were pledged as collateral for public deposits and for other purposes required by law. At December 31, 1998 and 1997, the carrying value of securities underlying repurchase agreements was $25,611,000 and $19,840,000, respectively.

4.    LOANS RECEIVABLE

      Loans receivable consist of the following (in thousands) at December 31:


                                                            1998          1997
      Real estate loans:
       Collateralized by residential property:
        First mortgages                                   $ 48,110      $ 48,247
        Second mortgages                                     2,987         3,830
       Collateralized by non-residential properties         33,560        38,499
      Commercial                                            16,568        23,145
      Installment                                            8,388         4,925
                                                          --------      --------

       Total                                              $109,613      $118,646

      Less:
       Deferred fees and costs, net                            444           468
       Allowance for loan losses                             4,700         1,702
                                                          --------      --------

      Net loans                                           $104,469      $116,476
                                                          ========      ========

      Major loan concentrations are as follows (in thousands):

                                                         1998                 1997
        Church loans collateralized by real estate     $ 11,941             $ 10,904
        Installment loans to churches                        67                   36
        Commercial loans to churches                        290                1,733
                                                       --------             --------
        Total loans to churches                        $ 12,298             $ 12,673
                                                       ========             ========

      Substantially all of the Bank's loans have been made to borrowers within the Washington, DC metropolitan area. Accordingly, the ability of the Bank's borrowers to repay their loans is dependent upon the economy in the Washington, DC metropolitan area.

      A summary of transactions in the allowance for loan losses is as follows (in thousands) at December 31:

                                                          1998                 1997
        Balance, beginning of year                      $ 1,702              $ 1,266

               Add: Provision charged to expense          4,603                1,195
                    Recoveries                              215                  130
            Deduct: Charge-offs                          (1,820)                (889)
                                                        -------              -------

        Balance, end of year                            $ 4,700              $ 1,702
                                                        =======              =======

      At December 31, 1998 and 1997, loans that were considered to be impaired under SFAS No. 114 totaled $5,003,000 and $852,000, respectively. The related allowance allocated to impaired loans was $1,520,000 and $251,000 at December 31, 1998 and 1997, respectively. The average balance of impaired loans for the years ended December 31, 1998 and 1997, was $2,547,000 and $1,984,000, respectively. Interest income that was not recorded on impaired loans for the years ended December 31, 1998 and 1997, was $230,000 and $223,000, respectively.

5.  BANK PREMISES AND EQUIPMENT

      The major categories of bank premises and equipment are as follows (in thousands):

                                                                 1998             1997
        Bank premises                                          $ 2,389          $ 2,276
        Furniture, fixtures, and equipment                       3,279            3,330
                                                               -------          -------

        Total                                                  $ 5,668          $ 5,606

        Less accumulated depreciation                           (3,126)          (2,934)
                                                               -------          -------

        Bank premises and equipment, net                       $ 2,542          $ 2,672
                                                               =======          =======

      Depreciation expense for the years ended December 31, 1998 and 1997 is $409 and $352, respectively.

6. DEPOSITS

        Deposits consist of the following (in thousands):
                                                           At December 31, 1998
                                   Demand      Savings      Time         Total

Individuals, partnerships, and
    corporations                    $ 57,959   $ 92,338    $ 65,179    $215,476
U.S. government                          627          1       1,860       2,488
States and political subdivisions        -          -         5,879       5,879
Certified and official checks            284        -           -           284
                                    --------   --------    --------    --------

Total                               $ 58,870   $ 92,339    $ 72,918    $224,127
                                    ========   ========    ========    ========
Weighted average interest rate                  2.04%       4.17%
                                                =====       =====

Deposits consist of the following (in thousands):
                                                           At December 31, 1997
                                   Demand      Savings      Time         Total

Individuals, partnerships, and
    corporations                   $ 50,334    $ 92,462    $ 57,539    $200,335
U.S. Government                          37         -         1,014       1,051
States and political subdivisions       242         -         4,259       4,501
Certified and official checks         2,309         -           -         2,309
                                   --------    --------    --------    --------

Total                              $ 52,922    $ 92,462    $ 62,812    $208,196
                                   ========    ========    ========    ========

Weighted average interest rate                  2.53%        4.53%
                                                =====        =====

        Demand deposits represent non-interest-bearing deposit accounts. Individual certificates of deposit of $100,000 or more at December 31, 1998 and 1997, totaling $21,226,000 and $16,807,000 respectively, are included in time deposits. The bank has no brokered deposits.

        At December 31, 1998, the scheduled maturities of Time Deposits are as follows (in thousands):


                                                                Average Rate
        1999                               $ 62,391                 4.08%
        2000                                  5,726                 5.27%
        2001                                  1,235                 4.93%
        2002                                    -                   0.00%
        2003                                  3,566                 3.75%
                                           --------
                                           $ 72,918
                                           ========

7. REPURCHASE AGREEMENTS

      At December 31, 1998 and 1997, securities sold under agreements to repurchase were $25,611,000 and $19,496,000, respectively. These are fixed coupon agreements that are treated as financing transactions, and the obligations to repurchase are reflected as a liability in the consolidated balance sheet. The amount of the securities underlying the agreements remains in the asset account. The securities are held in a segregated account by the Company's custodian. The securities underlying the agreements at December 31, 1998 and 1997 had a fair value of $26,288,000 and $19,840,000, respectively. All outstanding agreements at December 31, 1998 and 1997 matured on January 1, 1999 and 1998, respectively. The outstanding agreements had an average interest rate of 2.72% and 4.26% at December 31, 1998 and 1997, respectively. The average balance and the average interest rate for the year ended December 31, 1998 and 1997 were $24,011,000 and 4.30% and $16,820,000 and 4.56%, respectively. During 1998 and 1997, the maximum month-end balance was $29,182,000 and $19,496,000, respectively.

8. NOTE PAYABLE

      In connection with the acquisition/assumption of certain Resolution Trust Corporation (RTC) assets and liabilities in 1994, the Corporation and the Bank executed an Interim Capital Assistance Agreement (Agreement) with the RTC. In accordance with the provisions of the Agreement and the related Promissory Note, the Corporation borrowed $1,000,000 from the RTC. As required by the Agreement, the Corporation invested all the proceeds in the Bank. The Corporation pledged to the RTC all the issued and outstanding shares of capital stock of the Bank to secure the Promissory Note. The note payable accrues interest at a variable rate based on the 13-week U.S. Treasury Bill rate, reset quarterly. The interest rate at December 31, 1998 and 1997, was 4.49% and 5.187%. The outstanding principal balance matures on July 3, 2000.

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

9. SHAREHOLDERS' EQUITY

      On September 29, 1997, the Company completed the sale of 31,200 shares of its common stock and 20,000 shares of its Series A Non-Voting Preferred Stock, in a private placement transaction, to the Federal National Mortgage Association (Fannie Mae), at a price of $25 per share of common stock and $25 per share of Series A Non-Voting Preferred Stock for a total purchase price of $1,280,000. The shares of common stock issued to Fannie Mae represent approximately 4.67% of the outstanding shares of the Company's common stock, and the shares of Series A Non-Voting Preferred Stock represent all of the authorized shares of that series.

      The Corporation has contributed $980,000 of the proceeds of the sale to Industrial Bank, the wholly owned subsidiary of the Corporation, for use in connection with its mortgage and housing-related lending operations, and the promotion of affordable housing in its market area. The remaining proceeds have been retained at the Corporation for general corporate purposes.

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

10. REGULATORY MATTERS

      The Corporation and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Corporation's and the Bank's financial statements. Under capital adequacy guidelines and regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheets items as calculated under regulatory accounting practices. The Corporation's and the Bank's capital amounts and the Bank's classification under the regulatory framework for prompt corrective action are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier 1 capital, as defined in the regulations, to risk-weighted assets, as defined and of Tier 1 Capital, as defined, to average assets, as defined. Management believes, as of December 31, 1998, that the Corporation and Bank meet all the capital adequacy requirements to which they are subject.

      As of December 31, 1998, the most recent notification from Office of the Comptroller of Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk- based, and Tier 1 leverage ratios, as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category.

      The Corporation's and the Bank's required and actual capital amounts and ratios at December 31, 1998 and 1997, are set forth in the following table (in thousands):

                                                                                     To Be Categorized as
                                                                                       Well Capitalized
                                                                                         Under Prompt
                                                     For Capital Adequacy              Corrective Action
                                     Actual                 Purposes                      Provisions
                            -------------------------------------------------     --------------------------
                               Amount      Ratio       Amount       Ratio             Amount       Ratio
As of December 31, 1998
-----------------------

    Total capital (to risk-
        weighted assets):
            Corporation         $ 17,005    14%           $ 9,443     8%                     N/A        N/A
            Bank                  17,262    15%             9,427     8%                $ 11,516        10%
    Tier I capital (to risk-
        weighted assets)
            Corporation         $ 15,490    13%           $ 4,722     4%                     N/A        N/A
            Bank                  15,747    13%             4,713     4%                   6,910         6%
    Tier I capital (to
      average assets)
            Corporation         $ 15,490     6%          $ 10,749     4%                     N/A        N/A
            Bank                  15,747     6%            10,733     4%                  13,585         5%

As of December 31, 1997
-----------------------

    Total capital (to risk-
        weighted assets)
            Corporation         $ 19,876    16%           $ 9,666     8%                     N/A        N/A
            Bank                  20,148    17%             9,652     8%                $ 12,064        10%
    Tier I capital (to risk-
        weighted assets)
            Corporation           18,369    15%             4,833     4%                     N/A        N/A
            Bank                  18,641    15%             4,826     4%                   7,239         6%
    Tier I capital (to
         average assets)
            Corporation           18,369     8%             9,787     4%                     N/A        N/A
            Bank                  18,641     8%             9,782     4%                  12,227         5%

      On August 25,1998, the Bank entered into a Formal Agreement (the Agreement) with the Office of the Comptroller of the Currency (OCC). (Note
      2)

11. INCOME TAXES (BENEFIT)

       The (benefit) provision for income taxes consists of the following (in thousands) at December 31:

                                                                   1998          1997
         Current:
          Federal income tax                                     $ (39)         $ 552
          State and local income tax                               (23)            51
                                                                  -----          -----
                                                                   (62)           603

         Deferred:
          Federal income tax                                      (894)          (143)
                                                                 -----          -----
         Total                                                   $(956)         $ 460
                                                                 =====          =====

       The components of the deferred tax (benefit) expense resulting from net temporary differences are as follows (in thousands) at December 31:

                                                                  1998          1997
         Depreciation                                            $  16          $   5
         Provisions for losses on loans and other
          real estate owned                                       (980)           (96)
         Deferred loan fees                                         25            (37)
         Other                                                      45            (15)
                                                                 -----          -----
         Total                                                   $(894)         $(143)
                                                                 =====          =====

       The following reconciles the federal statutory income tax rate of 34% to the effective income tax rate (in thousands) at December 31:

                                                               1998             1997
                                                          -------------   ---------------
                                                          Amount   Rate   Amount     Rate
         Federal tax expense at statutory rate            $(788)   -34%   $ 692       34%
         State tax expense, net of federal tax
           benefit                                          (15)    -1%     130        6%
         Tax-exempt interest                               (179)    -8%    (267)     -13%
         Other                                               26      2%     (95)      -4%
                                                          -----    ----   -----      ----
         Total                                            $(956)   -41%   $ 460       23%
                                                          -----    ----   -----       ---

       The tax effects of items comprising the Company's deferred tax assets (liabilities) at December 31, 1998 and 1997 are as follows (in thousands):

                                                                    1998        1997
         Deferred tax assets:
           Allowance for losses on loans and other real
              estate owned                                        $ 1,325     $   345
           Deferred loan fees                                         163         188
           Pension costs                                              -            45
           Other                                                       46          45
                                                                  -------     -------
              Total deferred tax assets                             1,534         623
                                                                  -------     -------
         Deferred tax liabilities:
           Unrealized gain on available-for-sale securities          (121)       (393)
           Depreciation                                              (145)       (129)
           Other                                                      (17)        (17)
                                                                  -------     -------
              Total deferred tax liabilities                         (283)       (539)
                                                                  -------     -------
              Net deferred tax assets                             $ 1,251     $    84
                                                                  =======     =======

12. RETIREMENT PLAN

       The Company terminated its noncontributory, defined benefit pension plan during 1998. No additional funding was required as a result of its termination. All plan assets were distributed to plan participants.

13. EMPLOYEE STOCK OWNERSHIP PLAN

       In 1986, the Bank implemented an Employee Stock Ownership Plan (ESOP) that covers substantially all full-time employees. Annual contributions to the plan are determined by the Company's Board of Directors. No contributions were made for 1998 while $39,100 were made to the plan during 1997, respectively. At December 31, 1998 and 1997, the ESOP held approximately 54,720, of the total outstanding shares of the Company's common stock.

14. COMMITMENTS AND CONTINGENCIES

       In the normal course of business, there are various outstanding commitments and contingent liabilities, such as commitments to extend credit, which are not shown in the accompanying consolidated financial statements. The Company does not anticipate any material losses as a result of these transactions. At December 31, 1998 and 1997 the Bank had outstanding commitments to fund loans for approximately $22,790,000 and $30,837,000, respectively. The Bank also has outstanding standby letters of credit at December 31, 1998 and 1997 in the amount of $1,018,000 and $1,108,000, respectively. Such commitments and standby letters of credit are subject to the Bank's normal underwriting standards. Many of the commitments are expected to expire without being completely drawn upon; the total commitment amounts do not necessarily represent future cash requirements.

       At December 31, 1998, the Bank was committed for future minimum annual payments under noncancelable long-term lease agreements for the rental of office space as follows (in thousands):

         1999                                                   $   226
         2000                                                       124
         2001                                                        53
         2002                                                        16
         2003                                                       -
                                                                -------
         Total                                                  $   419
                                                                =======

       Rent expense for the years ended December 31, 1998 and 1997 was $275,000 and $188,000, respectively. Rent expense includes the amortization of the rent concessions.

15. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

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

       Commitments to Fund Loans and Standby Letters of Credit - The majority of the Bank's commitments to grant loans and standby letters of credit are generally unassignable by either the Bank or the borrower, they only have value to the bank and the borrower.

       The fair value estimates presented are based on pertinent information available as of December 31, 1998 and 1997. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented are not necessarily indicative of the amounts that the Company could realize in a current market transaction. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.


(In thousands)                             December 31, 1998                          December 31, 1997
                                     ------------------------------             ------------------------------
                                        Carrying         Fair                      Carrying         Fair
                                         Value          Value                       Value          Value
Assets:
    Cash and cash equivalents          $  25,715      $  25,715                   $  23,342      $  23,342
    Interest-bearing deposits                405            405                       3,000          3,000
    Investment securities                131,384        131,384                     101,106        101,106
    Loans                                104,469        108,146                     116,476        116,312
    Accrued interest receivable            1,924          1,924                       1,745          1,745

Liabilities:
    Deposits                           $ 224,127      $ 217,993                   $ 208,196      $ 208,121
    Repurchase agreements                 25,611         25,611                      19,496         19,496
    Note payable                           1,000          1,000                       1,000          1,000
    Accrued interest payable                 522            522                         580            580

16. RELATED PARTY TRANSACTIONS

       In the normal course of banking business, loans are made to officers and directors. At December 31, 1998 and 1997 these loans totaled $698,000 and $727,000, respectively. New loans to related parties originated during 1998 were $146,000 and payments are being received on time.

17. PARENT COMPANY FINANCIAL INFORMATION

    The summarized financial statements of IBW Financial Corporation (parent company only) as of December 31, 1998 and 1997, and for the years ended December 31, 1998 and 1997, follow (in thousands):

      Statements of Financial Condition                               1998        1997
      ---------------------------------
      Assets:
        Deposits with subsidiary                                    $   296     $   584
        Interest bearing deposits in banks                              285          --
        Securities available-for-sale                                   152         144
        Other assets                                                     52          36
        Investment in subsidiary - at equity                         18,158      20,437
                                                                    -------     -------

          Total Assets                                              $18,943     $21,201
                                                                    =======     =======
      Liabilities and Equity:
        Liabilities:
          Borrowings                                                $ 1,000     $ 1,000
          Other                                                          26          24
                                                                    -------     -------

             Total Liabilities                                        1,026       1,024
                                                                    -------     -------
      Shareholders' Equity
        Preferred stock                                                 500         500
        Common stock                                                    668         668
        Capital surplus                                               5,051       5,051
        Retained earnings                                            11,463      13,183
        Accumulated other comprehensive income - net of
          taxes of $393 in 1998 and $179 in 1996                        235         775
                                                                    -------     -------

             Total Shareholders' Equity                              17,917      20,177
                                                                    -------     -------

      Total Liabilities and Shareholders' Equity                    $18,943     $21,201
                                                                    =======     =======


Statements of Operations                                                     1998       1997
------------------------
Dividends from subsidiary and other income                                 $   432    $   647
Expenses                                                                        52         53
                                                                           -------    -------
Income before undistributed net earnings of subsidiary                         380        594
(Loss) Equity in undistributed net earnings of subsidiary                   (1,734)       982
                                                                           -------    -------

Net (loss) income                                                          $(1,354)   $ 1,576
                                                                           =======    =======

Statements of Comprehension Income (Loss)
-----------------------------------------

Net (loss) income                                                          $(1,354)   $ 1,576

Other comprehensive (loss) income, net of tax

Unrealized securities (losses) gains                                          (341)       268
Reclassification adjustment                                                   (199)       160
                                                                           -------    -------
Total Other Comprehensive (Loss) Income                                       (540)       428
                                                                           -------    -------

Comprehensive (Loss) Income                                                $(1,894)   $ 2,004
                                                                           =======    =======
Statements of Cash Flows
------------------------

Cash Flows from Operating Activities:
    Net (loss) income                                                      $(1,354)   $ 1,576
    Adjustments to reconcile net income to net
        cash provided by operating activities:
          Equity in undistributed net loss (earnings) of subsidiary          1,734       (982)
          Other                                                                (17)       (14)
                                                                           -------    -------

                      Net cash provided by operating activities                363        580
                                                                           -------    -------
Cash Flows for Investing Activities:
    Purchase of interest bearing deposits                                     (285)        --
    Investment in subsidiary                                                    --       (980)
                                                                           -------    -------

                      Net cash used in investing activities                   (285)      (980)
                                                                           -------    -------
Cash Flows from Financing Activities:
    Payment of dividends                                                      (366)      (398)
    Sale of stock                                                               --      1,253
                                                                           -------    -------

                      Net cash (used in) provided by financing activities     (366)       855
                                                                           -------    -------

(Increase) Decrease in Deposits with Subsidiary                               (288)       455

Deposits with Subsidiary, Beginning of the Year                                584        129
                                                                           -------    -------

Deposits with Subsidiary, Ending of the Year                               $   296    $   584
                                                                           =======    =======

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

     Forward-looking statements-This discussion, as well as other portions of this report, contains forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans events or results of Company operations and policies and regarding general economic conditions. These statements are based upon current and anticipated economic conditions, nationally and in the Company's market, interest rates and interest rate policy, competitive factors, statements by suppliers of data processing equipment and services, government agencies and other third parties, as to year 2000 compliance, and other conditions which, by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company does not undertake to update any forward-looking statements to reflect occurrences or events which may not have been anticipated as of the date of such statements.

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

     General-The Company's net income depends primarily on net interest income, which is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Non-interest income, such as customer deposit account services charges, late charges on loans and other sources of income also impact net income. The Company's operating expenses, other than interest expense, consist principally of compensation and employee benefits, occupancy, data processing, provision for loan losses and other operating expenses. The Company's net income is significantly affected by general economic conditions in the Washington, DC metropolitan area and policies of regulatory authorities.

     Results of Operations
     Years Ended December 31, 1998 and 1997


     Overview-Net income was ($1,354) for 1998 compared with $1,576 in 1997, a decrease of 186%. Earnings per common share decreased 184% in 1998 to ($2.03) compared with $2.44 in 1997. The decrease of $2,930, or 186%, in net income available to common shareholders was primarily attributable to an increase in the provision for loan losses of $3,408, an increase in non-interest expenses $1,329 and a decrease in net interest income of $17, offset by an increase in non-interest income of $400 and tax benefit of $964. Return on average assets was (.51%) for 1998, down from .64% for 1997. Return on average equity was (6.97%) for 1998, compared with 8.74% for 1997.

Table 1. Financial Overview

    The following table summarizes net income divided by average assets and average shareholders' equity, dividend pay-out ratio (dividends declared per share divided by net income per share) and shareholders' equity to assets ratio (average shareholders' equity divided by average total assets) for each of the three years listed below.

    --------------------------------------------------------------------------------
                                                         1998        1997       1996
    Return on average assets                            (0.51%)      0.64%      0.57%
    Return on average equity                            (6.97%)      8.74%      8.06%
    Dividend payout                                       N/A       24.59%     29.13%
    Average shareholders' equity to average assets       7.37%       7.37%      7.06%
    --------------------------------------------------------------------------------

    Net Interest Income- Net interest income is the principal source of earnings for the Company. It is affected by a number of factors including the level, pricing and maturity of interest-earning assets and interest-bearing liabilities, interest rate fluctuations, and asset quality. Information concerning the Company's interest-earning assets, interest-bearing liabilities, net interest income, and interest rate spreads, and net yield on interest-earning assets is presented in Table 2. Changes in the Company's interest income and interest expense resulting from changes in interest rates and in the volume of interest-earnings assets and interest-bearing liabilities are presented in Table 3.

Table 2. Average Balance and Net Interest Income Analysis (1)

                                                          YEAR ENDED DECEMBER 31
                                                         (dollars in thousands):


                                                                                                1998                         1997
                                                                              ----------------------------------------     ---------
                                                                                                              Amount
                                                                                Average           Average    Paid or        Average
                                                                                Balance             Rate      Earned        Balance
ASSETS
Loans, net                                                                     $113,286             9.28%    $ 10,518       $111,856
Taxable securities                                                              103,507             5.66%       5,858         88,897
Non-taxable securities (2)                                                       10,353             8.44%         874         15,919
Federal funds sold                                                               16,493             5.49%         905          6,575
Interest-bearing deposits held                                                    2,238             4.69%         105          3,000
                                                                               --------             ----     --------       --------
Total interest-earning assets                                                   245,877             7.43%      18,260        226,247

Cash and due from banks                                                          11,038                                       11,108
Bank premises and equipment, net                                                  2,692                                        2,515
Other assets                                                                      3,831                                        4,669
                                                                               --------                                     --------
Total assets                                                                   $263,438                                     $244,539
                                                                               ========                                     ========

Liabilities and Shareholders' Equity

Interest-bearing demand deposits                                                 27,394             1.76%         481         28,326
Savings deposits                                                                 65,474             2.70%       1,770         66,724
Time deposits                                                                    68,643             4.52%       3,104         61,041
                                                                               --------             ----     --------       --------
Total interest-bearing deposits                                                 161,511             3.32%       5,355        156,091
Borrowed funds                                                                    1,000             5.10%          51          1,000
Repurchase agreements                                                            24,011             4.30%       1,032         16,820
                                                                               --------             ----     --------       --------
Total interest-bearing liabilities                                              186,522             3.45%       6,438        173,911
Noninterest-bearing liabilities                                                  56,031                                       50,362
Other liabilities                                                                 1,471                                        2,235
Shareholder's equity                                                             19,413                                       18,031
                                                                               --------                                     --------
Total liabilities and shareholders' equity                                     $263,438                                     $244,539
                                                                               ========                                     ========

Net interest income and net yield on interest-earning assets

Net interest income                                                                                          $ 11,822
                                                                                                             --------
Interest rate spread                                                                                3.98%
Net yield on average interest-earning assets                                                        4.81%

Average interest-earning assets to
average interest-bearing liabilities                                                              131.82%

                                                                                                             1996
                                                                                            ----------------------------------------
                                                                               Amount                                        Amount
                                                                     Average   Paid or        Average       Average          Paid or
                                                                     Rate      Earned         Balance       Rate             Earned
ASSETS
Loans, net                                                            9.33%   $ 10,434       $ 99,879         9.41%         $ 9,401
Taxable securities                                                    6.31%      5,605         86,305         6.06%           5,232
Non-taxable securities (2)                                            8.22%      1,309         12,747         8.31%           1,059
Federal funds sold                                                    5.66%        372         11,279         5.51%             622
Interest-bearing deposits held                                        6.10%        183          1,661         6.44%             107
                                                                      ----    --------       --------         ----          -------
Total interest-earning assets                                         7.91%     17,903        211,871         7.75%          16,421
Cash and due from banks                                                                        10,841
Bank premises and equipment, net                                                                2,424
Other assets                                                                                    5,423
                                                                                             --------
Total assets                                                                                 $230,559
                                                                                             ========
Liabilities and Shareholders' Equity

Interest-bearing demand deposits                                      1.99%        563         30,718         2.10%             644
Savings deposits                                                      2.75%      1,836         72,856         2.87%           2,087
Time deposits                                                         4.42%      2,697         55,548         4.44%           2,468
                                                                      ----       -----       --------         ----          -------
Total interest-bearing deposits                                       3.26%      5,096        159,122         3.27%           5,199
Borrowed funds                                                        5.30%         53          1,000         5.30%              53
Repurchase agreements                                                 4.56%        767          3,376         4.53%             153
                                                                      ----       -----       --------         ----          -------
Total interest-bearing liabilities                                    3.40%      5,916        163,498         3.31%           5,405
Noninterest-bearing liabilities                                                                48,930
Other liabilities                                                                               1,841
Shareholder's equity                                                                           16,290
                                                                                             --------
Total liabilities and shareholders' equity                                                   $230,559
                                                                                             ========
Net interest income and net yield on interest-earning assets

Net interest income                                                            $11,987                                     $11,016
                                                                               -------                                     -------
Interest rate spread                                                  4.51%                                   4.44%
Net yield on average interest-earning assets                          5.30%                                   5.20%
Average interest-earning assets to
average interest-bearing liabilities                                130.09%                                 129.59%



1) Yields on securities have been computed based upon the historical cost of such securities. Non-accruing loans are included in average balances.

2) Yields on non-taxable securities are presented on a tax-equivalent basis using a 34% tax rate. Interest income and net interest income reported in the Company's consolidated statements of income were $17,963 and $11,525 for 1998, $17,548 and $11,542 for 1997, and $16,061 and $10,656 for 1996.

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

                                                                      YEAR ENDED DECEMBER 31,           YEAR ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                                         1998 VS. 1997                          1997 VS. 1996
                                                                  Increase (Decrease) Due to            Increase (Decrease) Due to
------------------------------------------------------------------------------------------------------------------------------------
                                                                 Volume       Rate       Total       Volume        Rate       Total
Loans                                                           $   138     $   (54)    $    84     $ 1,124     $   (91)    $ 1,033
Taxable securities                                                  922        (669)        253         154         219         373
Non-taxable securities                                             (457)         22        (435)        264         (14)        250
Federal funds sold                                                  561         (28)        533        (259)          9        (250)

Interest-bearing deposits                                           (46)        (32)        (78)         86         (10)         76
                                                                -------     -------     -------     -------     -------     -------
Total interest income                                           $ 1,118     $  (761)    $   357     $ 1,369     $   113     $ 1,482
Deposits
Interest-bearing demand deposits                                $   (20)    $   (62)    $   (82)    $   (50)    $   (31)    $   (81)

Savings deposits                                                    (33)        (33)        (66)       (174)        (77)       (251)

Time deposits                                                       338          69         407         241         (12)        229
                                                                -------     -------     -------     -------     -------     -------
Total interest-bearing deposits                                 $   285     $   (26)    $   259     $    17     $  (120)    $  (103)

Borrowings                                                          331         (68)        263         632         (18)        614
                                                                -------     -------     -------     -------     -------     -------
Total interest-bearing liabilities                                  616         (94)        522         649        (138)        511
                                                                -------     -------     -------     -------     -------     -------
Net interest income                                             $   502     $  (667)    $  (165)    $   720     $   251     $   971
                                                                =======     =======     =======     =======     =======     =======
------------------------------------------------------------------------------------------------------------------------------------

         On a tax equivalent basis, net interest income for 1998 decreased $169 or 1% over 1997. The decrease was primarily attributable to an increase in average interest-bearing liabilities, a decrease in the net interest spread, partially offset by an increase in average interest-earning assets.

         Average interest-earning assets increased by $19,630 or 9%, comprised principally of growth in taxable securities and federal funds sold. Average taxable securities increased $14,610 or 16%, average federal funds sold increased $9,918 or 151%. The increase in taxable securities and federal funds resulted primarily from an increase in deposits and borrowings coupled with a decrease in loans.

         The interest rate spread decreased 54 basis points or approximately 12%, from 4.51% in 1997 to 3.97% in 1998. The decrease is a result of a 48 basis point decrease in the average rate earned on interest-earning assets versus a 5 basis point increase in average interest bearing liabilities. The yield on taxable securities in 1998 decreased 65 basis points from 1997 due primarily to the lower interest rate environment causing an accelerated amortization on the premiums associated with the mortgage-backed securities. The yield and average balances on mortgage-backed securities were 5.74% and $63,177 for 1998 and 6.36% and $59,147 for 1997, respectively.

         Interest-bearing liabilities increased $12,611 or 7%, comprised of an increase in time deposits and borrowings, partially offset by a decrease in interest-bearing demand and savings deposits. Time deposits and borrowings (comprised of repurchase agreements and the interim capital assistance note payable) increased 12% and 40%, respectively.

         Provision for Loan Losses-The Company maintains an allowance for loan losses to absorb losses on existing loans and commitments that may become uncollectible. The provision for loan losses increased $3,408 from $1,195 for 1997 to $4,603 for 1998. The increase in the provision for loan losses is attributable to the increase in non-performing assets and the large level of potential problem loans, specifically those in the commercial and commercial real estate loan portfolio. Management believes that the allowance for loan losses is adequate to absorb potential losses inherent in the loan portfolio. As losses on loans are not statistically predictable and are dependent upon economic conditions in the Bank's marketplace, future provisions for loan losses may decrease or increase from the levels deemed appropriate for 1998. There can be no assurance, however, that future provisions for loan losses will not be required.

         Non-interest Income- Non-interest income increased $400 or 12% to $3,734 for 1998 from $3,334 for 1997. The primary components of non-interest income is other income, service charges on deposit and checking accounts and gains on sale of securities. Other income increased $282 or 51% and primarily represented surcharges on non-depositors utilizing the Bank's ATM services. Service charges on deposit accounts increased $59 or 2% and is primarily attributable to the increased volume of deposit accounts. Additionally, gain on the sale of securities increased $59 or 25% due in part to the lower interest rate environment and management's investment strategy.

         Non-interest Expense- Non-interest expense for 1998 was $12,974 an increase of $1,329 or 11% over 1997. This increase is attributable primarily to an increase of $562 or 9% in salaries and employee benefits, $134 increase or 21% in furniture and equipment expenses, $65 in data processing cost, $117 in advertising expenses, $327 in other real estate owned expenses, $64 in loan collections expenses, and an increase of $216 in other expenses . The increase in salaries and employee benefits was attributed largely to $127 in increased salary and benefits to the staff at the Rhode Island Avenue Branch which opened in May of 1997, $102 in increased salaries associated with the retail banking incentive plan for branch personnel. These two components represented 41% of the total increase for salaries benefits. The remaining $333 includes $96 in executive salary increases and $237 in non-executive salary increases. The furniture and equipment expenses increased due primarily to increased depreciation cost of $57 thousand, and the leasing of new computers, $46 thousand. In 1998, management began depreciating computer related equipment over 3 years as opposed to 5 years. Additionally, in March 1998, the bank began leasing computers at a monthly rate of $4.6. Advertising cost increased due to several mortgage loan related campaigns implemented during 1998. Other real estate owned expenses and loan collection expenses increased due primarily to the increase in non-accrual loans and the large level of problem loans.

         Provision for Income Taxes- The provision for income taxes for 1998 decreased $1,424, or 310%, from 1997 due primarily to the increase in the loan loss provision. The effective tax rate was 41% for 1998, compared to 23% for 1997. The increase in the effective tax rate was primarily attributable to the decrease in the loan loss provision.

         Asset/Liability Management

         Interest rate sensitivity gap ("gap") analysis measures the difference between the assets and liabilities repricing or maturing within specified time periods. An asset-sensitive position indicated that there are more rate-sensitive assets than rate-sensitive liabilities repricing or maturing within a specified time period, which would generally imply a favorable impact on net interest income in periods of rising interest rates and a negative impact in periods of falling interest rates. A liability-sensitive position would generally imply a negative impact in net interest income in periods of rising interest rates and a positive impact in periods of falling rates.

Table 4. Rate Sensitivity Analysis

                                                                                                           (dollars in thousands):
                                                                   4 TO 12     WITHIN 12
                     EARNING ASSETS                0-90 days        MONTH          MO.       1-5 Years   Over 5 years    TOTALS
Loans (1) (2)                                      $  12,018     $  12,133     $  24,151     $  47,416    $  33,043    $ 104,610
Investment Securities (3)                             19,509        47,100        66,609        56,091        8,684      131,384
FF Sold,                                              13,150            --        13,150            --           --       13,150

Interest Bearing Bank Balances:                           25           380           405            --           --          405
                                                   ---------     ---------     ---------     ---------    ---------    ---------

Total earning assets                               $  44,702     $  59,613     $ 104,315     $ 103,507    $  41,727    $ 249,549
                                                   =========     =========     =========     =========    =========    =========

% OF TOTAL EARNING ASSETS                              17.91%        23.89%        41.80%       41.48%       16.72%      100.00%

Interest-bearing liabilities
Time COD's of $100M or more (4)                    $   5,399     $  12,003     $  17,402     $   3,915    $      --    $  21,317
 Savings, Now, MMDA'S and
      other time deposit                              19,658        19,850        39,508        72,066           --      111,574
 Time COD'S less than $100M                           10,980        16,181        27,161         4,588           --       31,749
 Borrowed funds                                       26,611            --        26,611            --           --       26,611
                                                   ---------     ---------     ---------     ---------    ---------    ---------

Total interest bearing liabilities                 $  62,648     $  48,034     $ 110,682     $  80,569    $      --    $ 191,251
                                                   =========     =========     =========     =========    =========    =========

 Interest-sensitivity gap                          $ (17,946)    $  11,579     $  (6,367)    $  22,938    $  41,727    $  58,298
 Cumulative interest-sensitivity gap               $ (17,946)    $  (6,367)    $  (6,367)    $  16,571    $  58,298    $  58,298
 Ratio of earning assets to interest-bearing
       liabilities (gap ratio)                         71.35%       124.11%        94.25%      128.47%        0.00%      130.48%
 Cumulative ratio of earnings assets to interest-
   bearing liabilities (cumulative gap ratio)          71.35%        94.25%        94.25%      108.66%      130.48%      130.48%
 Cumulative interest-sensitivity gap as a
     percent of total assets                           (6.65%)       (2.36%)       (2.36%)       6.14%       21.59%       21.59%
                                                   =========     =========     =========     =========    =========    =========

1)  Non-accruing loans are excluded from loan totals.
2)  Loans have been included based on their contractual maturities.
3) Mortgage-backed securities have been included based on their estimated remaining maturities, utilizing the most recent quarter pay-down experience and prorated outward. Fourth quarter 1998 pay-down experience was $9,510.
4)  Excludes a non-interest-bearing time deposit of $309.

Tables 4 presents an analysis of the Company's interest-sensitivity gap position at December 31, 1998. Asset prepayments and liability decay rates are estimated based on the Company's experience. Due to the relatively stable nature of the Company's interest-bearing non-maturity deposits, these deposits were allocated as follows: 100% of money market accounts to the 3 months or less category, and 9% per quarter for all other non-maturity deposits. Approximately 65% of non-maturity deposits (other than money market deposits) are allocated in the over 12 months category. Time deposits are allocated their contractual maturities. As summarized in Table 4, the Company's one-year cumulative gap ratio is 94%. This portion reflects a liability-sensitive position where more liabilities than assets re-price during the one-year period.

Generally, a liability-sensitive position would result in an adverse impact on net income during a period of rising interest rates, and a positive impact on net interest income in a period of declining interest rates.

Gap analysis has limitations because it cannot measure the effect of interest rate movements and competitive pressures on the repricing and maturity characteristics of interest-earning assets and liabilities indicated as repricing within a stated period may in fact reprice at different times at different volumes. Further, in the event of change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating Table 4.

Table 5. Financial Condition

Table 5 sets forth information concerning the composition of the Company's assets, liabilities and shareholders' equity at December 31, 1998, 1997, and 1996.

                                                                                                            (dollars in thousands):
------------------------------------------------------------------------------------------------------------------------------------
ASSETS                                                   1998        Percent         1997        Percent         1996        Percent
------------------------------------------------------------------------------------------------------------------------------------

Loans, net                                             $104,469        38.70%     $116,476        46.46%       $108,611       46.06%
Investment securities                                   131,384        48.66%      101,106        40.33%         94,824       40.22%
Federal funds sold                                       13,150         4.87%       11,500         4.58%          8,300        3.52%
Interest-bearing deposits
      in other banks and commercial paper                   405         0.15%        3,000         1.20%          3,000        1.27%
                                                       --------       -------     --------       -------       --------      -------

Total earnings assets                                   249,408        92.38%      232,082        92.57%        214,735       91.07%

Cash and due from banks                                  12,565         4.66%       11,842         4.72%         13,692        5.81%
Bank premises and equipment                               2,542         0.94%        2,672         1.07%          2,452        1.04%
Other assets                                              5,463         2.02%        4,106         1.64%          4,909        2.08%
                                                       --------       -------     --------       -------       --------      -------

Total assets                                           $269,978       100.00%     $250,702       100.00%       $235,788      100.00%
                                                       ========       ======      ========       ======        ========      =======

LIABILITIES AND SHAREHOLDERS' EQUITY

Demand deposits                                        $ 58,869        21.81%     $ 52,922        21.11%       $ 50,840       21.56%
Savings, NOW and MMDA                                   105,995        39.25%       92,462        36.89%        109,020       46.24%
Time deposits $100,000 or more                           21,317         7.90%       16,807         6.70%         14,246        6.04%
Other time deposits                                      37,946        14.06%       46,005        18.35%         31,978       13.56%
                                                       --------       -------     --------       -------       --------      -------

Total deposits                                          224,127        83.02%      208,196        83.05%        206,084       87.40%
Borrowed funds                                           26,611         9.85%       20,496         8.17%         11,466        4.86%
Accrued expenses and other liabilities                    1,323         0.49%        1,833         0.73%            920        0.40%
                                                       --------       -------     --------       -------       --------      -------

Total liabilities                                       252,061        93.36%      230,525        91.95%        218,470       92.66%
Shareholders' equity                                     17,917         6.64%       20,177         8.05%         17,318        7.34%
                                                       --------       -------     --------       -------       --------      -------

Total liabilities and shareholders' equity             $269,978       100.00%     $250,702       100.00%       $235,788      100.00%
                                                       ========       ======      ========       ======        ========      =======
------------------------------------------------------------------------------------------------------------------------------------

Overview- Total assets increased $19,276 from December 31,1997 to December 31,1998, mainly due to an increase in securities and cash and cash equivalents, increasing $30,278 and $2,373 respectively, offset primarily by decreases in loans and interest-bearing deposits of $12,007 and $2,595. The increase in assets was primarily funded by increased deposits and borrowings of $15,931 and $6,115 respectively, coupled with a decrease in shareholders' equity of $2,260.

Loans- Net loans outstanding at December 31,1998 were $104,469, a decrease of $12,007, or 10%, from year end 1997. The composition of the loan portfolio is summarized in Table 6. The decrease in loans consisted primarily of a decrease in commercial real estate loans of $4,939 and a decrease of $6,577 in commercial loans.

Table 6. Loan Portfolio Composition

                                                                                                                    DECEMBER 31
                                                                                                          (dollars in thousands):
------------------------------------------------------------------------------------------------------------------------------------
                                1998 Percent          1997 Percent         1996 Percent         1995 Percent        1994 Percent
------------------------------------------------------------------------------------------------------------------------------------
Commercial                  $ 16,568     15.11%   $ 23,145    19.51%   $ 28,232     25.61%   $19,128     20.31%   $20,166     21.30%

Residential 1 to 4 family     51,097     46.62%     52,077    43.89%     52,876     47.96%    49,123     52.16%    48,710     51.46%

Commercial real estate        33,560     30.62%     38,499    32.45%     24,442     22.17%    22,225     23.60%    22,380     23.64%

Installment loans              8,388      7.65%      4,925     4.15%      4,692      4.26%     3,700      3.93%     3,409      3.60%
                            --------    -------   --------   -------   --------    -------   -------    -------   -------    -------

Total                       $109,613    100.00%   $118,646   100.00%   $110,242    100.00%   $94,176    100.00%   $94,665    100.00%
                            ========    =======   ========   =======   ========    =======   =======    =======   =======    =======

------------------------------------------------------------------------------------------------------------------------------------


Table 7. Maturity of Loan Portfolio Fixed Rate and Variable Rate (1)

                                                          AT DECEMBER 31,1998
                                                       (dollars in thousands):

                                          After One Year
                             One Year or   Through Five   After Five
                                Less          Years         Years         Total
 Fixed rate                   $ 14,992      $ 47,416      $ 32,822      $ 95,230
 Variable rate                   9,159            --           221         9,380
                              --------      --------      --------      --------
Total                         $ 24,151      $ 47,416      $ 33,043      $104,610
(1) Excludes non-accrual loans.

Table 8. Investment Portfolio Maturity Schedules (1)

Table 8 summarizes the maturity and average yield of the Company's investment portfolio.

                                                                                    YEAR ENDED DECEMBER 31
                                                                                     (dollars in thousands):
------------------------------------------------------------------------------------------------------------
                                                                                           After Five But
                                                                      After One But           Within Ten
                                            Within One Year         Within Five Years           Years
------------------------------------------------------------------------------------------------------------
                                              Amount   Yield         Amount    Yield      Amount      Yield
U.S. Treasury                                $ 2,014    5.74%       $      -              $    -
U.S. Government agencies                      26,555    5.61%         31,063   5.41%           -
State and political subdivisions                   -                       -                   -
Other                                              -                   1,112   6.77%           -
Mortgage-backed securities                         -                       -                   -
                                             -------    ----        --------   ----       ------     -----
Total                                        $28,569    5.90%       $ 32,175   6.05%      $    -      0.00%
                                             =======    ====        ========   ====       ======     =====
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                                              After Ten Years        Mortgage Backed            Total
------------------------------------------------------------------------------------------------------------
                                              Amount   Yield         Amount    Yield     Amount       Yield
U.S. Treasury                                $     -                          $   -     $  2,014      5.74%
U.S. Government agencies                           -                              -       57,618      5.34%
State and political subdivisions               8,684    5.56%                     -        8,684      5.56%
Other                                              -                              -        1,112      6.77%
Mortgage-backed securities                         -                  61,956   6.58%      61,956      6.58%
                                             -------    ----        --------   ----     --------      ----
Total                                        $ 8,684    5.56%       $ 61,956   6.58%    $131,384      5.96%
                                             =======    ====        ========   ====     ========      ====
------------------------------------------------------------------------------------------------------------

(1) Yields on non-taxable securities have been computed on a tax equivalent basis using a 34% tax rate.

Securities- The carrying value of the Company's securities portfolio increased $30,278 or 30% from $101,106 at December 31, 1997, to $131,384 at December
31, 1998. The increase in the investment portfolio was principally in U.S. Treasury and Government Agencies securities increasing $29,118 and representing 97% of the growth. Non-taxable securities declined $4,041 or 32% while mortgage-backed securities increased $5,214 or 10%. The yield on taxable securities decreased from 6.31% for 1997 to 5.66% for 1998. The tax equivalent yield for non-taxable securities increased from 8.22% for 1997 to 8.44% for 1998. The mortgage-backed securities portfolio had a weighted average remaining maturity of 2.27 years at December 31, 1998, compared to 2.29 years at December 31, 1997 (utilizing Bloomberg's street consensus). The collateral underlying all the mortgage-backed securities is guaranteed by one of the "quasi-governmental" agencies, and therefore maintain a risk weight of 20% for risk based capital purposes. Management's analysis of mortgage-related securities includes, but is not limited to, the average lives, seasonality, coupon and historic behavior (including prepayment history) of each particular security over its life, as affected by various interest rate environments. Stress tests are performed on each security on a quarterly basis as part of management's ongoing analysis. At December 31, 1998, based on stress tests performed by management, a 300 basis point increase and decrease in interest rates would result in an approximate decrease of 5% and 3% increase, respectively, in the present carrying value of these securities. There are no issuers of securities other than governmental
                                                     -----------------------
agencies, whose securities held by the Company, have a book value in excess of
--------
10% of the Company shareholders' equity. The Company's securities portfolio is also presented in Note 3 to the consolidated financial statements.

  Table 9. Loan Loss and Recovery Experience

  Asset Quality -See Note 1 to the consolidated financial statements for a discussion of the Company's policy for establishing the allowance for loan losses. Table 9. Sets forth the activity in the allowance for loan losses for the last five years.

                                                                                                          YEAR ENDED DECEMBER 31
                                                                                                           (dollars in thousands):
------------------------------------------------------------------------------------------------------------------------------------
                                                                         1998         1997         1996         1995        1994
------------------------------------------------------------------------------------------------------------------------------------

Total outstanding loans at year end                                    $109,613     $118,646     $110,242     $ 94,176     $ 94,665
Average amount of loans outstanding                                     113,286      113,511      100,950       90,630       72,886
Allowance for loan losses at beginning of year                            1,702        1,266        1,177        1,751        2,168

Loans charged off:

Commercial                                                                1,571          451          637          766        1,040
Real estate mortgage                                                          0          256           52           40           28
Installment loans to individuals                                            249          182           69           14           17
                                                                            ---          ---           --           --           --
Total charge-offs                                                         1,820          889          758          820        1,085

Recoveries of loans previously charged-off
Commercial                                                                  151           81          286          202          172
Real estate mortgage                                                          0            0           25            0            2
Installment loans to individuals                                             64           49           26           19           14
                                                                             --           --           --           --           --
Total recoveries                                                            215          130          337          211          188
Net charge-offs                                                           1,605          759          421          599          897
Additions to allowance charged to operations                              4,603        1,195          510           25          480
                                                                          =====        =====          ===           ==          ==
Allowance for loan losses at end of period                             $  4,700     $  1,702     $  1,266     $  1,177     $  1,751

Ratios of net charge-offs during year to average outstanding
loans during year                                                          1.42%        0.67%        0.42%        0.66%        1.23%


Ratio of allowance for possible loan losses to total loans                 4.29%        1.43%        1.15%        1.25%        1.85%


Table 10. Allocation of Allowance for Loan Losses

                                                                                                          YEAR ENDED DECEMBER 31
                                                                                                           (dollars in thousands):
------------------------------------------------------------------------------------------------------------------------------------
                             1998    Percent       1997    Percent       1996    Percent       1995    Percent       1994    Percent
------------------------------------------------------------------------------------------------------------------------------------
Commercial (1)            $ 3,461     73.64%    $ 1,378     80.96%    $ 1,075     84.91%    $   875      72.96%   $ 1,403     80.13%
Real estate mortgage          406      8.64%        117      6.87%         89      7.03%         71       6.36%       125      7.14%
Consumer                      280      5.96%        182     10.69%         92      7.27%          -       0.00%        63      3.60%
Unallocated                   553     11.76%         25      1.47%         10      7.90%        231      20.68%       160      9.14%
                          -------    -------    -------    -------    -------    -------    -------     -------   -------    -------
Total                     $ 4,700    100.00%    $ 1,702    100.00%    $ 1,266    100.00%    $ 1,177     100.00%   $ 1,751    100.00%
                          =======    =======    =======    =======    =======    =======    =======     =======   =======    =======

(1) Includes commercial real estate loans.

The allowance for loan losses was $4,700 at December 31, 1998, as compared to $1,702 December 31, 1997. The ratio of the allowance for loan losses to total loans at December 31, 1998 and 1997 was 4.29% and 1.43%, respectively. At December 31, 1998, non-performing assets to total assets was 2.59% compared to
 .85% at December 31,1997. Net charge-offs increased $846 to $1,605 for 1998 from $759 for 1997. The provision for loan losses increased to $4,603 for 1998 from $1,195 for 1997, reflecting the significant increase in non-performing loans and the large level of loans ($8,145 or 7.43% of total loans) with potential credit problems. Additionally, the unallocated portion of the allowance increased to $553 from $25 at year-end 1997. The increase in the unallocated portion is due primarily to the increase of $4,875 in non-performing assets, which includes several large loans that exceed $500, and the overall level of loans with potential credit problems. Included in the unallocated portion for 1998 is a specific allocation associated for Y2K risk of $140. (Also see comment referring to non-performing assets.)

The level of the allowance for loan losses is determined by management on the basis of various assumptions and judgments. These include levels and trends of past due and non-accrual loans, trends in volume and changes in terms, effects of policy changes, experience and depth of management, anticipated economic conditions in the

Washington, DC metropolitan area, concentrations of credit, the composition of the loan portfolio, prior loan loss experience, and the ongoing and periodic reviews of the loan portfolio by the Company's internal and external loan review function. For impaired loans the Company establishes reserves in accordance with SFAS 114 and SFAS 118, and for non-impaired loans uses an allocation approach which relies on historical loan loss experience, adjusted to reflect current conditions and trends. Although management believes that it uses the best information available to make such determinations that the allowance for loan losses is adequate at December 31, 1998, future adjustments to the allowance may be necessary, and net income could be significantly affected, if circumstances and/or economic conditions differ substantially from the assumptions used in making the initial determination. Any downturn in the real estate market or general economic conditions in the Washington, DC metropolitan area could result in the Company experiencing increased levels of non-performing assets and charge-offs, significant provisions for loan losses, and significant reductions in net income. Additionally, various regulatory agencies periodically review the Company's allowance for loan losses. Such agencies my require the recognition of additions to the allowance based on their judgments of information available to them at the time of their examination. In light of the foregoing, there can be no assurance that management's determination as to the future adequacy of the allowance for loan losses will prove accurate, or that additional provision of charge-offs will not be required.

Table 11. Non-Performing Assets

Table 11. Sets forth information concerning non-performing assets.

                                                                                                   YEAR ENDED DECEMBER 31
                                                                                                    (dollars in thousands):
----------------------------------------------------------------------------------------------------------------------------
                                                                     1998        1997        1996         1995        1994
----------------------------------------------------------------------------------------------------------------------------
Non-accrual loans (1)                                               $5,003       $ 852      $2,006       $1,086      $1,809
Loans past due 90 days or more and still accruing                    1,474         753       1,267          569         605
Foreclosed properties (2)                                              525         522       1,310          950       1,270
                                                                    ------      ------      ------       ------      ------
Total                                                               $7,002      $2,127      $4,583       $2,605      $3,684
                                                                    ======      ======      ======       ======      ======
Non-performing assets to gross loans and foreclosed
       properties at period end                                       6.36%       1.78%       4.11%        2.74%       3.84%
Non-performing assets to total assets at period end                   2.59%       0.85%       1.94%        1.17%       1.60%
----------------------------------------------------------------------------------------------------------------------------

1) Loans are placed on non-accrual status when in the opinion of management the collection of additional interest is unlikely or a specific loan meets the criteria for non-accrual status established by regulatory authorities. No interest is take into income on non-accrual loans unless received in cash. A loan remains on non-accrual status until the loan is current to both principal and interest and the borrower demonstrates the ability to pay and remain current, or the loan becomes well secured and is in the process of collection. The gross interest income that would have been recorded in 1998 for non-accrual loans at December 31, 1998 had the loans been current in accordance with their original terms was $230,000. See Note 1 to the consolidated financial statements.
2) Foreclosed properties include properties that have been substantively repossessed (for years prior to 1995) or acquired in complete or partial satisfaction of debt. The properties, which are held for resale, are carried at the lower of fair value (net of estimated selling expenses) or the principal balance of the related loans.
3) The Bank charges loans against the allowance for loan losses when it determines that principal and interest or portions thereof become un-collectible. This is determined through an analysis of each individual credit, including the financial condition and repayment capacity of the borrower, and of the sufficiency of the collateral, if any.

Non-performing assets at year-end 1998 were $7,002, an increase of $4,875 or 229% from year-end 1997. The increase was primarily attributable to management's review of the loan portfolio in light of developments in individual loans since December 31, 1997, and continued deterioration in individual loans. Non-accrual loans totaled $5,003 for year-end 1998 and consisted of $2,396 in real estate loans and $2,607 in commercial loans. This represented a increase of $4,151 or 487% from year-end 1997. As of December 31,1998, loans past due 90 days or more and still accruing totaled $1,474 and consisted of $558 in real estate loans, $839, in commercial loans, and $77 in installment loans to individuals. This compares to $753 in real estate, $165 in commercial loans, and $43 installment loans at December 31,1997. This represented an aggregate increase of $721 from year-end 1997. At year-end 1998, non-performing assets represented 39% of total capital compared to 11% at year-end 1997. Additionally, at year-end 1998, non-performing assets and loans with possible credit problems totaled $15,147 or 89% of total capital compared to $10,058 and 51% at year-end 1997. The increases are due primarily to an increases in the commercial and commercial real estate portfolios and the decrease in net income that was attributed to the large increase in the provision for loan losses.

At December 31,1998, there were $8,145 of loans not reflected in the table above, where known information about possible credit problems of borrower caused management to have doubts as to the ability of the borrower to comply with present loan repayment terms and that may result in disclosure of such loans in the future. Included in the total are twenty one loans, totaling $6,989, fully collateralized by real estate, four of which represent $3,925 of the total. The remaining $1,156 consists of fifteen commercial loans, none in excess of $195, secured primarily by accounts receivable and various business equipment.

Deposits, Other Sources of Funds and Liquidity- Deposits are generally the most important source of the Company's funds for lending, investing, and other business purposes. Deposit inflows and outflows are significantly influenced by general interest rates, market conditions, and competitive factors. Total deposits increased by $15,931 or 8%, from December 31, 1997 to December 31, 1998.

Other sources of funds include borrowings, repayment and maturities of loans and securities, proceeds from the sale of securities, funds from operations, and cash and cash equivalents. During 1997, the Company began raising funds by selling securities under agreements to repurchase. These fixed coupon overnight agreements are accounted for as financing transactions, and the obligations to repurchase the securities are reflected as a liability in the consolidated balance sheet. At December 31, 1998, $25,611 of repurchase agreements with an average rate of 2.72% were outstanding.

 Table 12. Time Deposit Maturity Schedule

 Table 12 presents certain information related to the Company's time deposits.

                                                                                                             AT DECEMBER 31,1998
                                                                                                           (dollars in thousands):

                                                       3 Months or Less    4 to 6 Months   7 to 12 Months   Over 12 Months    Total
------------------------------------------------------------------------------------------------------------------------------------
Time certificates of deposit of $100M or more               $ 5,399          $ 4,567          $ 7,436          $ 3,915       $21,317
Time certificates of deposit less than $100M                 10,980            8,898            7,283            4,588        31,749
                                                            -------          -------          -------          -------       -------
Total (1)                                                   $16,379          $13,465          $14,719          $ 8,503       $53,066
------------------------------------------------------------------------------------------------------------------------------------
     1) Excludes $13,656 in money market demand deposits, $5,772 in individual retirement account deposits, $309 in an open time deposit, and $109 in Christmas Club deposits.
------------------------------------------------------------------------------------------------------------------------------------


In connection with the series of transaction with the RTC, the Company borrowed $1,000 from the RTC. These funds were contributed to the capital of the Bank. For additional information regarding this borrowing refer to Note 7 to the consolidated financial statements.

The Company's principal sources of funds are deposits, repayments and maturities of loans and securities, proceeds from the sale of securities and funds provided by operations. The Company's sources and uses of cash for the years ended December 31, 1998 and 1997 are presented in the consolidated statement of cash flows. The Company anticipates that it will have sufficient funds available to meet current and future commitments.

Shareholders' Equity and Capital Shareholders' equity decreased $2,260 or 11% from $20,177 at December 31,1997 to $17,917 at December 31,1998. The decrease is attributable to a decrease in retained earnings of $1,720, an decrease of $540 in the unrealized gain on available for sale securities, net of tax. At December 31,1998, the Bank was unable to pay any additional dividends to the Company without prior regulatory approval, as a result of losses during 1998 which, together with dividends declared, exceeded the Bank's retained earnings for 1997 and 1998.

Set forth below is certain financial information relating to the Company's and Bank's dividend history for the past five fiscal years (as adjusted to reflect the 5-for-1 stock split in the form of a stock dividend paid in July 1994.) Information for periods prior to July 1, 1995 reflect Bank information.

                             YEAR ENDED DECEMBER 31,
--------------------------------------------------------------------------------------------------------------
                                                   1998         1997         1996         1995         1994
--------------------------------------------------------------------------------------------------------------
 Net income per share                             $ (2.03)      $ 2.44       $ 2.06       $ 2.56       $ 1.99
 Dividends paid per share                         $  0.51       $ 0.60       $ 0.60       $ 0.60       $ 0.60
 Ratio of dividends to net income                     N/A        24.59%       29.13%       23.44%       30.15%
--------------------------------------------------------------------------------------------------------------

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

The Company and the Bank are subject to certain regulatory capital requirements. Management believes, as of December 31,1998, that the Company and the Bank meet all the capital adequacy requirements to which they are subject. As of December 31,1998, the most recent notification from the Office of the Comptroller of Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. Refer to Note 10 to the consolidated financial statements for additional related to regulatory capital requirements.

Effect of Inflation - The consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and results of operations in terms of historical dollars without considering the relative purchasing power of money over time because of inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services. In the current interest rate environment, liquidity, maturity structure, and quality of the Company's assets and liabilities are critical to the maintenance of acceptable performance levels.

Year 2000 Issue- The year 2000 issue exists because many computer systems and applications currently use two-digit date fields to designate a year. This inability to recognize or properly treat the year 2000 may cause systems to process critical financial and operational information incorrectly. The Company has received certification from the vendors that supply the Company's accounting software and other mission critical information systems that such systems and software are year 2000 compliance. By March 31, 1999, the company had completed testing of all mission critical systems. Testing is considered an important phase of the Company's detailed year 2000 plan. It is anticipated that testing of all applications will be completed by June 30,1999. The Company also utilizes certain software and related technologies of its service bureau organization. The Company expects that it will be indirectly affected by the date change in the year 2000 as it relates to the systems of its service bureau organization. The Company's service bureau has defined a plan to address and correct its year 2000 deficiencies. The Company is continuing to monitor the activities of its vendors in respect of year 2000 compliance, remediation and contingency planning efforts. The Company expects to incur expenses related to year 2000 problems with its primary information systems. At this time, the Company management estimates that approximately $150 to $200 will be spent on year 2000 readiness activities in 1999, including staff time dedicated to this project. Aggregate expenses of year 2000 efforts are expected to be approximately $450-500 of which approximately $250 had been incurred as December 31, 1998.

The Company's year 2000 plan includes evaluation of risks related to the potential failure of customers to be prepared for the year 2000. The Company has assessed its largest lending and deposit relationships for year 2000 related risks and has developed a contact and follow-up program to educate and assist its customers in year 2000 matters, and to attempt to mitigate the effects on the Company. The Company's efforts in this regard have been hampered by staff turnover, however, the Company believes that it has significantly reduced the delays in customer related due diligence.

The failure of the Company, its principal data processing provider, its customers, or other service providers, including utilities and government agencies, to be year 2000 compliant in a timely manner could have a negative impact on the Company's business, including but not limited to an inability to provide accurate and timely processing of data processing services, will achieve year 2000 compliance, are abased on a number of assumptions and on statements made by third parties, involve events and actions which may be beyond the control of the Company, and are subject to uncertainty. The Company also is not able to predict the effects, if any, on the Company, financial markets or society in general of the public's reaction to year 2000. In the event that the Company or its principal data processing providers are unsuccessful in achieving year 2000 compliance, the Company plans to manually process and post transactions.

Formal Agreement with the OCC. On August 25, 1998, the Bank entered into a Formal Agreement (the "Agreement") with the Office of the Comptroller of the Currency (the "OCC"). The Agreement requires the Bank to undertake certain actions within designated time frames from the date the agreement was entered into, and to operate in compliance with the provisions thereof during its term.

Among the actions required by the Agreement are the following: (i) Within thirty days, the Bank shall employ an independent management consultant to perform a study of the Bank's management structure and staffing requirements, including a report identifying staffing requirements, job descriptions and evaluations for senior officers, and evaluating organizational structure. The Board of Directors (the "Board") is required to adopt within thirty days of the receipt of the report, a plan to eliminate any deficiencies in management, staffing, or supervision of management; (ii) The Board is required to take steps to obtain current and satisfactory credit information on loans without such information, and to insure that proper collateral documentation is maintained. Management may not grant, renew, alter, restructure or extend a loan without proper documentation and analysis of credit, purpose and anticipated source of repayment. In absence of such information, such loans my be made only upon certification of a majority of the Board why obtaining such information would be detrimental to the best interest of the Bank; (iii) Within thirty days the Board shall adopt a written program to eliminate the basis of criticism for assets rated "doubtful", "substandard" or "other assets especially mentioned;" (iv) Within thirty days the Board shall establish a loan review system to assure timely identification and categorization of problem credits and implement a process to insure the loan review function is independent; (v) Within sixty days the Board shall review and revise the Bank's loan policy based upon the guidance on Loan Portfolio Management in the Comptroller's Manual for National Bank Examiners. Within thirty days thereafter, the Board shall develop a process to ensure accountability for lending personnel; (vi) The Board shall notify the Assistant Deputy Comptroller before all loan sales; (vii) Within sixty days, the Board shall develop a written program to improve and strengthen collection efforts; (viii) Within ninety days the Board shall develop a profit plan to improve and sustain the Bank's earnings; (ix) Within 120 days, the Board shall adopt and implement a strategic plan for the Bank covering at least three years, including objectives for earnings performance, balance sheet mix, off-balance sheet activities, liability structure, capital adequacy, reduction in the volume of non-performing assets, product line development and market segments intended to be developed, together with strategies to achieve those objectives; (x) The Board shall take all steps necessary to correct any violation of law, rule or regulation cited in any report of examination; (xi) Within thirty days the Bank shall submit a revised written project plan with respect to Year 2000 compliance of the Bank's information and environmental systems, including a testing plan and, within sixty days, a re-mediation contingency plan in the event any systems is not compliant by the date set forth in the plan.

Compliance with the Agreement is to be monitored by a committee (the "Committee") of a least three directors, none of whom is an employee of the Bank or a family member of an employee. The Committee, presently composed of four directors, is required to submit written progress reports on a monthly basis. The Agreement requires the Bank to make periodic reports and filings with the OCC.

As of March 31,1999, the Bank believes that its is in partial compliance with most of the provisions of the Agreement. The Bank has submitted to the OCC all of the written plans, policies and other information required by the Agreement, except the loan policy and the problem loan procedures which are being finalized. The Bank is in the process of revision and resubmitting certain of these plans and policies to provide additional information and procedures, and is periodically reviewing the plans for any required amendment in light of changed circumstances and progress to date. In January 1999, the Bank retained a consulting firm experienced in advising community banks on management, operations and year 2000 matters to assist it in connection with the completion of the preparation, modification and revision of the plan and in connection with its Y2K compliance efforts.

As a result of the inability of a year 2000 vendor initially employed by the Bank to assist it in developing and implementing a testing program to successfully design and complete that task, staff turnover and other factors, the Bank had not completed testing of internal and external mission systems by December 31,1998, and was not in compliance with it's schedule for customer related due diligence contained in its year 2000 plan. As of March 31,1999, the Bank has completed testing of its mission critical systems as contemplated by its plan, within the regulatory time-frame required by the bank regulatory agencies, and has significantly reduced the delay in customer related due diligence.

Although the Bank believes that it is in partial compliance with most of the provisions of the Agreement, there can be no assurance that its regulators will agree, or that they will not require additional compliance efforts. Failure to comply with the provisions of the Formal Agreement could subject the Bank and its directors to additional enforcement actions, including but not limited to a cease and desist order, a safety and soundness order or civil money penalties. If the directors of the bank become subject to civil money penalties or other actions, the Company or the Bank may be obligated to indemnify such directors. See also "Year 2000 Issues".

The Agreement does not contain any capital directive or other requirement that the Bank increase its capital, or maintain a minimum level of capital in excess of generally applicable capital requirements.

                                    *******