Form 10KSB, Exhibit 13
period 1999-12-31
IBW FINANCIAL CORP
filed 2000-03-30
CIK 1013274

                                                                      Exhibit 13


      Annual Report to Shareholders for the Year Ended December 31, 1999

                           IBW FINANCIAL CORPORATION

                         ANNUAL REPORT TO SHAREHOLDERS

                               DECEMBER 31, 1999


[GRAPHIC OMITTED]                   Annual Message To Shareholders

                                    Getting Things Done . . . The Board of
                                    Directors and Management of IBW Financial
IBW Financial                       Corporation (the Company) and Industrial
Corporation Officers                Bank, N.A. (the Bank) are pleased to
                                    announce that 1999 was a year of significant
                                    improvement and profitability for banking
                                    operations. As promised, we have improved
                                    asset quality and credit administration,
                                    reinforced training, strengthened the
Clinton W. Chapman, Esq.            management team, and enhanced operations,
Chairman of the Board,              efficiency. The Bank also celebrated its
Senior Partner,                     65th Anniversary, successfully prepared for
Chapman and Chapman, Attorneys      Year 2000 compliance, added three new ATMs,
                                    rolled out a new Web page and continued
B. Doyle Mitchell Jr., President    efforts to enhance employee development and
Chief Executive Officer             teamwork. The Board recently approved Robert
                                    R. Hagans, Jr. as the first new director in
Thomas A. Wilson, Jr.               seven years.
Treasurer
                                    During 1999, the Company's financial
Benjamin L. King, CPA               position strengthened considerably. Net
Secretary of the Board,             income improved dramatically from a loss of
Consultant                          $1.3 million at year-end 1998, to earnings
                                    of almost $1.7 million in 1999, exceeding
Debra B. Thornton                   our projections. This was attributed to
Assistant Secretary of the Board    enhanced asset quality, reduced provisions
                                    for loan losses and contained overhead
IBW Financial Corporation           expenses. The Bank took considerable
and Industrial Bank, N.A.           measures to address the weaknesses in asset
Board of Directors                  quality and credit administration, hiring
                                    experienced personnel and reducing non-
Clinton W. Chapman, Esq.            performing loans and credit exceptions. Non-
Chairman of the Board,              performing loans declined over 52% during
Senior Partner,                     1999, from $7 million at year-end 1998 to
Chapman and Chapman, Attorneys      $3.4 million. Additionally, the conservative
                                    actions taken to increase the Allowance for
George H. Windsor, Esq.             Loan Losses in 1998, combined with the
Vice Chairman of the Board,         decline in non-performing and problem
Cobb, Howard, Hayes and Windsor,    assets, enabled the Company to make no
Attorneys                           additional provisions in 1999. Always
                                    categorized as well capitalized, the Bank's
Benjamin L. King, CPA               leverage capital ratio also improved,
Secretary of the Board,             increasing 83 basis points.
Consultant
                                    In preparation for 2000 and beyond, the Bank
B. Doyle Mitchell, Jr.              continued its long-range strategic planning
President                           and organizational development that will
                                    guide expansion and improve the quality and
Massie S. Fleming                   delivery of services to our customers.
Retired Banker                      Automating the branch platforms and
                                    connecting the remaining branches to the
Cynthia T. Mitchell                 Bank's wide area network will greatly
Educator                            enhance efficiency and productivity in the
                                    branch delivery system. The rapidly
Emerson A. Williams, M.D.           expanding debit card base and the proposed
Physician                           introduction of other electronic banking
                                    products all help to increase fee income,
Marjorie H. Parker, Ph.D.           while serving our customers more quickly and
Educator                            comprehensively at a reduced cost. For over
                                    65 years, Industrial Bank has been an
                                    essential provider of quality financial
                                    services to the community we serve, and we will continue to reinforce, strengthen and build on the foundation that has been laid.

                                    /s/ Clinton W. Chapman    /s/ Doyle Mitchell

                                    Clinton W. Chapman, Esq.
                                    Chairman of the Board

Industrial Bank, N.A. OFFICERS

------------------------------------------------------------------------------------------------------------------------------------
EXECUTIVES                           Vice-Presidents (cont.)           Assistant Vice-Presidents (cont.)    Retail Banking Officers
                                                                                                            (cont.)
B. Doyle Mitchell, Jr.               JB Holston                        Herbert C. Harris, Jr.               Felicia Hardaway
President, Chief Executive Officer   Retail Banking Division           Commercial Loans                     Oxon Hill Office
                                                                                                            Forestville Office
David G. Poole                       Vinson T. McCarty                 Patricia A. Mitchell
Senior Vice President,               Consumer Loans                    Commercial Real Estate Loans         Danielle Logan
Chief Operations Officer                                                                                    U Street Office
                                     Douglas E. Metz                   Raymond L. Sleater
John S. Mazzocchi, Jr.               Commercial Real Estate Loans      Special Assets, Commercial Loans
Saundra G. Turpin
Senior Vice President,               Roy Moss, Jr.                     Debra B. Thornton                    Saunsra G. Turpin
Chief Credit Officer                 Commercial Loans                  Director, Human Resources            Georgia Avenue Office
                                                                                                            F Street Office
Thomas A. Wilson, Jr.                Thomas E. McLaurin, Jr.           Vernard J. Tyson
Senior Vice President,               Corporate Affairs                 Consumer Loans                       LOAN OPERATIONS OFFICERS
Chief Financial Officer                                                                                     Stacy Warrick
                                     John N. Gamble                    Garfield M. Vann
VICE-PRESIDENTS                      Special Assets, Commercial Loans  Accounting                           Roydell Stephens

Claude O. Barrington, Esq.           Linwood White                     Sharon B. Zimmerman                  COMPLIANCE OFFICER
Bank Counsel                         Commercial Loans                  Director, Marketing                  Charles W. Hall, Jr.
                                                                       Community Reinvestment
Michael S. Betton                    Lewis T. Williams                                                      DC ADVISORY BOARD
Information Systems                  Commercial Real Estate Loans      RETAIL BANKING OFFICERS              ViCurtis Hinton
                                                                                                            H. Greig Cummings
Edson B. Dayton                      ASSISTANT VICE-PRESIDENTS         Jeffrey A. Banks                     Patricia C. Lightfoot
Manager, Credit Department                                             American University Office           Ronald K. Crockett,
                                                                       Reeves Center Office                 Acting Chairman
Rodney D. Epps                       Nathan W. Evans, CPA                                                   Dr. Ettyce Moore
Electronic Banking                   Internal Auditor                                                       William R. Claytor, MD
                                                                       Elizabeth Hundley                    Rev. A. Knighton Stanley
Effie M. Faucett                     Reta Glover                       J.H. Mitchell Office                 Warren Strudwick, MD
Operations                           Loan Accounting                   Brookland/Woodridge Office           Patricia A. Mitchell
                                                                                                            James N. McGuffey
                                                                                                            Maximo Pierola
                                                                                                            Fay G. Knight, Secretary

Branch LOCATIONS

------------------------------------------------------------------------------------------------------------------------------------
MARYLAND                             Washington (cont.)                Washington (cont.)                   Washington (cont.)
FORESTVILLE OFFICE                   FRANK D. REEVES                   BROOKLAND/WOODRIDGE OFFICE           ATM AT WISCONSIN AVENUE
ATM - Drive-in                       MUNICIPAL CENTER OFFICE           2012 Rhode Island Avenue, N.E.       4200 Wisconsin Avenue,
7610 Pennsylvania Avenue             ATM and Metro Green Line          Washington, D.C. 20018               N.W.
Forestville, MD 20747                2000 Fourteenth Street, N.W.      (202) 722-2038                       Washington, D.C.
(301) 735-4440                       Washington, D.C. 20009
                                     (202) 722-2075                    AMERICAN UNIVERSITY OFFICE
OXON HILL OFFICE                                                       ATM
ATM - Drive-in                       U STREET OFFICE                   4400 Massachusetts Avenue, N.W.
1900 John Hanson Lane                ATM and Metro Green Line          Washington, D.C. 20016
Oxon Hill, MD 20745                  2000 Eleventh Street, N.W.        (202) 722-2053
(301) 839-4600                       Washington, D.C. 20001
                                     (202) 722-2050                    COMMERCIAL AND COMMERCIAL
CONSUMER AND MORTGAGE                                                  REAL ESTATE LOANS
LOAN OPERATIONS                      F STREET OFFICE                   2002 Eleventh Street, N.W.
1900 John Hanson Lane                Metro Center                      Washington, D.C. 20001
Oxon Hill, MD 20745                  1317 F Street, N.W.               (202) 722-2080
(301) 839-4600                       Washington, D.C. 20004
                                     (202) 722-2060
WASHINGTON                                                             ATM AT WASHINGTON
                                                                       CONVENTION CENTER
GEORGIA AVENUE                       J.H. MITCHELL OFFICE              906 Ninth Street, N.W.
ATM - Drive-in                       ATM - Drive-in                    Washington, D.C.
4812 Georgia Avenue, N.W.            Metro Benning Road
Washington, D.C. 20011               45th and Blaine Streets, N.E.     ATM AT ONE JUDICIARY SQUARE
(202) 722-2025                       Washington, D.C. 20019            441 Fourth Street, N.W.
                                     (202) 722-2065                    Washington, D.C.

                          [LOGO OF STEGMAN & COMPANY]

                         Independent Auditors' REPORT

To the Shareholders and Board of Directors of IBW Financial Corporation and subsidiary Washington, DC.

We have audited the accompanying consolidated balance sheet of IBW Financial Corporation and subsidiary (the Company) as of December 31, 1999 and the related consolidated statements of income (loss), changes in shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Company as of December 31, 1998 were audited by other auditors whose report dated February 26, 1999 (March 31, 1999 as to Note 2) expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 2 to the financial statements, at December 31,1999, the Company's subsidiary, the Industrial Bank, National Association, is operating under a formal agreement with the Office of the Comptroller of the Currency ("OCC") dated August 25,1998, that requires it to meet certain prescribed actions in accordance with OCC specified deadlines.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IBW Financial Corporation and subsidiary at December 31, 1999, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principals.

                                                           /s/ Stegman & Company

Baltimore, Maryland
February 1, 2000

IBW Financial Corporation

Consolidated BALANCE Sheets

                                                                                  DECEMBER 31, 1999 and 1998
                                                                                      (dollars in thousands)
------------------------------------------------------------------------------------------------------------
ASSETS
                                                                                      1999             1998
Cash and cash equivalents:
     Cash and due from banks                                                      $ 13,733          $ 12,565
     Federal funds sold                                                              1,700            13,150
                                                                                  --------          --------
       Total cash and cash equivalents                                              15,433            25,715
                                                                                  --------          --------

   Interest-bearing deposits in banks                                                  988               405
   Investment securities available-for-sale, at fair value                         137,970           131,384
   Loans receivable - net of allowance for loan losses
     of $4,272 in 1999 and $4,700 in 1998                                          102,998           104,469
   Real estate owned - net                                                             265               525
   Bank premises and equipment - net                                                 2,389             2,542
   Accrued interest receivable                                                       1,665             1,924
   Deferred income taxes                                                             2,235             1,251
   Other assets                                                                      1,251             1,763
                                                                                  --------          --------
TOTAL ASSETS                                                                      $265,194          $269,978
                                                                                  ========          ========
============================================================================================================

------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
                                                                                      1999             1998
Liabilities:
    Noninterest-bearing deposits                                                  $ 60,739          $ 58,870
    Interest-bearing deposits                                                      151,735           165,257
                                                                                  --------          --------

               Total deposits                                                      212,474           224,127

    Short-term borrowings                                                           33,733            25,611
    Accrued expenses and other liabilities                                           1,496             1,323
    Long-term debt                                                                       -             1,000
                                                                                  --------          --------
               Total liabilities                                                   247,703           252,061
                                                                                  --------          --------
Commitments and contingencies                                                            -                 -
Shareholders' equity:
     Preferred stock - $1 par value; 1,000,000 (500,000 voting and
        500,000 nonvoting) authorized; 20,000 Series A nonvoting
        issued and outstanding, stated at liquidation value                            500               500
    Common stock - $1 par value; 1,000,000 shares authorized;
       668,360 issued and outstanding                                                  668               668
    Capital surplus                                                                  5,051             5,051
    Retained earnings                                                               13,034            11,463
    Accumulated other comprehensive income                                          (1,762)              235
                                                                                  --------          --------
                      Total shareholders' equity                                    17,491            17,917
                                                                                  --------          --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                        $265,194          $269,978
                                                                                  ========          ========

See notes to consolidated financial statements.
============================================================================================================

                                                              1999 Annual Report

Consolidated Statements of INCOME (loss)


                                                                               YEARS ENDED DECEMBER 31, 1999 AND 1998
                                                                            (dollars in thousands, except share data)
---------------------------------------------------------------------------------------------------------------------
                                                                                           1999                  1998
INTEREST INCOME:
    Interest and fees on loans                                                          $ 9,115               $10,518
    U.S. Treasury securities                                                                 90                   424
    Obligations of U.S. Government
        agencies and corporations                                                         2,886                 1,753
    Collateralized mortgage obligations                                                   4,283                 3,613
    Obligations of states and political subdivisions                                        694                   577
    Bank balances and other securities                                                       99                   173
    Federal funds sold                                                                      613                   905
                                                                                        -------               -------
                      Total interest income                                              17,780                17,963
                                                                                        -------               -------

INTEREST EXPENSE:
    Interest-bearing deposits                                                             3,656                 4,378
    Time certificates over $100,000                                                         844                   977
    Short term borrowings                                                                 1,361                 1,032
    Long term debt                                                                           48                    51
                                                                                        -------               -------
                      Total interest expense                                              5,909                 6,438
                                                                                        -------               -------
NET INTEREST INCOME                                                                      11,871                11,525
                                                                                        -------               -------
PROVISION FOR LOAN LOSSES                                                                     -                 4,603
                                                                                        -------               -------
NET INTEREST INCOME AFTER PROVISION
    FOR LOAN LOSSES                                                                      11,871                 6,922
                                                                                        -------               -------
NONINTEREST INCOME:
    Service charges on deposit accounts                                                   2,620                 2,599
    Other fee income                                                                        852                   683
    (Loss) Gain on sales of investment securities                                          (221)                  301
    Other operating income                                                                  168                   151
                                                                                        -------               -------
                      Total noninterest income                                            3,419                 3,734
                                                                                        -------               -------
NONINTEREST EXPENSE:
    Salaries and employee benefits                                                        6,979                 6,775
    Occupancy                                                                               755                   745
    Furniture and equipment                                                                 788                   759
    Data processing                                                                         703                   671
    Advertising                                                                             164                   514
    Other expenses                                                                        3,662                 3,502
                                                                                        -------               -------
                      Total noninterest expense                                          13,051                12,966
                                                                                        -------               -------
INCOME (LOSS) BEFORE INCOME TAXES                                                      $  2,239              $ (2,310)
                                                                                       --------              --------
PROVISION FOR INCOME TAXES (BENEFIT)                                                        543                  (956)
                                                                                       --------              --------
NET INCOME (LOSS)                                                                      $  1,696              $ (1,354)
                                                                                       ========              ========
EARNINGS (LOSS) PER COMMON SHARE - Basic and diluted                                   $   2.50              $  (2.06)
                                                                                       ========              ========
WEIGHTED AVERAGE OF COMMON SHARES OUTSTANDING                                           668,360               668,360
                                                                                       ========              ========


See notes to consolidated financial statements.
---------------------------------------------------------------------------------------------------------------------

IBW FinanciaL Corporation

Consolidated Statements of
Changes in Shareholders' EQUITY

                                                                                             YEARS ENDED DECEMBER 31, 1999 AND 1998
                                                                                          (dollars in thousands, except share data)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                Accumulated
                                                  Preferred   Common  Capital   Retained     Other Comprehensive
                                                    Stock     Stock   Surplus   Earnings      Income, Net of Tax       Total
BALANCE, JANUARY 1, 1998                             $500     $668    $5,051      $13,183          $   775             $20,177

   Net income (loss)                                    -        -         -       (1,354)               -              (1,354)
   Other comprehensive income, net of tax
     (unrealized losses on securities
     available-for-sale of $341, net of
      reclassification adjustment for gains
      of $199 included in net income)                   -        -         -            -             (540)               (540)
                                                                                                                       -------

          Total comprehensive income (loss)             -        -         -            -                -              (1,894)

Cash dividends paid:
    Preferred stock $1.25 per share                     -        -         -          (25)               -                 (25)
     Common stock $0.51 per share                       -        -         -         (341)               -                (341)
                                                 --------     ----    ------    ---------    -------------             -------
BALANCE, DECEMBER 31, 1998                            500      668     5,051       11,463              235              17,917

   Net income (loss)                                    -        -         -        1,696                -               1,696
   Other comprehensive income, net of tax
     (unrealized losses on securities
     available-for-sale of $2,008, net of
      reclassification adjustment for losses
      of $91 included in net income)                    -        -         -            -           (1,997)             (1,997)
                                                                                                                       -------

          Total comprehensive income (loss)             -        -         -            -                -                (301)

Cash dividends paid:
    Preferred stock $1.25 per share                     -        -         -          (25)               -                 (25)
     Common stock $0.15 per share                       -        -         -         (100)               -                (100)
                                                 --------     ----    ------    ---------    -------------             -------
BALANCE, DECEMBER 31, 1999                           $500     $668    $5,051    $13,034      $       1,762             $17,491
                                                 ========     ====    ======    =========    =============             =======


See notes to consolidated financial statements.
----------------------------------------------------------------------------------------------------------------------------------

                                                              1999 Annual Report


Consolidated Statements of CASH Flows

                                                      DECEMBER 31, 1999 and 1998
                                                          (dollars in thousands)
     ---------------------------------------------------------------------------

                                                                                      1999             1998
                                                                                    --------         --------
     CASH FLOWS FROM OPERATING ACTIVITIES:
         Net income (loss)                                                          $  1,696         $ (1,354)
         Adjustments to reconcile net income (loss)
              to net cash provided by operating activities:
             Depreciation                                                                404              409
             Amortization of goodwill and intangibles                                    162              156
             Provision for loan losses                                                     -            4,603
             Deferred income taxes                                                        48           (1,167)
             Accretion/amortization of premium                                         1,151             (327)
             Loss on sale of real estate owned                                             8              140
             Loss (gain) on sale of investment securities                                221             (301)
             Provision for loss on real estate owned                                     108              114
             Interest capitalized on securities                                         (390)            (382)
             Decrease (increase) in accrued interest receivable                          259             (179)
             Increase in other assets                                                    350              125
             (Decrease) increase in accrued expenses and other liabilities               173             (631)
                                                                                    --------         --------
                           Net cash provided by operating activities                   4,190            1,206
                                                                                    --------         --------
     CASH FLOWS FROM INVESTING ACTIVITIES:
         Proceeds from principal payments on securities available-for-sale            25,453           33,165
         Proceeds from maturities of investment securities available-for-sale         26,008           30,213
         Proceeds from sale of investment securities available-for-sale               33,483            4,254
         Purchase of investment securities available-for-sale                        (95,541)         (97,956)
         Net (increase) decrease in interest-bearing deposits in banks                  (583)           2,595
         Net decrease in loans                                                         1,471            7,120
         Additions to bank premises and equipment, net                                  (251)            (297)
         Proceeds from sale of real estate owned                                         144              393
                                                                                    --------         --------
                           Net cash provided by investing activities                  (9,816)         (20,513)
                                                                                    --------         --------

     CASH FLOWS FROM FINANCING ACTIVITIES:
         Net (decrease) increase in deposits                                        $(11,653)        $ 15,931
         Net increase in short-term borrowings                                         7,122            6,115
         Dividends paid                                                                 (125)            (366)
                                                                                    --------         --------
                            Net cash provided by financing activities                 (4,656)          21,680
                                                                                    --------         --------

     NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                            (10,282)           2,373

     CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                   25,715           23,342
                                                                                    --------         --------
     CASH AND CASH EQUIVALENTS AT END OF YEAR                                       $ 15,433         $ 25,715
                                                                                    ========         ========

     SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

             Income taxes                                                           $    125         $    212
                                                                                    ========         ========
             Interest                                                               $  5,995         $  6,484
                                                                                    ========         ========

     NONCASH TRANSACTIONS:

             Transfers of loans to other real estate owned                          $     40         $    651
                                                                                    ========         ========

     See notes to consolidated financial statements.
     ===========================================================================

IBW Financial Corporation

Notes To Consolidated FINANCIAL Statements

                                          YEARS ENDED DECEMBER 31, 1999 and 1998
     ---------------------------------------------------------------------------

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     IBW Financial Corporation (the Corporation) became a one bank holding company and its wholly owned subsidiary, Industrial Bank of Washington, converted from a District of Columbia chartered bank to a national banking association and changed its name to Industrial Bank, National Association (the Bank) on July 1, 1995. The accounting and reporting policies of IBW Financial Corporation and subsidiary (the Company) conform to generally accepted accounting principles and prevailing practices within the banking industry. The following summarizes the significant accounting policies.

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

     Investment Securities - The Company accounts for securities in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS No. 115). This standard requires debt and equity securities to be segregated into the following three categories: trading, held-to-maturity, and available-for-sale. Trading securities are purchased and held principally for the purpose of reselling them within a short period of time. Their unrealized gains and losses are included in earnings. Securities classified as held-to-maturity are accounted for at amortized cost, and require the Company to have both the positive intent and ability to hold these securities to maturity. Securities not classified as either trading or held-to-maturity are considered to be available-for-sale. Unrealized gains and losses on available-for-sale securities are excluded from earnings and reported, net of deferred taxes, as accumulated other comprehensive income, a separate component of shareholders' equity. Realized gains or losses on the sale of investment securities are reported in earnings and determined using the adjusted cost of the specific security sold.

     Loans - Loans are reported at the principal amount outstanding net of deferred fees and costs and the allowance for possible loan losses. Interest on loans is accrued at the contractual rate based upon the principal amount outstanding. Loan fees and related direct loan origination costs are deferred and recognized over the life of the loan as an adjustment to the yield of the loan as part of interest income. Loans are placed on non-accrual status when management deems the collectibility of interest is doubtful. Interest ultimately collected is recorded in the period received. Accruals are resumed on loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loan is estimated to be fully collectible as to both principal and interest.

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

     Real Estate Owned - Real estate owned represents properties acquired through foreclosures or other proceedings in satisfaction of indebtedness. At the date of acquisition such property is recorded at the lower of cost or fair value. Subsequent to acquisition, the property is carried at the lower of the fair value, less estimated costs to sell, or its new cost basis. Write-downs to fair value, less estimated costs to sell, at the date of acquisition are charged to the reserve for losses. Declines in fair value, operating expenses, and gains or losses on the disposition of other real estate are reported in other expense. The amounts the Company will ultimately realize on disposition of these properties could differ from management's current estimates.

     Earnings Per Share - Net income (loss) available to common shareholders is adjusted to give effect for dividends on preferred stock. Net income
     (loss) available to common

                                                              1999 Annual Report
     ---------------------------------------------------------------------------
     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

     shareholders for basic and diluted EPS purposes is $1,671 and $(1,379) for the years ended December 31, 1999 and 1998 respectively. Earnings per share is computed based on the weighted average number of common shares outstanding during the year (668,360 for both 1999 and 1998). In March 1998, SFAS No. 128, Earnings Per Share was issued. SFAS No. 128 supersedes APB No. 15 to conform earnings per share with international standards as well as to simplify the complexity of the computation under APB No. 15. In summary, SFAS No. 128 replaces the previous primary earnings per share
     (EPS) calculation with a basic EPS calculation. The basic EPS differs from the primary EPS calculation in that the basic EPS does not include any potentially dilutive securities. Fully dilutive EPS is replaced with diluted EPS and should be disclosed regardless of its dilutive impact on EPS. SFAS No. 128 is effective for both interim and annual periods ending after December 15, 1998. Basic and diluted EPS are the same, as the Corporation had no dilutive securities outstanding as of December 31, 1999 or 1998.

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

     Intangibles - At December 31, 1999 and 1998, other assets included goodwill of $517,000 and $572,000, net of accumulated amortization of $304,000 and $249,000 and core deposit intangibles of $260,000 and $367,000, net of accumulated amortization of $590,000 and $483,000, respectively. Goodwill is being amortized over fifteen years and the core deposit intangibles over eight years, both on the straight-line basis.

     Statement of Cash Flows - For purposes of the consolidated statement of cash flows, cash equivalents are highly liquid investments with original maturities of three months or less. Included in cash and due from banks were required deposits at the Federal Reserve Bank of $6,564,000 and $5,134,000 at December 31, 1999 and 1998, respectively.

     Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, requires derivative instruments be carried at fair value on the balance sheet. The statement continues to allow derivative instruments to be used to hedge various risks and sets forth specific criteria to be used to determine when hedge accounting can be used. The statement also provides for offsetting changes in fair value or cash flows of both the derivative and the hedged asset or liability to be recognized in earnings in the same period; however, any changes in fair value or cash flow that represent the ineffective portion of a hedge are required to be recognized in earnings and cannot be deferred. For derivative instruments not accounted for as hedges, changes in fair value are required to be recognized in earnings.

     The Company plans to adopt the provisions of this statement, as amended, for its quarterly and annual reporting beginning January 1, 2001, the statement's effective date. The impact of adopting the provisions of this statement on the Company's financial position, results of operations and cash flow subsequent to the effective date is not currently estimable and will depend on the financial position of the Company and the nature and purpose of any derivative instruments in use at that time.

     Reclassifications - Certain reclassifications have been made to the prior year's consolidated financial statements to conform to the 1999 presentation.

     ---------------------------------------------------------------------------
2.   FORMAL AGREEMENT

     On August 25, 1998, the Bank entered into a Formal Agreement (the Agreement) with the Office of the Comptroller of the Currency (the OCC). The Agreement requires the Bank to undertake certain actions within designated timeframes from the date the Agreement was entered into, and to operate in compliance with the provisions thereof during its term.

     Among the actions required by the Agreement are the following: (i) Within thirty days, the Bank shall employ an independent management consultant to perform a study of the Bank's management structure and staffing requirements, including a report identifying staffing requirements, job descriptions and evaluations for senior officers, and evaluating organizational structure. The Board of Directors (the Board) is required to adopt within thirty days of the receipt of the report, a plan to eliminate any deficiencies in management, staffing, or supervision of management;
     (ii) The Board is required to take steps to obtain current and satisfactory credit information on loans without such information, and to insure that proper collateral documentation is maintained. Management may not grant, renew, alter, restructure or extend a loan without proper documentation and analysis of credit, purpose and anticipated source of repayment. In absence of such information, such loans may be made only upon certification of a majority of the Board why obtaining such information would be detrimental to the best interest of the Bank; (iii) Within thirty

IBW Financial Corporation

   -------------------------------------------------------------------------
   FORMAL AGREEMENT (cont.)

   days the Board shall establish a loan review system to assure timely identification and categorization of problem credits and implement a process to insure the loan review function is independent; (v) Within sixty days the Board shall review and revise the Bank's loan policy based upon the guidance on Loan Portfolio Management in the Comptroller's Manual for National Bank Examiners. Within thirty days thereafter, the Board shall develop a process to ensure accountability for lending personnel; (vi) The Board shall notify the Assistant Deputy Comptroller before all loan sales; (vii) Within sixty days, the Board shall develop a written program to improve and strengthen collection efforts; (viii) Within ninety days the Board shall develop a profit plan to improve and sustain the Bank's earnings; (ix) Within 120 days, the Board shall adopt and implement a strategic plan for the Bank covering at least three years, including objectives for earnings performance, balance sheet mix, off-balance sheet activities, liability structure, capital adequacy, reduction in the volume of non-performing assets, product line development and market segments intended to be developed, together with strategies to achieve those objectives; (x) The Board shall take all steps necessary to correct any violation of law, rule or regulation cited in any report of examination; (xi) Within thirty days the Bank shall submit a revised written project plan with respect to Year 2000 compliance of the Bank's information and environmental systems, including a testing plan and, within sixty days, a remediation contingency plan in the event any systems are not compliant by the date set forth in the plan.

   Compliance with the Agreement is to be monitored by a committee (the Committee) of at least three directors, none of whom is an employee of the Bank or a family member of an employee. The Committee, presently composed of four directors, is required to submit written progress reports on a monthly basis. The Agreement requires the Bank to make periodic reports and filings with the OCC.

   The Agreement does not contain any capital directive or other requirement that the Bank increase its capital, or maintain a minimum level of capital in excess of generally applicable regulatory capital requirements.

   As of February 29, 2000, the Bank has submitted to the OCC all of the written plans, policies and other information required by the Agreement, and all revisions requested by the OCC, although certain submissions were made outside of the time limits required by the Agreement.

   There can be no assurance that the Bank's regulators will deem the Bank to be compliant under the Agreement, or that they will not require additional compliance efforts. Failure to comply with the provisions of the Agreement could subject the Bank and its directors to additional enforcement actions, including but not limited to a cease and desist order, a safety and soundness order or civil money penalties. If the directors of the Bank become subject to civil money penalties or other actions, the Company or the Bank may be obligated to indemnify such directors.

   ----------------------------------------------------------------------------
3. INVESTMENT SECURITIES
   ----------------------------------------------------------------------------

   -------------------------------------------------------------------------------------------------------------------------------
   At December 31, 1999 and 1998, the amortized cost and approximate fair value of securities available-for-sale were as follows (in thousands):
                                                                                                                DECEMBER 31, 1999
   -------------------------------------------------------------------------------------------------------------------------------
                                                   Amortized            Unrealized           Unrealized           Estimated Fair
                                                      Cost                 Gains               Losses                 Value
U.S. Treasury Notes                                 $  1,000               $  -            $     (6)                 $    994
U.S. Government Agencies                              40,761                  1                (585)                   40,177

Mortgage-Backed Securities:
    Pass-through securities:
        Guaranteed by GNMA                                28                  1                   -                        29
        Issued by FNMA and FHLMC                           6                  1                   -                         7

Collateralized Mortgage Obligations:
        Collateralized by FNMA, FHLMC and
            GNMA mortgage-backed securities           79,666                187              (1,480)                   78,373

Securities issued by states and
    political subdivision:
        General obligations                           12,962                 35                (654)                   12,343
        Revenue obligations                            5,065                 28                (207)                    4,886

Equity Securities                                      1,144                 17                   -                     1,161
                                                    --------               ----            --------                  --------

TOTAL                                               $140,632               $270            $ (2,932)                 $137,970
                                                    ========               ====            ========                  ========
Weighted average interest rate                          6.47%
                                                    ========

============================================================================

                                                              1999 Annual Report

   ============================================================================
   INVESTMENT SECURITIES (cont.)

                                                                                                             DECEMBER 31, 1998
   ---------------------------------------------------------------------------------------------------------------------------
                                                     Amortized            Unrealized          Unrealized        Estimated Fair
                                                       Cost                 Gains               Losses              Value
   U.S. Treasury Notes                                 $  2,001              $ 12              $     -            $  2,013
   U.S. Government Agencies                              57,540               139                  (61)             57,618

   Mortgage-Backed Securities:
       Pass-through securities:
           Guaranteed by GNMA                                41                 2                    -                  43
           Issued by FNMA and FHLMC                           9                 1                    -                  10

       Collateralized Mortgage Obligations:
           Collateralized by FNMA FHLMC
      and GNMA mortgage-backed securities                62,274               208                 (578)             61,904

   Securities issued by states and
       political subdivision:
           General obligations                            5,886               419                    -               6,305
           Revenue obligations                            2,192               188                    -               2,380

   Equity Securities                                      1,086                25                    -               1,111
                                                       --------              ----              -------            --------
   TOTAL                                               $131,029              $994              $  (639)           $131,384
                                                       ========              ====              =======            ========
   Weighted average interest rate                          5.96%
                                                       ========

===============================================================================

   The following is a summary of the amortized cost and estimated fair value of investment securities available-for-sale by contractual maturity as of December 31,1999. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (in thousands).

                                                                                 DECEMBER 31, 1999
   -----------------------------------------------------------------------------------------------
                                                                                   Estimated
                                                       Amortized                     Fair
                                                         Cost                        Value

   Due in one year or less                               $ 12,920                    $ 12,851
   Due after one year through five years                   22,171                      21,667
   Due five through ten years                               7,814                       7,815
   Due after ten years                                     18,027                      17,228
   Pass through securities                                     35                          36
   Collateralized mortgage obligations                     79,665                      78,373
                                                         --------                    --------
   TOTAL                                                 $140,632                    $137,970
                                                         ========                    ========

================================================================================

   Proceeds from the sale of securities available-for-sale were $33,483,000 and $4,254,000 for the year ended December 31, 1999 and 1998, respectively, and resulted in realized losses of $221,000 for 1999 and realized gains of $301,000 for 1998.

   Securities of $4,757,000 and $12,040,000 at December 31, 1999 and 1998, were pledged as collateral for public deposits and for other purposes required by law. At December 31, 1999 and 1998, the carrying value of securities underlying repurchase agreements was $33,940,000 and $25,611,000, respectively.

================================================================================
4.    LOANS RECEIVABLE

        Loans receivable consist of the following (in thousands) at December 31:
   -----------------------------------------------------------------------------

                                                                                    1999                  1998
REAL ESTATE LOANS:
     Collateralized by residential property:
        First mortgages                                                         $ 50,748              $ 48,110
        Second mortgages                                                           2,078                 2,987
     Collateralized by non-residential properties                                 40,125                33,560
Commercial                                                                        10,046                16,568
Installment                                                                        4,803                 8,388
                                                                                --------              --------
     TOTAL                                                                      $107,800              $109,613
                                                                                --------              --------
LESS:
    Deferred fees and costs, net                                                     530                   444
    Allowance for loan losses                                                      4,272                 4,700
                                                                                --------              --------
NET lOANS                                                                       $102,998              $104,469
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

At December 31, 1999 and 1998, loans that were considered to be impaired totaled $2,819,000 and $5,003,000, respectively. The related allowance allocated to impaired loans was $318,000 and $1,520,000 at December 31, 1999 and 1998, respectively. The average balance of impaired loans for the years ended December 31, 1999 and 1998 was $3,934,000 and $2,547,000, respectively. Interest income that was not recorded on impaired loans for the years ended December 31, 1999 and 1998, was $274,000 and $230,000, respectively.



                        Major loan concentrations are as follows (in thousands):
  -----------------------------------------------------------------------------
                                                        1999              1998
  Church loans collateralized by real estate        $ 12,786           $11,941
  Installment loans to churches                           36                67
  Commercial loans to churches                           240               290
                                                     -------           -------
  Total loans to churches                            $13,062           $12,298
                                                     =======           =======
  -----------------------------------------------------------------------------


                            A summary of transactions in the allowance for loan
                            losses is as follows (in thousands) at December 31:
-------------------------------------------------------------------------------
                                                      1999                1998
Balance, beginning of year                          $4,700             $ 1,702

    Add: Provision charged  to expense                   -               4,603
         Recoveries                                    386                 215
  Deduct: Charge-offs                                 (814)             (1,820)
                                                    ------             -------
Balance, end of year                                $4,272             $ 4,700
                                                    ======             =======
  -----------------------------------------------------------------------------


5.  BANK PREMISES AND EQUIPMENT

                            The major categories of bank premises and equipment
                                                 are as follows (in thousands):
  -----------------------------------------------------------------------------
                                                1999                     1998
Bank premises                                 $ 2,389                  $ 2,389
Furniture, fixtures, and equipment              3,530                    3,279
                                              -------                  -------
TOTAL                                         $ 5,919                  $ 5,668
Less accumulated depreciation                  (3,530)                  (3,126)
                                              -------                  -------
Bank premises and equipment, net              $ 2,389                  $ 2,542
                                              =======                  =======
  -----------------------------------------------------------------------------

Depreciation expense for the years ended December 31, 1999 and 1998 is $404 and $409, respectively.

6.  DEPOSITS

                                                Deposits consist of the following (in thousands):
                                                                             At DECEMBER 31, 1999
-------------------------------------------------------------------------------------------------
                                                 Demand        Savings         Time       Total
Individuals, partnerships, and
 corporations                                   $57,537       $90,567        $58,744    $206,848
U.S. government                                      62             -          2,095       2,157
States and political subdivisions                     -             -            329         329
Certified and official checks                     3,140             -              -       3,140
                                                -------       -------        -------    --------

TOTAL                                           $60,739       $90,567        $61,168    $212,474
                                                =======       =======        =======    ========

Weighted average interest rate                                   2.04%          3.76%
                                                              =======        =======
 -------------------------------------------------------------------------------------------------

                                                 Deposits consist of the following (in thousands):
                                                                              At DECEMBER 31, 1998
 -------------------------------------------------------------------------------------------------
                                                 Demand        Savings         Time          Total
Individuals, partnerships, and
    corporations                               $57,959        $92,338        $65,179      $215,476
U.S. Government                                    627              1          1,860         2,488
States and political subdivisions                    -              -          5,879         5,879
Certified and official checks                      284              -              -           284
                                               -------        -------        -------      --------

TOTAL                                          $58,870        $92,339        $72,918      $224,127
                                               =======        =======        =======      ========

Weighted average interest rate                                   2.04%          4.17%
                                                              =======        =======
 -------------------------------------------------------------------------------------------------

DEPOSITS (cont)                                              1999 Annual Reports

Demand deposits represent non-interest-bearing deposit accounts. Individual certificates of deposit of $100,000 or more at December 31, 1999 and 1998, totaling $16,329,000 and $21,226,000 respectively, are included in time deposits. The bank has no brokered deposits.

                      At December 31, 1999, the scheduled maturities of
                           Time Deposits are as follows (in thousands):
-----------------------------------------------------------------------
                                                           Average Rate
   2000                         $53,671                          3.72%
   2001                           2,704                          4.31%
   2002                           1,092                          4.33%
   2003                           3,701                          3.88%
                                -------
                                $61,168
                                =======
-----------------------------------------------------------------------

7. SHORT-TERM BORROWINGS

At December 31, 1999 and 1998, securities sold under agreements to repurchase were $32,733,000 and $25,611,000, respectively. These are fixed coupon agreements that are treated as financing transactions, and the obligations to repurchase are reflected as a liability in the consolidated balance sheet. The amount of the securities underlying the Agreements remains in the asset account. The securities are held in a segregated account by the Company's custodian. The securities underlying the repurchase agreements at December 31, 1999 and 1998 had a fair value of $33,940,000 and $26,288,000, respectively. All outstanding repurchase agreements at December 31, 1999 and 1998 matured on January 1, 2000 and 1999, respectively. The outstanding repurchase agreements had an average interest rate of 2.45% and 2.72% at December 31, 1999 and 1998, respectively. The average balance and the average interest rate for the year ended December 31, 1999 and 1998 were $34,787,000 and 3.91% and $24,011,000 and 4.30%, respectively. For 1999, short-term borrowings include the $1,000,000 note payable due July 3, 2000.

8. NOTE PAYABLE

In connection with the acquisition/assumption of certain Resolution Trust Corporation (RTC) assets and liabilities in 1994, the Corporation and the Bank executed an Interim Capital Assistance Agreement (RTC Agreement) with the RTC. In accordance with the provisions of the Agreement and the related Promissory Note, the Corporation borrowed $1,000,000 from the RTC. As required by the RTC Agreement, the Corporation invested all the proceeds in the Bank. The Corporation pledged to the RTC all the issued and outstanding shares of capital stock of the Bank to secure the Promissory Note. The note accrues interest at a variable rate based on the 13-week U.S. Treasury Bill rate, reset quarterly. The interest rate at December 31, 1999 and 1998, was 5.14% and 4.49%. The outstanding principal balance matures on July 3, 2000.

The RTC Agreement prevents the Bank from declaring or paying dividends, issuing any of its capital stock, or options or other rights thereto, repurchasing, redeeming or retiring any of its outstanding capital stock, or making any distribution of its assets to the Corporation. However, the RTC Agreement does provide for the payment of dividends by the Bank if (i) there is no event of default in existence under the RTC Agreement or the Promissory Note, (ii) the Bank would not cause an event of default by the declaration or payment of dividends, and (iii) the declaration or payment of any such dividends are not prohibited by or objected to by the Bank's primary regulator. Additionally, the RTC Agreement limits the types of transactions that the Bank can enter into with the Corporation. Further, the RTC Agreement requires that the Bank maintain its tangible capital ratio, calculated in accordance with the regulations prescribed by the Office of the Comptroller of the Currency in excess of 5.22%. Finally, the RTC Agreement provides for the full repayment of the note prior to the sale or disposition of all or substantially all of the Bank's assets or a change in control of the Bank.

9.  SHAREHOLDERS' EQUITY

Regulations of the OCC place a limit on the amount of dividends the Bank may pay to the Company without prior approval. Prior approval of the OCC is required to pay dividends which exceed the Bank's net profits for the current year plus its retained net profits for the preceding two calendar years, less required transfers to surplus. As of December 31, 1999 the bank would not need prior approval from OCC unless a declaration of dividends exceeded $383,000.

IBW Financial Corporation

-------------------------------------------------------------------------------

10.  REGULATORY MATTERS

     The Corporation and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheets items as calculated under regulatory accounting practices. The Bank's capital amounts and its classification under the regulatory framework for prompt corrective action are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios of total and Tier 1 capital, as defined in the regulations, to risk-weighted assets, as defined, and of Tier 1 Capital, as defined, to average assets, as defined. Management believes, as of December 31, 1999, that the Corporation and Bank meet all the capital adequacy requirements to which they are subject.

     As of December 31, 1999, the most recent notification from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk- based, and Tier 1 leverage ratios, as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category.

   The Corporation's and the Bank's required and actual capital amounts and ratios at December 31, 1999 and 1998, are set forth in the following table (in thousands):

                                                                                                 To Be Categorized As Well
                                                                         For Capital             Captialized Under Prompt
                                                  Actual               Adequacy Purposes         Corrective Action Provisions
------------------------------------------------------------------------------------------------------------------------------
                                           Amount         Ratio        Amount        Ratio        Amount        Ratio
                                        --------------------------------------------------------------------------------------
As of December 31, 1999

    Total capital (to risk-
        weighted assets):
            Corporation                    $19,408       16.80%       $ 9,243        8.00%            N/A         N/A
            Bank                            19,457       16.81          9,339        8.00         $11,674       10.00%
    Tier I capital (to risk-
        weighted assets)
            Corporation                     17,929       15.52          4,622        4.00             N/A         N/A
            Bank                            18,135       15.53          4,670        4.00           7,004        6.00
    Tier I capital (to average assets)
            Corporation                     17,922        6.61         10,852        4.00             N/A         N/A
            Bank                            18,135        6.70         10,835        4.00          13,543        5.00

As of December 31, 1998

    Total capital (to risk-
        weighted assets)
            Corporation                      17,005       14.41          9,443        8.00             N/A         N/A
            Bank                             17,262       14.65          9,427        8.00          11,516       10.00
    Tier I capital (to risk-
        weighted assets)
            Corporation                      15,490       13.12          4,722        4.00             N/A         N/A
            Bank                             15,747       13.36          4,713        4.00           6,910        6.00
    Tier I capital (to average assets)
            Corporation                      15,490        5.76         10,749        4.00             N/A         N/A
            Bank                             15,747        5.87         10,733        4.00          13,585        5.00

-------------------------------------------------------------------------------
On August 25, 1998, the Bank entered into a Formal Agreement with the Office of the Comptroller of the Currency. (Note 2)
-------------------------------------------------------------------------------

                                                              1999 Annual Report

     ---------------------------------------------------------------------------
11.    INCOME TAXES (BENEFIT)

                         The provision (benefit) for income taxes consists of
                                   the following (in thousands) for the years
                                   ended December 31:
     ---------------------------------------------------------------------------

                                                                1999               1998
     Current:
        Federal income tax                                     $ 495              $ (39)
        State and local income tax                                 -                (23)
                                                               -----              -----

                                                                 495                (62)

     Deferred:
        Federal income tax                                        48               (894)
                                                               -----              -----

     Total                                                     $ 543              $(956)
                                                               =====              =====

     ---------------------------------------------------------------------------

                         The components of the deferred tax (benefit) expense
                                   resulting from net temporary differences are
                                   as follows (in thousands) for the years ended December 31:
     --------------------------------------------------------------------------

                                                              1999                1998

     Depreciation                                            $ (29)               $  16
     Provisions for losses on loans and other
          real estate owned                                    111                 (980)
     Deferred loan fees                                        (34)                  25
     Other                                                       -                   45
                                                             -----                -----

     Total                                                   $  48                $(894)
                                                             =====                =====

     --------------------------------------------------------------------------

                         The following reconciles the federal statutory income
                                   tax rate of 34% to the effective income tax
                                   rate (in thousands) for the years ended
                                   December 31:
     --------------------------------------------------------------------------

                                                             1999                          1998
                                                     Amount         Rate            Amount        Rate
     Federal tax expense at statutory rate           $ 761            34 %        $(788)          (34)%
     State tax expense, net  of federal tax
          benefit                                        -             0 %          (15)           (1)%
     Tax-exempt interest                              (217)          (10)%         (179)           (8)%
     Other                                              (1)            0 %           26             2%
                                                     -----          ----          -----          ----
     Total                                           $ 543            24%         $(956)          (41)%
                                                     =====          ====          =====          ====

     --------------------------------------------------------------------------

                         The tax effects of items comprising the Company's
                              deferred tax assets (liabilities) at December 31, 1999 and 1998 are as follows (in thousands):

                                                                      1999                 1998
     Deferred tax assets:
       Allowance for losses on loans and
          other real estate owned                                    $1,214               $1,325
       Deferred loan fees                                               197                  163
       Other                                                             65                   46
       Unrealized loss available-for-sale securities                    911                    -
                                                                     ------               ------
           Total deferred tax assets                                  2,387                1,534
                                                                     ------               ------

     Deferred tax liabilities:
       Unrealized gain on available-for-sale securities                   -                 (121)
       Depreciation                                                    (135)                (145)
       Other                                                            (17)                 (17)
                                                                     ------               ------
           Total deferred tax liabilities                              (152)                (283)
                                                                     ------               ------

           Net deferred tax assets                                   $2,235               $1,251
                                                                     ======               ======

     ---------------------------------------------------------------------------

IBW Financial Corporation

     --------------------------------------------------------------------------
12.  RETIREMENT PLAN


     The Company terminated its noncontributory, defined benefit pension plan during 1998. No additional funding was required as a result of its termination. All plan assets were distributed to plan participants.

     --------------------------------------------------------------------------
13.  EMPLOYEE STOCK OWNERSHIP PLAN

     In 1986, the Bank implemented an Employee Stock Ownership Plan (ESOP) that covers substantially all full-time employees. Annual contributions to the plan are determined by the Company's Board of Directors. Contributions of $52,500 and $0 were made for 1999 and 1998, respectively. At December 31, 1999 and 1998, the ESOP held approximately 54,720, or 8.2% of the outstanding shares of the Company's common stock.

     --------------------------------------------------------------------------
14.  COMMITMENTS AND CONTINGENCIES

     In the normal course of business, there are outstanding various commitments and contingent liabilities, such as commitments to extend credit, which are not shown in the accompanying consolidated financial statements. The Company does not anticipate any material losses as a result of these transactions. At December 31, 1999 and 1998 the Bank had outstanding commitments to fund loans for approximately $16,731,000 and $22,790,000, respectively. The Bank also has outstanding standby letters of credit at December 31, 1999 and 1998 in the amount of $882,000 and $1,018,000, respectively. Such commitments and standby letters of credit are subject to the Bank's normal underwriting standards. Since many of the commitments are expected to expire without being completely drawn upon, the total commitment amounts do not necessarily represent future cash requirements.


     --------------------------------------------------------------------------

     At December 31, 1999, the Bank was committed for future minimum annual payments under noncancelable long-term lease agreements for the rental of office space as follows (in thousands):


               2000      2001      2002      2003      2004      Total
           --------------------------------------------------  ---------
               $264       162        48        36        38       $538


     Rent expense for the years ended December 31, 1999 and 1998 was $303,000 and $275,000, respectively. Rent expense includes the amortization of rent concessions.

     --------------------------------------------------------------------------

     --------------------------------------------------------------------------

15.  ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company has determined the fair value of its financial instruments using the following assumptions:

     Cash and Cash Equivalents, Interest-Bearing Deposits, Accrued Interest Receivable and Payable, and Repurchase Agreements - The fair value was estimated to equal the carrying value due to the short-term nature of these financial instruments.

     Securities - The fair value was estimated based on quoted market prices, dealer quotes and prices obtained from independent pricing services.

     Loans - The fair value was estimated by discounting the estimated future cash flows using current rates on loans with similar credit risks and terms. It was assumed that no prepayments would occur due to the short-term nature of the portfolio (five years or less) and based upon the Company's historical experience.

     Deposits - The fair value of demand and savings deposits was estimated to equal the carrying value due to the short-term nature of the financial instruments. The fair value of time deposits was estimated by discounting the estimated future cash flows using current rates on time deposits with similar maturities.

     Note Payable -The fair value was estimated based on rates currently available to the Bank for borrowings with similar terms and remaining maturities.

                                                              1999 Annual Report

     ---------------------------------------------------------------------------
     ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS (cont)

     Commitments to Fund Loans and Standby Letters of Credit - The majority of the Bank's commitments to grant loans and standby letters of credit are generally unassignable by either the Bank or the borrower, they only have value to the bank and the borrower.

     The fair value estimates presented are based on pertinent information available as of December 31, 1999 and 1998. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented are not necessarily indicative of the amounts that the Company could realize in a current market transaction. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.


                                                                                             (in thousands):
     --------------------------------------------------------------------------------------------------------
                                           December 31, 1999                           December 31, 1998
                                        Carrying Value   Fair Value               Carrying Value   Fair Value
     ASSETS
         Cash and cash equivalents         $ 15,433       $ 15,433                   $ 25,715       $ 25,715
         Interest-bearing deposits              988            988                        405            405
         Investment securities              137,970        137,970                    131,384        131,384
         Loans                              102,998        102,093                    104,469        108,146
         Accrued interest receivable          1,665          1,665                      1,924          1,924

     LIABILITIES
         Deposits                           212,474        212,477                    224,127        217,993
         Short term borrowings               33,733         32,733                     25,611         25,611
         Long term debt                           -              -                      1,000          1,000
         Accrued interest payable               449            449                        522            522
     ========================================================================================================

     ===========================================================================
16.  RELATED PARTY TRANSACTIONS

     In the normal course of banking business, loans are made to officers and directors. At December 31, 1999 and 1998, these loans totaled $508,000 and $698,000, respectively.

     ---------------------------------------------------------------------------
17.  OTHER EXPENSES

     Other expenses in the Consolidated Statements of Income (loss) include the following:

                                                                 Years ended December 31 (in thousands):
     ---------------------------------------------------------------------------------------------------
                                                                  1999             1998
          Director fees                                          $  286          $  210
          Real estate owned expenses                                147             327
          Loan collection and repossession expenses                 216             196
          Bank security                                             319             267
          Other                                                   2,694           2,502

          TOTAL OTHER EXPENSES                                   $3,662          $3,502
     ===================================================================================================

IBW Financial Corporation

18   PARENT COMPANY FINANCIAL INFORMATION

     The summarized financial statements of IBW Financial Corporation (parent company only) as of December 31, 1999 and 1998, and for the years ended December 31, 1999 and 1998, follow (in thousands):

---------------------------------------------------------------------------------------------------------------
     BALANCE SHEETS
                                                                                       1999            1998
     Assets:
         Deposits with subsidiary                                                    $   325         $   296
         Interest-bearing deposits in banks                                              296             285
         Securities available-for-sale                                                   144             152
         Other assets                                                                     61              52
         Investment in subsidiary - at equity                                         17,688          18,158
                                                                                     -------         -------
             TOTAL ASSETS                                                            $18,514         $18,943
                                                                                     =======         =======
     Liabilities and shareholders' equity:
         Liabilities:
             Borrowings                                                              $ 1,000         $ 1,000
             Other                                                                        30              26
                                                                                     -------         -------
                 Total Liabilities                                                     1,030           1,026
                                                                                     -------         -------
     Shareholders' Equity
         Preferred stock                                                                 500             500
         Common stock                                                                    668             668
         Capital surplus                                                               5,051           5,051
         Retained earnings                                                            13,027          11,463
         Accumulated other comprehensive income                                       (1,762)            235
                                                                                     -------         -------
                 Total Shareholders' Equity                                           17,484          17,917
                                                                                     -------         -------
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                      $18,514         $18,943
                                                                                     =======         =======

     STATEMENTS OF INCOME

     Dividends from subsidiary and other income                                      $   218         $   432
     Expenses                                                                             38              52
                                                                                     -------         -------
     Income before undistributed net earnings of subsidiary                              180             380
     Equity (Loss) in undistributed net earnings of subsidiary                         1,516          (1,734)
                                                                                     -------         -------
     Net income (loss)                                                               $ 1,696         $(1,354)
                                                                                     =======         =======

     STATEMENTS OF CASH FLOWS

     Cash Flows from Operating Activities:
         Net income (loss)                                                           $ 1,696         $(1,354)
         Adjustments to reconcile net income to net
             cash provided by operating activities:
               Equity in undistributed net earnings (loss) of subsidiary              (1,516)          1,734
               Other                                                                     (15)            (17)
                                                                                     -------         -------
                           Net cash provided by operating activities                     165             363
                                                                                     -------         -------

     Cash Flows for Investing Activities:
         Purchase of interest-bearing deposits                                           (11)           (285)
                                                                                     -------         -------
                           Net cash (used in) investing activities                       (11)           (285)
                                                                                     -------         -------

     Cash Flows from Financing Activities:
         Payment of dividends                                                           (125)           (366)
                                                                                     -------         -------
                           Net cash (used in) financing activities                      (125)           (366)
                                                                                     -------         -------

     Increase (Decrease) in Deposits with Subsidiary                                      29            (288)

     Deposits with Subsidiary, Beginning of the Year                                     296             584
                                                                                     -------         -------

     Deposits with Subsidiary, Ending of the Year                                    $   325         $   296
                                                                                     =======         =======
---------------------------------------------------------------------------------------------------------------

                                                              1999 Annual Report

MANAGEMENT'S Discussion and Analysis

     ---------------------------------------------------------------------------
     The following financial review presents a discussion of the results of operations, an analysis of the asset and liability structure of the Company, and its sources of liquidity and capital resources and should be read in conjunction with the consolidated financial statements. All dollar amounts shown are in thousands, except with respect to per share data.

     Forward-looking statements - This discussion, as well as other portions of this report, contains forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. These statements are based upon current and anticipated economic conditions, nationally and in the Company's market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company does not undertake to update any forward-looking statements to reflect occurrences or events which may not have been anticipated as of the date of such statements.

     HOLDING COMPANY BUSINESS


     The Company became a one bank holding company, and its wholly-owned subsidiary, Industrial Bank, National Association, converted from a District of Columbia chartered bank to a national banking association as of July 1, 1995. The business of the Bank and the Company is providing banking services to the Washington, DC metropolitan area. The Bank does business through seven offices in the District of Columbia and two offices in Prince George's County, Maryland.

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

     RESULTS OF OPERATIONS
     Years Ended December 31,1999 and 1998

     Overview - Net income was $1,696 for 1999 compared with ($1,354) in 1998, an increase of 225%. Earnings per common share were $2.50 in 1999 compared with ($2.06) in 1998. The increase of $3,050, or 225%, in net income was primarily attributable to a decrease in the provision for loan losses of $4,603, an increase of $346 in net interest income, offset by an increase in taxes of $1,499, an increase of non-interest expenses of $85, and a loss on the sale of securities of $221 (compared to a gain on the sale of securities of $301). Return on average assets was .61% for 1999, up from (.51%) for 1998. Return on average equity was 9.48% for 1999, compared with (6.97%) for 1998.

     ===========================================================================
     Table 1. Financial Overview

     The following table summarizes net income divided by average assets and average shareholders' equity, dividend pay-out ratio (dividends declared per share divided by net income per share) and shareholders' equity to assets ratio (average shareholders' equity divided by average total assets) for each of the three years listed below.

     ---------------------------------------------------------------------------
                                                            1999      1998      1997
          Return on average assets                           .61%     (.51%)     .64%
          Return on average equity                          9.49     (6.97)     8.74
          Dividend payout per common share                  5.98       N/A     24.59
          Average shareholders' equity to average assets    6.46      7.37      7.37

     ---------------------------------------------------------------------------

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

--------------------------------------------------------------------------------
Table 2. Average Balance and Net Interest Income Analysis /(1)/

                                                                                                           YEARS ENDED DECEMBER 31
                                                                                                           (dollars in thousands):
----------------------------------------------------------------------------------------------------------------------------------
                                                   1999                               1998                          1997
                                    ----------------------------------------------------------------------------------------------
                                                             Amount                          Amount                         Amount
                                        Average    Average   Paid or    Average    Average   Paid or   Average   Average    Paid or
                                        Balance     Rate     Earned      Balance     Rate    Earned     Balance    Rate     Earned
ASSETS

  Loans, net                           $ 99,863     9.13%    $ 9,115   $113,286     9.28%   $10,518    $111,856    9.33%   $10,434
  Taxable securities                    130,684     5.61       7,336    103,507     5.66      5,858      88,897    6.31      5,605
  Non-taxable securities /(2)/           13,016     8.08       1,052     10,353     8.44        874      15,919    8.22      1,309
  Federal funds sold                     12,657     4.70         595     16,493     5.49        905       6,575    5.66        372
  Interest-bearing deposits held            914     4.38          40      2,238     4.69        105       3,000    6.10        183
                                       --------   ------     -------   --------   ------    -------    --------  ------    -------
  Total interest-earning assets         257,134     7.05%    $18,138    245,877     7.43%   $18,260     226,247    7.91%   $17,903
  Cash and due from banks                12,169                          11,038                          11,108
  Bank premises and equipment, net        2,441                           2,692                           2,515
  Other assets                            5,427                           3,831                           4,669
                                       --------                        --------                        --------

  Total assets                         $277,171                        $263,438                        $244,539
                                       ========                        ========                        ========

LIABILITIES AND SHAREHOLDERS' EQUITY

 Interest-bearing demand deposits      $ 29,853     1.60%    $   479   $ 27,394     1.76%   $   481    $ 28,326    1.99%   $  563
 Savings deposits                        63,417     2.47       1,566     65,474     2.70      1,770      66,724    2.75     1,836
 Time deposits                           69,477     3.53       2,455     68,643     4.52      3,104      61,041    4.42     2,697
                                       --------   ------     -------   --------   ------    -------    --------  ------   -------
 Total interest-bearing deposits        162,747     2.77       4,500    161,511     3.32      5,355     156,091    3.26     5,096
 Borrowed funds                           1,000     4.80          48      1,000     5.10         51       1,000    5.30        53
 Repurchase agreements                   34,787     3.91       1,361     24,011     4.30      1,032      16,820    4.56       767
                                       --------   ------     -------   --------   ------    -------    --------  ------   -------
 Total interest-bearing liabilities     198,534     2.98%    $ 5,909    186,522     3.45%   $ 6,438     173,911    3.40%   $5,916
 Noninterest-bearing liabilities         59,178                          56,031                          50,362
 Other liabilities                        1,564                           1,471                           2,235
 Shareholder's equity                    17,895                          19,413                          18,031
                                       --------                        --------                        --------
 Total liabilities and shareholders'
 equity                                $277,171                        $263,438                        $244,539
                                       ========                        ========                        ========


NET INTEREST INCOME AND NET YIELD ON
 INTEREST-EARNING ASSETS

 Net interest income                                         $12,229                        $11,822                     $11,987
                                                             =======                        =======                     =======
 Interest rate spread                               4.07%                           3.98%                          4.51%
 Net yield on average                               4.76%                           4.81%                          5.30%
  interest-earning assets
 Average interest-earning assets to               129.52%                         131.82%                        130.09%
  average interest-bearing liabilities
----------------------------------------------------------------------------------------------------------------------------------

/(1)/ Yields on securities have been computed based upon the historical cost of such securities. Non-accruing loans are included in average balances.

/(2)/ Yields on non-taxable securities are presented on a tax-equivalent basis using a 34% tax rate. Interest income and net interest income reported in the Company's consolidated statements of income were $17,780 and $11,871 for 1999, $17,963 and $11,525 for 1998, and $17,458 and $11,542 for 1997.

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

                                                           YEAR ENDED DECEMBER 31,                    YEAR ENDED DECEMBER 31,
               ---------------------------------------------------------------------------------------------------------------
                                                              1999 vs. 1998                              1998 vs. 1997
                                                        Increase (Decrease) Due to;                Increase (Decrease) Due to;
               ---------------------------------------------------------------------------------------------------------------
                                                  Volume        Rate         Total           Volume       Rate        Total
               Loans                            $(1,250)    $  (153)     $(1,403)             $  138        $ (54)      $  84
               Taxable securities                 1,540         (62)       1,478                 922         (669)        253
               Non-taxable securities               225         (47)         178                (457)          22        (435)
               Federal funds sold                  (210)       (100)        (310)                561          (28)        533
               Interest-bearing deposits            (62)         (3)         (65)                (46)         (32)        (78)
                                                -------     -------      -------              ------        -----       -----
               Total interest income                243        (365)        (122)              1,118         (761)        357

               Deposits
               Interest-bearing demand               46         (48)          (2)                (20)         (62)        (82)
                deposits
               Savings deposits                     (57)       (147)        (204)                (33)         (33)        (66)
               Time deposits                         38        (687)        (649)                338           69         407
                                                -------     -------      -------              ------        -----       -----
               Total interest-bearing
                deposits                             27        (882)        (855)                285          (26)        259
               Borrowings                           467        (141)         326                 331          (68)        263
                                                -------     -------      -------              ------        -----       -----
               Total interest expense               494      (1,023)        (529)                616          (94)        522
                                                -------     -------      -------              ------        -----       -----
               Net interest income              $  (251)    $   658      $   407              $  502        $(667)      $(165)
                                                =======     =======      =======              ======        =====       =====
               --------------------------------------------------------------------------------------------------------------

On a tax equivalent basis, net interest income for 1999 increased $407 or 3% over 1998. The increase was primarily attributable to an increase in average interest-earning assets and an increase in the net interest spread, partially offset by an increase in average interest-earning liabilities.

Average interest - earning assets increased by $11,257 or 5%, comprised principally of growth in taxable securities and non-taxable securities, offset by a decrease in average loans, federal funds sold and interest bearing deposits. Average taxable securities increased $27,177 or 26% while average non-taxable securities increased $2,663 or 26%. Average loans decreased $13,423 or 12%, average federal funds sold decreased $3,836 or 23% and interest-bearing deposits decreased $1,324 or 59%.

The interest rate spread increased 9 basis points or approximately 2%, from 3.98% in 1998 to 4.07% in 1999. The increase is a result of a 38 basis point decrease in the average rate earned on interest-earning assets versus a 47 basis point decrease in average interest bearing liabilities. The yield on loans in 1999 decreased 15 basis points from 1998. The yield and average balances on mortgage-backed securities were 5.74% and $63,177 for 1999 and 6.36% and $59,147 for 1998, respectively.

Interest-bearing liabilities increased $12,012 or 6%, comprised of an increase in borrowings, interest bearing demand deposits and time deposits, partially offset by a decrease in savings deposits. Borrowings (comprised of repurchase agreements and the interim capital assistance note), which represents 90% of the increase in interest-bearing liabilities, increased $10,776 or 43%.

Provision for Loan Losses - The Company maintains an allowance for loan losses to absorb losses on existing loans and commitments that may become uncollectible. The provision for loan losses was $0 for 1999 compared $4,603 for 1998. The decrease in the provision for loan losses is primarily attributable to the decrease in non-performing assets and the lower level of potential problem loans. Management believes that the allowance for loan losses is adequate to absorb potential losses inherent in the loan portfolio. As losses on loans are not statistically predictable and are dependent upon economic conditions in the Bank's marketplace, future provisions for loan losses may decrease or increase from the levels deemed appropriate for 1999. There can be no assurance, however, that future provisions for loan losses will not be required.

Non-interest Income - Non-interest income decreased $315 or 8% to $3,419 for 1999 from $3,734 for 1998. The primary components of non-interest income is service charges on deposit and checking accounts, and gains or losses on sale of securities. Other income increased $186 or 22% and primarily represented surcharges on non-depositors utilizing the Bank's ATM services. Service charges on deposit accounts increased $21 or 1% and is primarily attributable to the increased volume of deposit accounts. Additionally, $221 of realized loss on the sale of securities was taken in 1999 compared to a gain on the sale of securities of $301 in 1998.

IBW FINANCIAL CORPORATION
===============================================================================
Table 3. (cont.)

Non-interest Expense - Non-interest expense for 1999 was $13,051 an increase of $85 or 1% over 1998. The composition of the increase consists of an increase of $160 in other expenses, an increase of $204 in salary and employee benefits, an increase in data processing of $32, and an increase in occupancy of $10, offset by a decrease in advertising expenses of $350 and a decrease in real estate owned expenses of $181. The increase in other expenses was largely associated to the regulatory agreement. These expenses increased $208 which included increased expenses for audit, examination, FDIC assessments and Directors fees. Additionally, 1999 expenses included $54 in recruiting fees for two loan officers and $40 to employ a key individual to assist in the daily management of computer related issues.

Provision for Income Taxes - The provision for income taxes for 1999 increased $1,499 or 157%, from a tax benefit of $956 in 1998 to an income tax provision of $543 for 1999. The effective tax rate was 24% for 1999, compared to (41)% for 1998. The increase in the effective tax rate was primarily attributable to the increase in net income.

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

==============================================================================
Table 4. Rate Sensitivity Analysis

                                                         (dollars in thousands):
------------------------------------------------------------------------------

                                                              4 TO 12            Within         1 - 5          Over
                                            0-90 Days          Months          12 Months         Years        5 Years     Total
EARNING ASSETS
 Loans /(1)/ /(2)/                           $ 13,293          $  7,120         $ 20,413     $ 37,321         $47,247    $104,981
 Investment Securities  /(3)/                   8,279            17,795           26,074       86,853          25,043     137,970
 Federal funds Sold                             1,700                 -            1,700            -               -       1,700
 Interest-Bearing Bank Balances:                   90               398              488          500               -         988
                                             --------          --------         --------     --------         -------    --------
 Total earning assets                        $ 23,362          $ 25,313         $ 48,675     $124,674         $72,290    $245,639
                                             ========          ========         ========     ========         =======    ========
 Percent of total earning assets                 9.51%            10.30%           19.82%       50.75%          29.43%     100.00%

 Interest-bearing liabilities
 Time COD's of $100M or more                 $  4,450          $  7,821         $ 12,271     $  4,058         $     -    $ 16,329
 Savings,NOW, MMDA'S and
   other time deposits                         11,314             3,750           15,064       85,568               -     100,632
 Time COD'S less than $100M                    12,524            19,021           31,545        3,229               -      34,774
 Borrowed funds                                32,733             1,000           33,733            -               -      33,733
                                             --------          --------         --------     --------         -------    --------
 Total interest-bearing liabilities          $ 61,021          $ 31,592         $ 92,613     $ 92,855         $     -    $185,468
                                             ========          ========         ========     ========         =======    ========
 Interest-sensitivity gap                     (37,659)           (6,279)         (43,938)      31,819         $72,290      60,171
 Cumulative interest-sensitivity gap          (37,659)          (43,938)         (43,938)     (12,119)         60,171      60,171
 Ratio of earning assets to
  interest-bearing liabilities (gap ratio)      38.29%            80.12%           52.56%      134.27%              -      132.44%
 Cumulative ratio of earning assets to
  interest-bearing liabilities
    (cumulative gap ratio)                      38.29%            52.56%           52.56%       93.47%         132.44%     132.44%
 Cumulative interest-sensitivity gap as a
    percent of total assets                    (13.95)%          (16.27)%         (16.27)%      (4.49)%         22.29%      22.29%
                                             =========         =========        =========    =========        ========   =========

----------------------------------------------------------------------------------------------------------------------------------


/(1)/     Non-accruing loans are excluded from loan totals.
/(2)/     Loans have been included based on their contractual maturities.
/(3)/ Mortgage-backed securities have been included based on their estimated remaining maturities, utilizing the most recent quarter pay-down experience and prorated outward. Fourth quarter 1999 pay-down experience was $3,306. However, $50,029 in mortgage back securities have an expected average life of three years or less and $28,345 have an expected average life of more than three years

                                                              1999 Annual Report
===============================================================================
Table 4. (cont'd)

Tables 4 presents an analysis of the Company's interest-sensitivity gap position at December 31, 1999. Asset prepayments and liability decay rates are estimated based on the Company's experience. Due to the relatively stable nature of the Company's interest-bearing non-maturity deposits, these deposits were allocated as follows: 100% of money market accounts to the 3 months or less category, and $1,250 per quarter for all other non-maturity deposits, as approximately $5 million of these core deposits reflected the largest decrease during the most recent twelve month period. The remaining amount of these core deposits are reflected in the 1 to 5 year time frame. Time deposits are allocated according to their contractual maturities. As summarized in Table 4, the Company's one-year cumulative gap ratio is 53%. This portion reflects a liability-sensitive position where more liabilities than assets re-price during the one-year period.

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

==============================================================================
Table 5. Financial Condition

Table 5 sets forth information concerning the composition of the Company's assets, liabilities and shareholders' equity at December 31, 1999, 1998, and 1997.
                                                         (dollars in thousands):
------------------------------------------------------------------------------

                                         1999         Percent          1998         Percent            1997         Percent
------------------------------------------------------------------------------------------------------------------------------

ASSETS
  Loans, net                              $102,998      38.84%          $104,469      38.70%         $116,476      46.46%
  Investment securities                    137,970      52.03%           131,384      48.66%          101,106      40.33%
  Federal funds sold                         1,700       0.64%            13,150       4.87%           11,500       4.58%
  Interest-bearing deposits
    in other banks                             988       0.37%               405       0.15%            3,000       1.20%
                                          --------     ------           --------     ------          --------     ------
  TOTAL EARNINGS ASSETS                    243,659      91.88%           249,408      92.38%          232,082      92.57
  Cash and due from banks                   13,733       5.18%            12,565       4.66%           11,842       4.72%
  Bank premises and equipment                2,389       0.90%             2,542       0.94%            2,672       1.07%
  Other assets                               5,416       2.04%             5,463       2.02%            4,106       1.64%
                                          --------     ------           --------     ------          --------     ------
  TOTAL ASSETS                            $265,194     100.00%          $269,978     100.00%         $250,702     100.00%
                                          ========     ======           ========     ======          ========     ======

LIABILITIES AND SHAREHOLDERS' EQUITY
  Demand deposits                         $ 60,739      22.90%          $ 58,870      21.81%         $ 52,922      21.11%
  Savings, NOW and MMDA                    100,632      37.95%           105,995      39.25%           92,462      36.89%
  Time deposits $100,000 or more            16,329       6.16%            21,317       7.90%           16,807       6.70%
  Other time deposits                       34,774      13.11%            37,946      14.06%           46,005      18.35%
                                          --------     ------           --------     ------          --------     ------
  TOTAL DEPOSITS                           212,474      80.12%           224,127      83.02%          208,196      83.05%
  Borrowed funds                            33,733      12.72%            26,611       9.85%           20,496       8.17%
  Accrued expenses and other
a   liabilities                              1,496       0.57%             1,323       0.49%            1,833       0.73%
                                          --------     ------           --------     ------          --------     ------
  TOTAL LIABILITIES                        247,703      93.41%           252,061      93.36%          230,525      91.95%
  Shareholders' equity                      17,484       6.59%            17,917       6.64%           20,177       8.05%
                                          --------     ------           --------     ------          --------     ------
  TOTAL LIABILITIES AND
    SHAREHOLDERS' EQUITY                  $265,194     100.00%          $269,978     100.00%         $250,702     100.00%
                                          ========     ======           ========     ======          ========     ======

------------------------------------------------------------------------------


Overview - Total assets decreased $4,784 from December 31,1998 to December 31,1999, mainly due to a decrease of $11,653 deposits, a decrease of $11,450 in federal funds sold, a decrease in net loans of $1,471 and a decrease in shareholder's equity of $433. The decrease in assets was offset primarily by an increase in borrowings of $7,122, an increase in investments of $6,586 and cash and due from banks of $1,168.

Loans - Net loans outstanding at December 31,1999 were $102,998, a decrease of $1,471 or 1%, from year end 1998. The composition of the loan portfolio is summarized in Table 6. The decrease in loans consisted primarily of a decrease in commercial loans of $6,522 and a decrease of $3,585 in installment loans, offset by an increase in commercial real estate loans of $6,565 and residential 1 to 4 family loans of $1,729.

IBW Financial Corporation

     ---------------------------------------------------------------------------
     Table 6. Loan Portfolio Composition

                                                                                           DECEMBER 31 (dollars in thousands):
     -------------------------------------------------------------------------------------------------------------------------
                                        1999    Percent   1998    Percent   1997    Percent   1996    Percent   1995   Percent
     Commercial                        $ 10,046   9.32%  $ 16,568  15.37%  $ 23,145  19.51%  $ 28,232  25.61%  $19,128  20.31%
     Residential 1 to 4 family           52,826  49.00%    51,097  47.40%    52,077  43.89%    52,876  47.96%   49,123  52.16%
     Commercial real estate              40,125  37.22%    33,560  31.13%    38,499  32.45%    24,442  22.17%   22,225  23.60%
     Installment loans                    4,803   4.46%     8,388   7.78%     4,925   4.15%     4,692   4.26%    3,700   3.93%
                                       -------- ------   -------- ------   -------- ------   -------- ------   ------- ------
     TOTAL                             $107,800 100.00%  $109,613 101.68%  $118,646 100.00%  $110,242 100.00%  $94,176 100.00%
                                       ======== ======   ======== ======   ======== ======   ======== ======   ======= ======
     -------------------------------------------------------------------------------------------------------------------------

     ---------------------------------------------------------------------------
     Table 7. Maturity of Loan Portfolio Fixed Rate and Variable Rate /(1)/

                                                                                    AT DECEMBER 31,1999 (dollars in thousands):
     --------------------------------------------------------------------------------------------------------------------------
                                            One Year or Less   After One Year Through Five Years    After Five Years    Total
     Fixed rate                                  $13,006                   $37,244                      $46,686        $ 96,936
     Variable rate                                 7,407                        77                          561           8,045
                                                 -------                   -------                      -------        --------
     TOTAL                                       $20,413                   $37,321                      $47,247        $104,981
                                                 =======                   =======                      =======        ========

     /(1)/ Excludes non-accruing loans.
     ===========================================================================

     ===========================================================================
     Table 8. Investment Portfolio Maturity Schedules /(1)/

     Table 8 summarizes the maturity and average yield of the Company's Investment portfolio.

                                                                                        AT DECEMBER 31, 1999 (dollars in thousands):
     -------------------------------------------------------------------------------------------------------------------------------
                                            Within          After One But      After Five But
                                           One Year       Within Five Years   Within Ten Years   After Ten Years    Mortgage Backed
                                        --------------------------------------------------------------------------------------------
                                         Amount    Yield    Amount    Yield     Amount    Yield   Amount    Yield    Amount   Yield
     U.S. Treasury                      $   994    5.16%         -       -           -       -          -      -          -      -
     U.S. Government agencies            11,857    5.30    $20,506    5.04%     $7,814    7.28%         -      -          -      -
     State and political subdivisions         -       -          -       -           -       -    $17,229   8.00%         -      -
     Other                                    -       -      1,161    6.66           -       -          -      -          -      -
     Mortgage-backed securities               -       -          -       -           -       -          -      -     78,409   6.62%
                                        -------    ----    -------    ----      ------    ----    -------   -----    ------   ----
     TOTAL                              $12,851    5.29%   $21,667    6.13%     $7,814    7.28%   $17,229   8.00%    78,409   6.62%
                                        =======    ====    =======    ====      ======    ====    =======   =====    ======   ====



                                            Total
     --------------------------------------------------------------
                                         Amount       Yield
     U.S. Treasury                      $    994      5.16%
     U.S. Government agencies             40,177      5.54
     State and political subdivisions     17,229      8.00
     Other                                 1,161      6.66
     Mortgage-backed securities           78,409      6.62
                                        --------      ----
     TOTAL                              $137,970      6.47%
                                        ========      ====

     /(1)/ Yields on non-taxable securities have been computed on a tax equivalent basis using a 34% tax rate.

     ===========================================================================

     Securities - The carrying value of the Company's securities portfolio increased $6,586 or 5% from $131,384 at December 31, 1998, to $137,970 at
     December 31, 1999. The increase in the investment portfolio was in mortgage backed securities increasing $16,469 or 27%, and non-taxable securities increasing $8,544 or 98% from year-end 1998. U.S. Government and Agency securities declined $18,460 or 31% from year-end 1998. The yield on taxable securities decreased from 6.31% for 1998 to 5.66% for 1999. The tax equivalent yield for non-taxable securities decreased from 8.44% for 1998 to 8.00% for 1999. The mortgage-backed securities portfolio had a weighted average remaining maturity of 3.56 years at December 31, 1999, compared to
     2.27 years at December 31, 1998 (utilizing Bloomberg's street consensus). The collateral underlying all the mortgage-backed securities is guaranteed by one of the "quasi-governmental" agencies, and therefore maintains a risk weight of 20% for risk based capital purposes. Management's analysis of mortgage-related securities includes, but is not limited to, the average lives, seasonality, coupon and historic behavior (including prepayment history) of each particular security over its life, as affected by various interest rate environments. Stress tests are performed on each security on a quarterly basis as part of Management's ongoing analysis. At December
     31, 1999, based on stress tests performed by Management, a 300 basis point increase and decrease in interest rates would result in an approximate decrease of 8% and 4% increase, respectively, in the present carrying value of these securities. There are no issuers of securities other than governmental agencies, whose securities held by the Company, have a book value in excess of 10% of the Company shareholders' equity. The Company's securities portfolio is also presented in Note 3 to the consolidated financial statements.

                                                              1999 Annual Report

     ===========================================================================
     Table 9. Loan Loss and Recovery Experience

     Asset Quality - See Note 1 to the consolidated financial statements for a discussion of the Company's policy for establishing the allowance for loan losses. Table 9 sets forth the activity in the allowance for loan losses for the last five years.

                                                                                               YEAR ENDED DECEMBER 31
                                                                                              (dollars in thousands):
     ----------------------------------------------------------------------------------------------------------------
                                                                    1999       1998       1997       1996       1995
     Total outstanding loans at year end                          $107,800   $109,613   $118,646   $110,242   $94,176
     Average amount of loans outstanding                            99,863    113,286    111,856    100,950    90,630
     Allowance for loan losses at beginning of year                  4,700      1,702      1,266      1,177     1,751

     Loans charged off:
       Commercial                                                      466      1,571        451        637       766
       Real estate mortgage                                            198          0        256         52        40
       Installment loans to individuals                                150        249        182         69        14
                                                                  --------   --------   --------   --------   -------
       Total charge-offs                                               814      1,820        889        758       820

     Recoveries of loans previously charged-off:
       Commercial                                                      332        151         81        286       202
       Real estate mortgage                                             20          0          0         25         0
       Installment loans to individuals                                 34         64         49         26        19
                                                                  --------   --------   --------   --------   -------
       Total recoveries                                                386        215        130        337       221

     Net charge-offs                                                   428      1,605        759        421       599
     Additions to allowance charged to operations                        0      4,603      1,195        510        25
                                                                  ========   ========   ========   ========   =======
     Allowance for loan losses at end of period                   $  4,272   $  4,700   $  1,702   $  1,266   $ 1,177

     Ratios of net charge-offs during year to average
      outstanding loans during year                                   0.43%      1.42%      0.68%      0.42%     0.66%

     Ratio of allowance for possible loan
      losses to total loans                                           3.96%      4.29%      1.43%      1.15%     1.25%

     ===========================================================================

     ===========================================================================
     Table 10. Allocation of Allowance for Loan Losses

                                                                                                        YEAR ENDED DECEMBER 31
                                                                                                       (dollars in thousands):
     -------------------------------------------------------------------------------------------------------------------------
                                   1999    Percent    1998    Percent    1997    Percent    1996    Percent    1995    Percent
     Commercial /(1)/             $1,927    45.11%   $3,461    73.64%   $1,378    80.96%   $1,075    84.91%   $  875    72.96%
     Real estate mortgage            543    12.71%      406     8.64%      117     6.88%       89     7.03%       71     6.36%
     Consumer                        173     4.05%      280     5.96%      182    10.69%       92     7.27%        -     0.00%
     Unallocated                   1,629    38.13%      553    11.76%       25     1.47%       10      .79%      231    20.68%
                                  ------   ------    ------   ------    ------   ------    ------   ------    ------   ------
     TOTAL                        $4,272   100.00%   $4,700   100.00%   $1,702   100.00%   $1,266   100.00%   $1,177   100.00%
                                  ======   ======    ======   ======    ======   ======    ======   ======    ======   ======

     /(1)/ Includes commercial real estate loans.
     ===========================================================================

     The allowance for loan losses was $4,272 at December 31, 1999, as compared to $4,700 December 31, 1998. The ratio of the allowance for loan losses to total loans at December 31, 1999 and 1998 was 3.96% and 4.29%, respectively. At December 31, 1999, non-performing assets to total assets was 1.27% compared to 2.59% at December 31,1998. Net charge-offs decreased $1,177 to $428 for 1999 from $1,605 for 1998. The provision for loan losses decreased to $0 (zero) for 1999 from $4,603 for 1998, reflecting the substantial decrease in non-performing loans and the level of loans with potential credit problems. Additionally, the unallocated portion of the allowance increased to $1,629 from $553 at year-end 1998. (Also see comment referring to non-performing assets.)

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

     Although management believes that it uses the best information available to make such determinations that the allowance for loan losses is adequate at December 31, 1999, future adjustments

IBW Financial Corporation

     ===========================================================================
     Table 10. (Cont.)

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

     ===========================================================================
      Table 11. Non-Performing Assets

     Table 11 sets forth information concerning non-performing assets.

                                                                                                       YEAR ENDED DECEMBER 31
                                                                                                      (dollars in thousands):
     ------------------------------------------------------------------------------------------------------------------------
                                                                   1999          1998         1997         1996         1995
     Non-accrual loans /(1)/                                      $2,819        $5,003       $  852       $2,006       $1,086
     Loans past due 90 days or more and still accruing               275         1,474          753        1,267          569
     Foreclosed properties                                           265           525          522        1,310          950
                                                                  ------        ------       ------       ------       ------
     TOTAL                                                        $3,359        $7,002       $2,127       $4,583       $2,605
                                                                  ======        ======       ======       ======       ======
     Non-performing assets to gross loans and foreclosed
           properties at period end                                 3.11%         6.36%        1.78%        4.11%        2.74%
     Non-performing loans to total loans                            2.87%         5.91%        1.35%        2.97%        1.76%
     Non-performing assets to total assets at period end            1.27%         2.59%        0.85%        1.94%        1.17%

     /(1)/ Loans are placed on non-accrual status when in the opinion of management the collection of additional interest is unlikely or a specific loan meets the criteria for non-accrual status established by regulatory authorities. No interest is taken into income on non-accrual loans unless received in cash. A loan remains on non-accrual status until the loan is current to both principal and interest and the borrower demonstrates the ability to pay and remain current, or the loan becomes well secured and is in the process of collection. The gross interest income that would have been recorded in 1999 for non-accrual loans at December 31,1999 had the loans been current in accordance with their original terms was $274,000. See Note 1 to the consolidated financial statements. The Bank charges loans against the allowance for loan losses when it determines that principal and interest or portions thereof become uncollectible. This is determined through an analysis of each individual credit, including the financial condition and repayment capacity of the borrower, and of the sufficiency of the collateral, if any.

     ===========================================================================

     Non-performing assets at year-end 1999 were $3,359, a decrease of $3,643 or 52% from year-end 1998. The decrease was primarily attributable to Management's review of the loan portfolio in light of developments in individual loans since December 31, 1998, and continued improvement in individual loans. Non-accrual loans totaled $2,819 for year-end 1999 and consisted of $2,396 in real estate loans and $423 in commercial loans. This represented a decrease of $2,184 or 44% from year-end 1998. As of December 31,1999, loans past due 90 days or more and still accruing totaled $275 a decrease of $1,199 or 81%. At year-end 1999, non-performing assets represented 19% of total capital compared to 39% at year-end 1998. Additionally, at year-end 1999, non-performing assets and loans with possible credit problems totaled $9,946 or 57% of total capital compared to $15,147 and 85% at year-end 1998. This represents a decrease of $5,201 or 34% from year-end 1998.

     At December 31, 1999, there were $6,587 of loans not reflected in the table above, where known information about possible credit problems of borrower caused management to have doubts as to the ability of the borrower to comply with present loan repayment terms and that may result in disclosure of such loans in the future. Included in the total are twenty-one loans, totaling $5,769, fully collateralized by real estate, four of which represent $3,197 of the total. The remaining $818 consists of eight commercial loans, two in excess of $298, secured primarily by accounts receivable and various business equipment.

     Deposits, Other Sources of Funds and Liquidity - Deposits are generally the most important source of the Company's funds for lending, investing, and other business purposes. Deposit inflows and outflows are significantly influenced by general interest rates, market conditions, and competitive factors. Total deposits decreased by $11,653 or 5%, from December 31,1998 to December 31,1999.

     During 1997, the Company began raising funds by selling securities under agreements to repurchase. These fixed coupon overnight

                                                              1999 Annual Report

     ===========================================================================
     Table 11. (Cont.)

     agreements are accounted for as financing transactions, and the obligations to repurchase the securities are reflected as a liability in the consolidated balance sheet. At December 31,1999, $32,733 of repurchase agreements with an average rate of 2.45% were outstanding.

     In connection with the series of transaction with the RTC, the Company borrowed $1,000 from the RTC. These funds were contributed to the capital of the Bank. For additional information regarding this borrowing refer to
     Note 8 to the consolidated financial statements.

     The Company's principal sources of funds are deposits, repayments and maturities of loans and securities, proceeds from the sale of securities and funds provided by operations. The Company's sources and uses of cash for the years ended December 31, 1999 and 1998 are presented in the consolidated statement of cash flows. The Company anticipates that it will have sufficient funds available to meet current and future commitments.

     ===========================================================================
     Table 12. Time Deposit Maturity Schedule

     Table 12 presents certain information related to the Company's time deposits.

                                                                                                               AT  DECEMBER 31,1999
                                                                                                            (dollars in thousands):
     ------------------------------------------------------------------------------------------------------------------------------
                                                        3 Months or Less  4 to 6 Months  7 to 12 Months  Over 12 Months   Total
       Time certificates of deposit of $100M or more         $ 4,450         $ 5,597          $ 2,224        $4,058      $16,329
       Time certificates of deposit less than $100M           12,524           9,603            9,418         3,229       34,774
                                                             -------         -------          -------        ------      -------
       TOTAL /(1)/                                           $16,974         $15,200          $11,642        $7,287      $51,103
                                                             =======         =======          =======        ======      =======

       /(1) Excludes $10,065 in money market demand deposits
     ===========================================================================

     Shareholders' equity decreased $426 or 2% from $17,917 at December 31, 1998 to $17,491 at December 31, 1999. The decrease is attributable to a decrease of $1,997 in the unrealized gain on available-for-sale securities, net of tax, offset by an increase in retained earnings of $1,564.

     Set forth below is certain financial information relating to the Company's dividend history for the past five fiscal years (as adjusted to reflect the 5-for-1 stock split in the form of a stock dividend paid in July 1995).

                                                                                                        YEAR ENDED DECEMBER 31,
     --------------------------------------------------------------------------------------------------------------------------
                                                              1999          1998          1997          1996          1995

       Net income per share                                   $2.50        $(2.06)       $ 2.44        $ 2.06        $ 2.56
       Dividends paid per common share                        $0.15        $ 0.51        $ 0.60        $ 0.60        $ 0.60
       Ratio of dividends to net income                        5.98%          N/A         24.59%        29.13%        23.44%
     ==========================================================================================================================


     ===========================================================================
     Shareholder's Equity and Other Matters

     The payment of dividends by the Company depends largely upon the ability of the Bank to declare and pay dividends to the Company, as the principal source of the Company's revenue is dividends paid by the Bank. Future dividends will depend primarily upon the Bank's earnings, financial condition, and need for funds, as well as governmental policies and regulations applicable to the Company and the Bank. Refer to Note 9 to the consolidated financial statements for additional information related to the Company's dividend paying authority.

     The Company and the Bank are subject to certain regulatory capital requirements. Management believes, as of December 31, 1999, that the Company and the Bank meet all the capital adequacy requirements to which they are subject. As of December 31, 1999, the most recent notification from the Office of the Comptroller of Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. Refer to Note 10 to the consolidated financial statements for additional related to regulatory capital requirements.

     Effect of Inflation - The consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and results of operations in terms of historical dollars (except investment securities) without considering the relative purchasing power of money over time because of inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not

IBW Financial Corporation

     ===========================================================================
     Shareholders' Equity and Other Matters (Cont.)

     necessarily move in the same direction or in the same magnitude as the price of goods and services. In the current interest rate environment, liquidity, maturity structure, and quality of the Company's assets and liabilities are critical to the maintenance of acceptable performance levels.

     Year 2000 Issue - During 1999, management completed the process of preparing for the Year 2000 date change. This process involved identifying and remediating date recognition problems in computer systems, software and other operating equipment, working with third parties to address their Year 2000 issues, and developing contingency plans to address potential risks in the event of Year 2000 failures. To date, the Company has successfully managed the transition.

     Although considered unlikely, unanticipated problems in core business processes, including problems associated with non-complaint third parties and disruptions to the economy in general, could still occur despite efforts to date to remediate affected systems and develop contingency plans. Management will continue to monitor all business processes, including interaction with the Company customers, vendors and other third parties, throughout 2000 to address any issues and ensure all processes continue to function properly.

     Through 1999, the cost of the Year 2000 project totaled $450 and included $80 in capitalized costs incurred to replace non-compliant hardware and software and $110 in costs primarily related to internal and external personnel who worked on the project.

     Formal Agreement with the OCC. On August 25, 1998, the Bank entered into a Formal Agreement (the "Agreement") with the Office of the Comptroller of the Currency (the "OCC"). The Agreement requires the Bank to undertake certain actions within designated timeframes from the date the agreement was entered into, and to operate in compliance with the provisions thereof during its term.

     Among the actions required by the Agreement are the following: (i) Within thirty days, the Bank shall employ an independent management consultant to perform a study of the Bank's management structure and staffing requirements, including a report identifying staffing requirements, job descriptions and evaluations for senior officers, and evaluating organizational structure. The Board of Directors (the "Board") is required to adopt within thirty days of the receipt of the report, a plan to eliminate any deficiencies in management, staffing, or supervision of management; (ii) The Board is required to take steps to obtain current and satisfactory credit information on loans without such information, and to insure that proper collateral documentation is maintained. Management may not grant, renew, alter, restructure or extend a loan without proper documentation and analysis of credit, purpose and anticipated source of repayment. In absence of such information, such loans my be made only upon certification of a majority of the Board why obtaining such information would be detrimental to the best interest of the Bank; (iii) Within thirty days the Board shall adopt a written program to eliminate the basis of criticism for assets rated "doubtful", "substandard" or "other assets especially mentioned;" (iv) Within thirty days the Board shall establish a loan review system to assure timely identification and categorization of problem credits and implement a process to insure the loan review function is independent; (v) Within sixty days the Board shall review and revise the Bank's loan policy based upon the guidance on Loan Portfolio Management in the Comptroller's Manual for National Bank Examiners. Within thirty days thereafter, the Board shall develop a process to ensure accountability for lending personnel; (vi) The Board shall notify the Assistant Deputy Comptroller before all loan sales; (vii) Within sixty days, the Board shall develop a written program to improve and strengthen collection efforts;
     (viii) Within ninety days the Board shall develop a profit plan to improve and sustain the Bank's earnings; (ix) Within 120 days, the Board shall adopt and implement a strategic plan for the Bank covering at least three years, including objectives for earnings performance, balance sheet mix, off-balance sheet activities, liability structure, capital adequacy, reduction in the volume of non-performing assets, product line development and market segments intended to be developed, together with strategies to achieve those objectives; (x) The Board shall take all steps necessary to correct any violation of law, rule or regulation cited in any report of examination; (xi) Within thirty days the Bank shall submit a revised written project plan with respect to Year 2000 compliance of the Bank's information and environmental systems, including a testing plan and, within sixty days, a remediation contingency plan in the event any systems is not compliant by the date set forth in the plan.

     Compliance with the Agreement is to be monitored by a committee (the "Committee") of a least three directors, none of whom is an employee of the Bank or a family member of an employee. The Committee, presently composed of four directors, is required to submit written progress reports on a monthly basis. The Agreement requires the Bank to make periodic reports and filings with the OCC.

     As of February 29, 2000, the Bank has submitted to the OCC all of the written plans, policies, and other information required by the Agreement, and all revisions requested by the OCC, although certain submissions were made outside of the time limits required by the Agreement.

     There can be no assurance that its regulators will deem the Bank to be compliant under the Agreement, or that they will not require additional compliance efforts. Failure to comply with the provisions of the Formal Agreement could subject the Bank and its directors to additional enforcement actions, including but not limited to a cease and desist order, a safety and soundness order or civil money penalties. If the directors of the bank become subject to civil money penalties or other actions, the Company or the Bank may be obligated to indemnify such directors.

     The Agreement does not contain any capital directive or other requirement that the Bank increase its capital, or maintain a minimum level of capital in excess of generally applicable capital requirements.

28